Exhibit 10.2

SECOND LIEN CREDIT AGREEMENT

dated as of February 9, 2015,

among

GLOBAL GEOPHYSICAL SERVICES, LLC,
as Holdings,

GLOBAL GEOPHYSICAL SERVICES, INC.
as Borrower,

THE GUARANTORS PARTY HERETO,
as Guarantors,

THE LENDERS PARTY HERETO,

and

WILMINGTON TRUST, NATIONAL ASSOCIATION,
as Administrative Agent and Collateral Agent

TABLE OF CONTENTS

SCHEDULES

Schedule 1.01(a)	Competitors
Schedule 1.01(b)	Guarantors
Schedule 1.01(c)	Implemented Compliance Enhancements
Schedule 2.01	Loans and Commitments
Schedule 3.04(c)	Forecasts
Schedule 3.06(a)	Ownership; No Claims
Schedule 3.06(b)	Seismic Data Library
Schedule 3.06(c)	Proprietary Software
Schedule 3.06(d)	Licensed Software
Schedule 3.07(c)	Organizational Chart
Schedule 3.08	Litigation; Compliance with Laws
Schedule 3.09	Material Agreements
Schedule 3.18	Environmental Matters
Schedule 5.15(d)	Concessions
Schedule 5.17	Post-Closing Matters
Schedule 6.01(h)	Existing Indebtedness
Schedule 6.02(m)	Existing Liens
Schedule 6.04(f)	Existing Investments
Schedule 6.08(c)	Existing Affiliate Transactions

EXHIBITS

Exhibit A	[Reserved]
Exhibit B	Form of Assignment and Assumption
Exhibit C	[Reserved]
Exhibit D	Form of Compliance Certificate
Exhibit E	Form of Intercompany Note
Exhibit F	Form of Intercreditor Agreement
Exhibit G	Form of Joinder Agreement
Exhibit H	Form of Term Note
Exhibit I	Form of Security Agreement
Exhibit J	Form of Solvency Certificate
Exhibit K	Form of Pledge Agreement
Exhibit L	Forms of Non-Bank Tax Certificates

SECOND LIEN CREDIT AGREEMENT

This SECOND LIEN CREDIT AGREEMENT dated as of February 9, 2015, among GLOBAL GEOPHYSICAL SERVICES, LLC, a Delaware limited liability company (“Holdings”), GLOBAL GEOPHYSICAL SERVICES, INC., a Delaware corporation (“Borrower”), the GUARANTORS as defined herein, the LENDERS from time to time party hereto and Wilmington Trust, National Association (“Wilmington”), as administrative agent (in such capacity, “Administrative Agent”) for the Lenders and as collateral agent (in such capacity, “Collateral Agent”) for the Secured Parties.

WITNESSETH:

WHEREAS, on March 25, 2014, Borrower and each of its then-existing Domestic Subsidiaries, as debtors and debtors-in-possession (the “Debtors”), commenced voluntary cases under chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the Southern District of Texas (the “Bankruptcy Court”), which cases are being jointly administered (the “Cases”);

WHEREAS, the Joint Plan of Reorganization of the Debtors (the “Plan of Reorganization”, as hereinafter further defined) has been confirmed pursuant to the Confirmation Order (as defined below), and concurrently with the making of the initial loans hereunder, the effective date with respect to such Plan of Reorganization has occurred;

WHEREAS, Borrower has requested, and the Lenders have agreed to make available to Borrower, a term loan upon and subject to the terms and conditions set forth in this Agreement to (a) consummate the Plan of Reorganization in accordance with the terms of the Plan of Reorganization, (b) fund certain fees and expenses associated with the funding of the Loans and consummation of the Plan of Reorganization, (c) satisfy the obligations under the Predecessor Credit Agreement and (d) provide for working capital and other general corporate purposes of Borrower (subject, in each case, to the limitations set forth herein);

WHEREAS, Borrower desires to secure all of its Obligations under the Loan Documents by granting to the Collateral Agent, for the benefit of the Secured Parties, a security interest in and lien upon substantially all of its personal and real property (subject to the limitations set forth herein and in the Security Documents);

WHEREAS, Holdings owns all of the Equity Interests of Borrower, is willing to guaranty all of the Obligations and to pledge to the Collateral Agent, for the benefit of the Secured Parties, all of the Equity Interests of Borrower and substantially all of its other personal and real property to secure the Obligations (subject to the limitations set forth herein and in the Security Documents);

WHEREAS, subject to the terms hereof, each Guarantor is willing to guarantee all of the Obligations of Borrower and to grant to the Collateral Agent, for the benefit of the Secured Parties, a security interest in and lien upon substantially all of its personal and real property;

NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained herein, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01 Defined Terms.  As used in this Agreement, the following terms shall have the meanings specified below:

“Administrative Agent” shall have the meaning assigned to such term in the preamble hereto and includes each other person appointed as the successor pursuant to Article IX.

“Administrative Agent Fees” shall have the meaning assigned to such term in Section 2.05(b).

“Administrative Questionnaire” shall mean an Administrative Questionnaire in form and substance acceptable to the Administrative Agent.

“Affiliate” shall mean, when used with respect to a specified person, another person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the person specified; provided, however, that, for purposes of Section 6.08, the term “Affiliate” shall also include (a) any person that directly or indirectly owns more than 10% of any class of Equity Interests of the person specified or (b) any person that is an executive officer or director of the person specified; provided further that notwithstanding the foregoing, none of the Permitted Holders shall be Affiliates of any of the Companies for purposes of this Agreement or any other Loan Document.

“Agents” shall mean the Administrative Agent and the Collateral Agent; and “Agent” shall mean any of them.

“Agreement” shall mean this Second Lien Credit Agreement dated as of February 9, 2015.

“Anti-Corruption Laws” shall mean all laws, rules and regulations of any jurisdiction applicable to Holdings and its Subsidiaries from time to time concerning or relating to bribery or corruption.

“Anti-Terrorism Laws” shall have the meaning assigned to such term in Section 3.20.

“Applicable Margin” shall mean a percentage per annum equal to 15.5% per annum.

“Approved Fund” shall mean any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Asset Sale” shall mean (a) any conveyance, sale, lease, sublease, assignment, transfer or other disposition in one transaction or a series of transactions  (including by way of merger or consolidation and including any Sale and Leaseback Transaction) of any property (including Capital Stock), excluding sales of inventory, non-exclusive licenses of Multi-Client Data, Brazilian Multi-Client Data and other Intellectual Property, assignments and dispositions of cash and Cash Equivalents, dispositions of accounts receivable in connection with the compromise, settlement or collection thereof, in each case (other than in the case of cash and Cash Equivalents and dispositions constituting Casualty Events), in each case in the ordinary course of business and consistent with past practice, by, or at the direction of, Holdings or any of its Subsidiaries and (b) any issuance or sale of any Equity Interests of any Subsidiary of Holdings, in each case referred to in clauses (a) and (b), to any person other than (i) Borrower, (ii) any Guarantor or (iii) other than for purposes of Section 6.06, any other Subsidiary.  For purposes of clarification, “Asset Sale” shall include (a) the sale or other disposition for value of any contracts and (b) any sale of merchant accounts (or any rights thereto (including, without limitation, any rights to any residual payment stream with respect thereto)) by any Loan Party, but shall exclude the early termination or modification of any contract resulting in the receipt by any Loan Party of a cash payment or other consideration in exchange for such event.

“Assignment and Assumption” shall mean an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.04(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit B, or any other form approved by the Administrative Agent.

“Attributable Indebtedness” shall mean, when used with respect to any Sale and Leaseback Transaction, as at the time of determination, the present value (discounted at the rate of interest implicit in such transaction) of the total obligations of the lessee for rental payments during the remaining term of the lease included in any such Sale and Leaseback Transaction; provided, however, if such Sale and Leaseback Transaction results in a Capital Lease Obligation, the amount of Attributable Indebtedness represented thereby shall be determined in accordance with the definition of Capital Lease Obligation and shall not constitute Attributable Indebtedness.

“Available Cash” shall mean, as of any date of determination, the amount of unrestricted cash (excluding, for the avoidance of doubt, Cash Equivalents) of Holdings and its Subsidiaries that (a) is in Deposit Accounts, which are subject to Control Agreements and are maintained by a branch office of a bank intermediary or depository institution located within the United States and (b) is shown or reported by such bank intermediary or depository institution as available for withdrawal by Holdings or its Domestic Subsidiaries; provided, however, that any cash held by Holdings and its Subsidiaries pending reinvestment pursuant to Section 2.10(f) or Section 2.10(i) shall not constitute “Available Cash”.

“Backstop Agreement” shall mean the Second Amended and Restated Backstop Conversion Commitment Agreement, dated as of October 31, 2014, among the Borrower, certain subsidiaries of the Borrower, and the investors party thereto.

“Bankruptcy Code” shall have the meaning assigned to such term in the recitals hereto.

“Bankruptcy Court” shall have the meaning assigned to such term in the recitals hereto.

“Board” shall mean the Board of Governors of the Federal Reserve System of the United States.

“Board of Directors” shall mean, with respect to any person, (a) in the case of any corporation, the board of directors of such person, (b) in the case of any limited liability company, the board of managers of such person, the requisite managers or members required under the Organizational Documents of such person or in the event of a sole member-managed limited liability company, the Board of Directors of such sole member, (c) in the case of any partnership, the Board of Directors of the general partner of such person and (d) in any other case, the functional equivalent of the foregoing.

“Borrower” shall have the meaning assigned to such term in the preamble hereto.

“Borrower Registered Intellectual Property” shall have the meaning assigned to such term in Section 3.06(a).

“Borrowing” shall mean Loans made on the same date.

“Brazilian Multi-Client Data” shall mean any rights (including ownership or licensing) to seismic data surveys in Brazil and related data collected, compiled, derived, analyzed or acquired by or on behalf of Borrower or any of its Subsidiaries for its multi-client seismic data library or otherwise incorporated or included in such data library whether now existing or hereafter acquired or created.

“Business Day” shall mean any day other than a Saturday, Sunday or other day on which banks in New York City, Houston, Texas or Wilmington, Delaware are authorized or required by law to close.

“Capital Assets” shall mean, with respect to any person, all equipment, fixed assets and Real Property or improvements of such assets by such person, or replacements or substitutions therefor or additions thereto, that, in accordance with GAAP, have been or should be reflected as additions to property, plant or equipment on the balance sheet of such person.

“Capital Expenditures” shall mean, for any period, without duplication, all expenditures made directly or indirectly by Holdings and its Subsidiaries during such period for Capital Assets (whether paid in cash or other consideration, financed by the incurrence of Indebtedness or accrued as a liability), including, without limitation, all expenditures of Holdings and its Subsidiaries during such period to purchase or acquire multi-client seismic data from a third party, but excluding expenditures made in connection with the replacement, substitution or restoration of property pursuant to Section 2.10 and excluding Multi-Client Development Costs.  For purposes of this definition, the purchase price of equipment or other fixed assets that are purchased simultaneously with the trade-in of existing assets or with insurance proceeds shall be included in Capital Expenditures only to the extent of the gross amount by which such purchase price exceeds the credit granted by the seller of such assets for the assets being traded in at such time or the amount of such insurance proceeds, as the case may be.

“Capital Lease Obligations” of any person shall mean the obligations of such person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Cases” shall have the meaning assigned to such term in the recitals hereto.

“Cash Equivalents” shall mean:

(a)  readily marketable obligations issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof in each case with maturities not more than one year from the date of acquisition thereof;

(b)  time deposits (including eurodollar time deposits) with, or certificates of deposit or bankers’ acceptances of, any commercial bank that (i) is organized under the laws of the United States of America, any state thereof or the District of Columbia or is the principal banking subsidiary of a bank holding company organized under the laws of the United States of America, any state thereof or the District of Columbia, and is a member of the Federal Reserve System, (ii) issues (or the parent of which issues) commercial paper (including without limitation promissory notes or other borrowings) rated at least “Prime-l” (or the then equivalent grade) by Moody’s or at least “A-1” (or the then equivalent grade) by S&P, as of the date of acquisition and (iii) has combined capital and surplus of at least $500,000,000, in each case with maturities of not more than one year from the date of acquisition thereof;

(c)  commercial paper issued by any person organized under the laws of any state of the United States of America and rated at least “Prime-1” (or the then equivalent grade) by Moody’s or at least “A-1” (or the then equivalent grade) by S&P as of the date of acquisition, in each case with maturities of not more than one year from the date of acquisition thereof;

(d)  repurchase obligations of any commercial bank (or any Affiliate thereof) satisfying the requirements of clause (c) above, having a term of not more than 30 days;

(e)  securities issued or fully guaranteed by any state, commonwealth or territory of the United States of America or by any political subdivision (including any municipality) or taxing authority of any such state, commonwealth or territory, the securities of which state, commonwealth, territory, political subdivision or taxing authority (as the case may be) are rated at least “A” (or A-1, SP1 or other then equivalent grade) by S&P or at least “A1” (or “Prime-1” or MIG-1 or other then equivalent grade) by Moody’s as of the date of acquisition and, in each case, with a maturity of not more than one year from the date of acquisition thereof;

(f)  securities and loans with maturities of one year or less from the date of acquisition issued by, or backed by a standby letter of credit issued by, any commercial bank satisfying the requirements of clause (c) above;

(g)  shares in money market investment programs registered under the Investment Company Act of 1940 substantially all of whose assets are comprised of securities of the types

(h)  described in clauses (a) through (e) above and which are administered by financial institutions that have the highest rating obtainable from either Moody’s or S&P; and

(i)  investments by a Foreign Subsidiary of comparable tenure and credit quality to those described in the foregoing clauses (a) through (g), customarily utilized by entities similarly situated and of similar size to such Foreign Subsidiary organized under the laws of the jurisdiction of such Foreign Subsidiary for short-term cash management purposes to the extent reasonably required in connection with any business conducted by such Foreign Subsidiary in such jurisdiction.

“Cash Interest Expense” shall mean, for any period, Consolidated Interest Expense for such period, less without duplication (a) interest on any debt paid by the increase in the principal amount of such debt including by accretion and issuance of additional debt of such kind, (b) to the extent included in the determination of Consolidated Interest Expense for such period, non-cash amounts attributable to amortization of financing costs paid in a previous period, (c) to the extent included in the determination of Consolidated Interest Expense, non-cash amounts attributable to amortization of debt discounts (including, without limitation, the amortization of any debt discounts recognized under ASC 470 in respect of convertible debt instruments that may be settled in cash upon conversion), and (d) any other non-cash amounts included in the determination of Consolidated Interest Expense for such period (but only to the extent that such amount is not required to be paid in cash in any subsequent period).

“Casualty Event” shall mean any involuntary loss of title, any involuntary loss of, damage to or any destruction of, or any condemnation or other taking (including by any Governmental Authority) of, any property of Holdings or any of its Subsidiaries.

“CERCLA” shall mean the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, 42 U.S.C. § 9601 et seq., and all implementing regulations.

A “Change in Control” shall be deemed to have occurred if:

(a)  at any time a “change of control” (or similar event) occurs under any Material Indebtedness; or

(b)  the Permitted Holders together directly or indirectly fail to own legally and/or beneficially or to have the power to vote or direct the voting of more than 35% of the issued and outstanding Equity Interests of Holdings, whether voting or non-voting; or

(c)  the Permitted Holders together directly or indirectly fail to possess the right to elect a majority of the Board of Directors of Holdings; or

(d)  Holdings fails to directly own 100% of the combined voting power of all Voting Stock and the economic interests of Borrower.

“Change in Law” shall mean the occurrence, after the Closing Date, of any of the following: (a) the adoption or taking into effect of any law, treaty, or governmental order, policy, rule or regulation, (b) any change in any law, treaty, order, policy, rule or regulation or in the administration, interpretation or application thereof by any Governmental Authority, or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Charges” shall have the meaning assigned to such term in Section 10.14.

“Closing Date” shall mean February 9, 2015.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” shall mean, collectively, all of the Security Agreement Collateral, the Pledge Agreement Collateral, the Mortgaged Property and all other property of whatever kind and nature subject or purported to be subject from time to time to a Lien under any Security Document and all proceeds and products thereof.

“Collateral Agent” shall have the meaning assigned to such term in the preamble hereto and includes each other person appointed as the successor pursuant to Article IX.

“Collateral and Guarantee Requirement” shall mean, at any time, the requirement that:

(a)  the Agents shall have received:

(i)  from Holdings and each Designated Subsidiary, either (A) a counterpart to this Agreement duly executed and delivered on behalf of such Person or (B) in the case of any Person that becomes a Designated Subsidiary after the Closing Date, a Joinder Agreement or such comparable documentation to become a Guarantor in form and substance satisfactory to the Required Lenders, in either case, duly executed and delivered on behalf of such Person;

(ii)  from each Designated Subsidiary that is a Domestic Subsidiary and each Designated Non-Domestic Loan Party, (A) either (1) counterparts of the Security Agreement and the Pledge Agreement duly executed and delivered on behalf of such Person or (2) in the case of a Person that becomes a Designated Subsidiary that is a Domestic Subsidiary or a Designated Non-Domestic Loan Party after the Closing Date, supplements to the Security Agreement and the Pledge Agreement in the form specified therein or in form and substance satisfactory to the Required Lenders, in each case, duly executed and delivered on behalf of such Person and (B) Control Agreements duly executed and delivered by such Person to the extent required by the Security Documents;

(iii)  from Holdings and each Designated Subsidiary that owns Equity Interests in a Subsidiary organized under the laws of Canada or the Cayman Islands, one or more pledge agreements governed by the laws of Canada or the Cayman Islands, as applicable,  in form and substance acceptable to the Required Lenders, necessary or advisable in the opinion of the Required Lenders to secure the Secured Obligations and grant a lien on, and pledge, 100% of such Equity Interests;

(iv)  from each Designated Subsidiary that is a Foreign Subsidiary, one or more Security Documents (including, Control Agreements or comparable documentation under the laws of the jurisdiction of organization of such Person), in form and substance acceptable to the Required Lenders, necessary or advisable in the opinion of the Required Lenders to secure the Guaranteed Obligations and grant a Lien on the assets of such Person that constitute Collateral in which a security interest may be obtained under the laws of the jurisdiction of organization of such Person, in each case, duly executed and delivered on behalf of such Person;

(v)  from Holdings and each Subsidiary (other than Global Geophysical Services Arabia, Ltd.), a copy of either (A) a counterpart of the Intercompany Note duly executed and delivered by such Person or (B) in the case of any Person that becomes a Subsidiary after the Closing Date, a supplement to the Intercompany Note, in the form specified therein or in form and substance satisfactory to the Required Lenders, in each case, duly executed and delivered on behalf of such Person;

(b)  subject to the requirements set forth in the Security Documents (i) unless such Equity Interests are uncertificated, all certificates representing all of the Equity Interests in any Subsidiary owned by or on behalf of any Loan Party shall have been pledged to the Collateral Agent and such certificates, together with undated stock powers or other appropriate instruments of transfer duly executed and delivered in blank by a duly authorized officer of the holder(s) of such Equity Interests, shall have been delivered to the Collateral Agent (or to the First Lien Collateral Agent as bailee for the Collateral Agent pursuant to the Intercreditor Agreement) and (ii) all physical intercompany notes owing from a Loan Party to another Loan Party, together with instruments of transfer duly executed and delivered in blank by an authorized officer of such Loan Party, shall have been delivered to the Collateral Agent (in each case, subject to the Intercreditor Agreement, and other than certificates and physical intercompany notes that are delivered to the collateral agent under the First Lien Loan Documents);

(c)  all documents and instruments, including Uniform Commercial Code financing statements, required by applicable law or requested by the Required Lenders to be filed, registered or recorded to create the Liens intended to be created by the Security Documents and perfect such Liens to the extent required by, and with the priority required by, the Security Documents, shall have been filed, registered or recorded; and

(d)  each Loan Party shall have obtained all consents and approvals required by it in connection with the execution and delivery of all Security Documents to which it is a party, the performance of its obligations thereunder and the granting of it of the Liens thereunder.

“Colombian Bankruptcy Proceeding” shall have the meaning assigned to such term in Section 3.26.

“Commitment” shall mean, with respect to each Lender, the commitment of such Lender to make a Loan hereunder on the Closing Date.

“Communications” shall have the meaning assigned to such term in Section 10.01(d).

“Commodity Exchange Act” shall mean the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Companies” shall mean Holdings and its Subsidiaries; and “Company” shall mean any one of them.

“Competitor” shall mean any Person designated by Borrower as a “Competitor” on Schedule 1.01(a).

“Compliance Certificate” shall mean a certificate of a Financial Officer substantially in the form of Exhibit D.

“Confidential Information Memorandum” shall mean that certain confidential information memorandum dated as of October 2014.

“Confirmation Order” shall mean the order confirming the Loan Parties’ Plan of Reorganization in form, scope and substance satisfactory to the Required Lenders and shall include, without limitation, such provisions with respect to the Loan Documents as are reasonably satisfactory to the Lenders and, providing, among other things, (a) that Borrower and the Loan Parties shall be authorized to (i) enter into the Loan Documents, (ii) grant the Liens and security interests and incur or guarantee the Obligations under the Loan Documents, (iii) issue, execute and deliver all documents, agreements and instruments necessary or appropriate to implement and effectuate all obligations under the Loan Documents and to take all other actions necessary to implement and effectuate Borrowings under the Loan Documents and (iv) release and terminate all UCC filings made against Holdings and its Subsidiaries prior to the date of the Confirmation Order and (b) that the Debtors are released from all liability relating to all prior conduct relating to internal compliance with OFAC, anti-terrorism laws and anti-corruption laws to the fullest extent permitted by applicable law.  Except as consented to by the Lenders (with such consent not to be unreasonably withheld or delayed), the Bankruptcy Court’s retention of jurisdiction under the Confirmation Order shall not govern the enforcement of the Loan Documents or any rights or remedies related thereto.

“Consolidated Amortization Expense” shall mean, for any period, the amortization expense of Holdings and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.

“Consolidated Cash EBITDA” shall mean, for any period, Consolidated Net Income for such period, adjusted by (x) adding thereto, in each case only to the extent (and in the same proportion) deducted in determining such Consolidated Net Income and without duplication:

(a)  Consolidated Interest Expense for such period,

(b)  Consolidated Amortization Expense for such period,

(c)  Consolidated Depreciation Expense for such period,

(d)  Consolidated Tax Expense for such period,

(e)  the aggregate amount of all other non-cash charges reducing Consolidated Net Income (excluding any non-cash charge that results in an accrual of a reserve for cash charges in any future period or amortization of a prepaid cash item that was paid in a prior period and excluding any write-down of a right to receive a payment or other consideration) for such period, and

(y)   subtracting therefrom, without duplication:

(a)  the aggregate amount of all non-cash items increasing Consolidated Net Income (other than the accrual of revenue or recording of receivables in the ordinary course of business) for such period,

(b)  interest income,

(c)  other income, and

(d)  Multi-Client Data Development Costs.

“Consolidated Current Assets” shall mean, as at any date of determination, the total assets of Holdings and its Subsidiaries which may properly be classified as current assets (other than assets held for sale) on a consolidated balance sheet of Holdings and its Subsidiaries in accordance with GAAP, excluding cash and Cash Equivalents.

“Consolidated Current Liabilities” shall mean, as at any date of determination, the total liabilities of Holdings and its Subsidiaries which may properly be classified as current liabilities (other than the current portion of any long-term Indebtedness and liabilities held for sale) on a consolidated balance sheet of Holdings and its Subsidiaries in accordance with GAAP.

“Consolidated Depreciation Expense” shall mean, for any period, the depreciation expense of Holdings and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.

“Consolidated Interest Expense” shall mean, for any period, the total consolidated interest expense of Holdings and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP plus, without duplication:

(a)  imputed interest on Capital Lease Obligations and Attributable Indebtedness of Holdings and its Subsidiaries for such period;

(b)  commissions, discounts and other fees and charges owed by Holdings or any of its Subsidiaries with respect to letters of credit securing financial obligations, bankers’ acceptance financing and receivables financings for such period; and

(c)  the interest portion of any deferred payment obligations of Holdings or any of its Subsidiaries for such period;

provided that Consolidated Interest Expense shall be calculated after giving effect to Hedging Agreements related to interest rates (including associated costs), but excluding unrealized gains and losses with respect to Hedging Agreements related to interest rates.

“Consolidated Liquidity” shall mean, for any period, an amount determined for Holdings and its Subsidiaries on a consolidated basis equal to (a) Available Cash plus (b) the amount Borrower is entitled at such time to borrow as Revolving Loans under Section 2.01(b) of the First Lien Credit Agreement (after giving effect to all outstanding Revolving Loans); provided that the amount counted pursuant to this clause (b) shall not exceed $5,750,000.

“Consolidated Net Income” shall mean, for any period, the consolidated net income (or loss) of Holdings and its Subsidiaries determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded from such net income (to the extent otherwise included therein), without duplication:

(a)  the net income of any person (other than a Subsidiary of Holdings) in which any person other than Holdings and its Subsidiaries has an ownership interest, except to the extent that cash in an amount equal to any such income has actually been received by Holdings or (subject to clause (b) below) any of its Subsidiaries during such period;

(b)  the net income of any Subsidiary of Holdings during such period to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary of that income is not permitted by operation of the terms of its Organizational Documents or any agreement, instrument or Requirement of Law applicable to that Subsidiary during such period, except that Holdings’ equity in net loss of any such Subsidiary for such period shall be included in determining Consolidated Net Income;

(c)  any gain (or loss), together with any related provisions for taxes on any such gain (or the tax effect of any such loss), realized during such period by Holdings or any of its Subsidiaries upon any Asset Sale (other than any dispositions in the ordinary course of business) by Holdings or any of its Subsidiaries or returned surplus assets of any Plan;

(d)  gains and losses due solely to fluctuations in currency values and the related tax effects determined in accordance with GAAP for such period;

(e)  earnings resulting from any reappraisal, revaluation or write-up of assets;

(f)  unrealized gains and losses with respect to Hedging Obligations for such period;

(g)  any net after-tax extraordinary or nonrecurring gains or losses (less all fees and expenses related thereto); and

(h)  any after tax effect of income (or loss) from discontinued operations and any net after tax gains or losses on disposal of disposed, abandoned or discontinued operations.

“Consolidated Tax Expense” shall mean, for any period, the tax expense of Holdings and its Subsidiaries, for such period, determined on a consolidated basis in accordance with GAAP.

“Contingent Obligation” shall mean, as to any person, any obligation, agreement, understanding or arrangement of such person guaranteeing or intended to guarantee any Indebtedness, leases, dividends or other obligations (“primary obligations”) of any other person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of such person, whether or not contingent, (a) to purchase any such primary obligation or any property constituting direct or indirect security therefor; (b) to advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor; (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation; (d) with respect to bankers’ acceptances, letters of credit and similar credit arrangements, until a reimbursement obligation arises (which reimbursement obligation shall constitute Indebtedness); or (e) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof; provided, however, that the term “Contingent Obligation” shall not include endorsements of instruments for deposit or collection in the ordinary course of business, typical contractual indemnities provided in the ordinary course of business or any product warranties.  The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made (or, if less, the maximum amount of such primary obligation for which such person may be liable, whether singly or jointly, pursuant to the terms of the instrument evidencing such Contingent Obligation) or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such person is required to perform thereunder) as determined by such person in good faith.

“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of voting securities, by contract or otherwise, and the terms “Controlling” and “Controlled” shall have meanings correlative thereto.

“Control Agreement” shall mean, with respect to a Deposit Account, a control agreement or other similar agreement with the Collateral Agent and a Grantor (as defined in the Security Agreement), in form and substance reasonably satisfactory to the Collateral Agent at the direction of the Required Lenders, in order to give the Collateral Agent “control” (within the meaning set forth in Section 9-104) of the UCC) of such account.

“Credit Extension” shall mean the making of a Loan by a Lender.

“Debt Issuance” shall mean the incurrence by Holdings or any of its Subsidiaries of any Indebtedness after the Closing Date (other than as permitted by Section 6.01).

“Debtors” shall have the meaning assigned to such term in the preamble hereto.

“Debtor Relief Laws” shall mean the Bankruptcy Code and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” shall mean any event, occurrence or condition which is, or upon notice, lapse of time or both would constitute, an Event of Default.

“Default Rate” shall have the meaning assigned to such term in Section 2.06(b).

“Defaulting Lender” shall mean, subject to Section 2.15(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two (2) Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent or any Lender any other amount required to be paid by it hereunder within two (2) Business Days of the date when due, (b) has notified Borrower and the Administrative Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three (3) Business Days after written request by the Administrative Agent or Borrower, to confirm in writing to the Administrative Agent and Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.  The Administrative Agent shall not be deemed to have knowledge of any event or circumstance that would make a Lender a Defaulting Lender, other than pursuant to clause (a)(i) above, unless and until the Administrative Agent has received written notice of such event or circumstance.  Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.15(b)) upon delivery of written notice of such determination to Borrower and each Lender.

“Designated Non-Domestic Loan Party” shall mean each Designated Subsidiary that is not a Domestic Subsidiary that (a) directly owns any Equity Interests of a Person that is organized or existing under the laws of the United States, any state thereof or the District of Columbia or (b) otherwise directly owns any asset (including any right arising under any agreement) where, based on the applicable law of the United States, any state thereof or the District of Columbia or of the jurisdiction of organization of such Person, the creation or perfection of a security interest in such Person’s right, title or interest in, to or under such asset is to be determined under the law of the United States, any state thereof or the District of Columbia.

“Designated Subsidiary” shall mean (a) any Domestic Subsidiary, (b) any Subsidiary organized under the laws of the Cayman Islands and (c) any Subsidiary organized under the laws of Canada.

“DIP Agent” shall mean Wilmington in its capacity as administrative agent for the lenders under the Predecessor Credit Agreement.

“DIP Loans” shall have the meaning assigned to such term in Section 2.01(a).

“Disqualified Capital Stock” shall mean any Equity Interest which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, (a) matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to 181 days after the Maturity Date, (b) is convertible into or exchangeable (unless at the sole option of the issuer thereof) for (i) debt securities or (ii) any Equity Interests which would otherwise constitute Disqualified Capital Stock pursuant to this definition, in each case at any time on or prior to 181 days after the Maturity Date, or (c) contains any repurchase obligation which may come into effect prior to payment in full of all Obligations; provided, however, that any Equity Interests that would not constitute Disqualified Capital Stock but for provisions thereof giving holders thereof (or the holders of any security into or for which such Equity Interests is convertible, exchangeable or exercisable) the right to require the issuer thereof to redeem such Equity Interests upon the occurrence of a change in control or an asset sale occurring prior to the 181st day after the Maturity Date shall not constitute Disqualified Capital Stock if the payment upon such redemption is contractually subordinated in right of payment to the Obligations.

“Dividend” with respect to any person shall mean that such person has declared or paid a dividend or returned any equity capital to the holders of its Equity Interests or authorized or made any other distribution, payment or delivery of property (other than Qualified Capital Stock of such person) or cash to the holders of its Equity Interests as such, or redeemed, retired, purchased or otherwise acquired, directly or indirectly, for consideration (other than Qualified Capital Stock of such person) any of its Equity Interests outstanding (or any options or warrants issued by such person with respect to its Equity Interests).  Without limiting the foregoing, “Dividends” with respect to any person shall also include all payments made or required to be made by such person with respect to any stock appreciation rights, equity incentive or achievement plans or any similar plans.

“dollars” or “$” shall mean lawful money of the United States.

“Domestic Subsidiary” shall mean any Subsidiary that is organized or existing under the laws of the United States, any state thereof or the District of Columbia.

“Eligible Assignee” shall mean (a) any Lender, (b) an Affiliate of any Lender, (c) an Approved Fund and (d) any other person approved by the Administrative Agent and Borrower (each such approval not to be unreasonably withheld or delayed, and Borrower shall be deemed to have so approved such person unless Borrower shall object thereto by written notice to the Administrative Agent within ten (10) days after Borrower having received notice thereof); provided that (i) no approval of Borrower shall be required during the continuance of an Event of Default and (ii) “Eligible Assignee” shall not include (1) Holdings or any of its Affiliates or Subsidiaries, (2) any natural person or (3) any Competitor or any of its Affiliates.

“Embargoed Person” shall have the meaning assigned to such term in Section 6.17.

“Environment” shall mean ambient air, indoor air, surface water and groundwater (including potable water, navigable water and wetlands), the land surface or subsurface strata, natural resources or as otherwise defined in any Environmental Law.

“Environmental Claim” shall mean any written claim, notice, or demand, or any order, action, suit, proceeding or other written communication alleging liability for or obligation with respect to any investigation, remediation, removal, cleanup, response, corrective action, damages to natural resources, personal injury, property damage, fines, penalties or other costs resulting from, related to or arising out of (a) the presence, Release or threatened Release in or into the Environment of Hazardous Material at any location or (b) any violation or alleged violation of any Environmental Law, and shall include any claim seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from, related to or arising out of the presence, Release or threatened Release of Hazardous Material or alleged injury or threat of injury to health, safety or the Environment.

“Environmental Law” shall mean any and all present and future treaties, laws, statutes, ordinances, regulations, rules, decrees, orders, judgments, consent orders, consent decrees, code or other binding requirements, and the common law, relating to protection of public health or the Environment, the Release or threatened Release of Hazardous Material, natural resources or natural resource damages, or occupational safety or health, and any and all Environmental Permits.

“Environmental Permit” shall mean any permit, license, approval, registration, notification, exemption, consent or other authorization required by or from a Governmental Authority under Environmental Law.

“Equity Interest” shall mean, with respect to any person, any and all shares, interests, participations or other equivalents, including membership interests (however designated, whether voting or nonvoting), of equity of such person, including, if such person is a partnership, partnership interests (whether general or limited) and any other interest or participation that confers on a person the right to receive a share of the profits and losses of, or distributions of property of, such partnership, whether outstanding on the Closing Date or issued after the Closing Date, but excluding debt securities convertible or exchangeable into such equity. Without limiting the foregoing, for purposes of Section 6.07, Equity Interests shall include stock appreciation rights, or rights with respect to equity incentive or achievement plans or any similar plans.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as the same may be amended from time to time.

“ERISA Affiliate” shall mean, with respect to any person, any trade or business (whether or not incorporated) that, together with such person, is treated as a single employer under Section 414 of the Code.

“ERISA Event” shall mean (a) any “reportable event,” as defined in Section 4043 of ERISA or the regulations issued thereunder, with respect to a Plan (other than an event for which the 30-day notice period is waived by regulation); (b) with respect to a Plan, the failure to satisfy the minimum funding standard of Section 412 of the Code and Section 302 of ERISA, whether or not waived; (c) the failure to timely make a required contribution with respect to any Plan or Multiemployer Plan; (d) the filing pursuant to Section 412(c) of the Code and Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan or any Multiemployer Plan; (e) a determination that a Plan is, or is reasonably expected to be, in “at-risk status” (as defined in Section 303(i)(4) of ERISA); (f) a determination that a Multiemployer Plan is, or is reasonably expected to be, in “endangered status” or in “critical status” (each as defined in Section 305(b) of ERISA); (g) the incurrence by any Company or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (h) the receipt by any Company or any of its ERISA Affiliates from the PBGC or a plan administrator of any notice relating to the intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan, or the occurrence of any event or condition which could reasonably be expected to constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Plan; (i) the incurrence by any Company or any of its ERISA Affiliates of any liability with respect to the withdrawal from any Plan or Multiemployer Plan; (j) the receipt by any Company or its ERISA Affiliates of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA; (k) the “substantial cessation of operations” within the meaning of Section 4062(e) of ERISA with respect to a Plan; (l) the making of any amendment to any Plan which could result in the imposition of a lien or the posting of a bond or other security; and (m) the occurrence of a nonexempt prohibited transaction (within the meaning of Section 4975 of the Code or Section 406 of ERISA) which could reasonably be expected to result in liability to any Company.

“Event of Default” shall have the meaning assigned to such term in Section 8.01.

“Excess Cash Flow” shall mean, for any Excess Cash Flow Period, Consolidated Cash EBITDA for such Excess Cash Flow Period, minus, without duplication:

(a)  Cash Interest Expense and payments to prepay, repay, redeem, purchase, defease or otherwise satisfy obligations (including conversion obligations) with respect to Indebtedness of Holdings and its Subsidiaries (except (i) such repayments of Borrowings of Revolving Loans or other borrowings under a revolving credit facility, but including such repayment to the extent there is an equivalent permanent reduction in the commitments related thereto, and (ii) to the extent such repayments are financed with the proceeds of the incurrence of Indebtedness that are not Revolving Loans or other borrowings under a revolving credit facility) to the extent actually made, for such Excess Cash Flow Period;

(b)  Capital Expenditures during such Excess Cash Flow Period that are permitted to be made hereunder and are paid in cash (other than Capital Expenditures to the extent financed with the proceeds of the incurrence of Indebtedness);

(c)  taxes of Holdings and its Subsidiaries (including any related interest and penalties) that were paid in cash during such Excess Cash Flow Period;

(d)  losses (other than any non-cash loss) excluded from the calculation of Consolidated Net Income by operation of clause (c) or (h) of the definition thereof that are incurred during such Excess Cash Flow Period;

(e)  cash payments, if any, added back to Consolidated Cash EBITDA pursuant to clause (e) of the definition thereof during such Excess Cash Flow Period; and

(f)  any premium paid in cash during such period in connection with the prepayment, repayment, redemption, purchase, defeasance or other satisfaction prior to scheduled maturity of Indebtedness permitted to be prepaid, repaid, redeemed, purchased, defeased or satisfied hereunder;

provided, that to the extent not already included in Consolidated Net Income, Excess Cash Flow shall include the receipt by Holdings or any Subsidiary of a cash payment or other consideration in connection with the early termination or modification of any contract;

provided further, that any amount deducted pursuant of any of the foregoing clauses that will be paid after the close of such Excess Cash Flow Period shall not be deducted again in a subsequent Excess Cash Flow Period;

plus, without duplication, income or gain excluded from the calculation of Consolidated Net Income by operation of clause (c) or (h) of the definition thereof that is realized in cash during such Excess Cash Flow Period.

“Excess Cash Flow Period” shall mean (a) with respect to prepayments to be made pursuant to Section 2.10(j) for the fiscal year ending December 31, 2015, the period commencing on the Closing Date and ending on December 31, 2015 and (b) the fiscal year of Holdings ending December 31, 2016 and each fiscal year of Holdings thereafter.

“Excluded Taxes” shall mean, with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder (each a “recipient” for purposes of this definition), (a) Taxes imposed on or measured by its net income (however denominated), franchise Taxes and branch profits Taxes, in each case imposed on it, by a jurisdiction (or any political subdivision thereof) as a result of the recipient being organized or having its principal office or, in the case of any Lender, its applicable lending office in such jurisdiction, (b) Taxes imposed as a result of a present or former connection between such recipient and the jurisdiction imposing such Tax (other than connections arising from such recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transactions pursuant to or enforced any Loan Document or sold or assigned any interest in any Loan or any Loan Document), (c) in the case of a Lender (other than an assignee pursuant to a request by any Loan Party under Section 2.14), with respect to any payment made by or on account of any obligation of any Loan Party, any U.S. federal withholding Tax imposed pursuant to a law in effect at the time such Lender becomes a party hereto (or designates a new lending office), except to the extent that such Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts with respect to such withholding Tax pursuant to Section 2.13(a), (d) Taxes resulting from a Lender’s failure to comply with Section 2.13(e) and (e) any U.S. federal withholding Tax imposed under FATCA.

“Executive Order” shall have the meaning assigned to such term in Section 3.20.

“Extraordinary Receipts” shall mean any cash received by Holdings or any of its Subsidiaries not in the ordinary course of business (and not consisting of Net Cash Proceeds described in clauses (a) through (c) of the definition thereof), including, without limitation, (a) foreign, United States, state or local tax refunds, (b) pension plan reversions, (c) judgments or proceeds of settlements in connection with any cause of action (including any settlement payments in connection with actual or threatened legal actions or assertions of breach of contract claims), excluding any such judgments or proceeds of settlements arising in connection with contracts providing for payments in the ordinary course of business, and (d) indemnity payments; provided, that Extraordinary Receipts shall exclude cash receipts from proceeds of insurance or indemnity payments to the extent such proceeds, awards or payments are received by Holdings or any of its Subsidiaries in respect of any claim by a third party that is not an Affiliate against Holdings or any of its Subsidiaries and actually applied by Holdings or any of its Subsidiaries to pay (or reimburse such third party that is not an Affiliate for its prior payment of) such claim and the reasonable and documented out-of-pocket expenses of such third party that is not an Affiliate with respect thereto.

“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the Closing Date, (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreement entered into pursuant to Section 1471(b)(1) of the Code, any intergovernmental agreement entered into in connection with the implementation of such sections of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to such intergovernmental agreement.

“Federal Funds Effective Rate” shall mean, for any day, the rate per annum (expressed, as a decimal, rounded upwards, if necessary, to the next higher 1/100 of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided, (i)

if such day is not a Business Day, the Federal Funds Effective Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (ii) if no such rate is so published on such next succeeding Business Day, the Federal Funds Effective Rate for such day shall be the average rate charged to Administrative Agent on such day on such transactions as determined by Administrative Agent.

“Fee Letter” means the letter agreement, dated as of February 9, 2015, between the Borrower and the Administrative Agent.

“Financial Officer” of any person shall mean the chief financial officer, principal accounting officer, treasurer or controller of such person.

“Financial Plan” shall have the meaning assigned to such term in Section 5.01(f).

“FIRREA” shall mean the Financial Institutions Reform, Recovery and Enforcement Act of 1989, as amended.

“First Lien Collateral Agent” shall mean Wilmington Savings Fund Society, FSB.

“First Lien Credit Agreement” shall mean the First Lien Credit Agreement, dated as of the Closing Date, by and among Borrower, Holdings, the other guarantors party thereto, the lenders party thereto and Wilmington Savings Fund Society, FSB, as administrative agent and collateral agent, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time in accordance with the Intercreditor Agreement.

“First Lien Loan Documents” shall mean the First Lien Credit Agreement and the other Loan Documents as defined in the First Lien Credit Agreement, all as amended, restated, supplemented or otherwise modified from time to time or refinanced or replaced in accordance with the Intercreditor Agreement.

“Foreign Lender” shall mean any Lender that is not, for U.S. federal income tax purposes, (a) an individual who is a citizen or resident of the United States, (b) a corporation, partnership or other entity treated as a corporation or partnership created or organized in or under the laws of the United States, or any state thereof or the District of Columbia, (c) an estate whose income is subject to U.S. federal income taxation regardless of its source or (d) a trust if a court within the United States is able to exercise primary supervision over the administration of such trust and one or more U.S. Persons have the authority to control all substantial decisions of such trust; provided that for purposes of the definition of Excluded Taxes, with respect to any payment made by or on account of any obligation of any Loan Party, a Foreign Lender shall include a partnership, or other entity treated as a partnership for U.S. federal income tax purposes, that is created or organized in or under the laws of the United States, or any political subdivision thereof, but only to the extent the beneficial owners for U.S. federal income tax purposes of such entity (including indirect partners if the direct partners are partnerships or other entities treated as partnerships for U.S. federal income tax purposes created or organized in or under the laws of the United States, or any political subdivision thereof) are treated as Foreign Lenders under subclauses (a) through (d) of the preceding clause.  For purposes of this definition, the United States of America, each state thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Plan” shall mean any employee benefit plan, program, policy, arrangement or agreement maintained or contributed to by any Company with respect to employees employed outside the United States.

“Foreign Subsidiary” shall mean any direct or indirect Subsidiary of Holdings which is not a Domestic Subsidiary.

“Free Excess Cash Flow” shall have the meaning assigned to such term in Section 2.10(j).

“Fund” shall mean any person that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“GAAP” shall mean generally accepted accounting principles in the United States applied on a consistent basis.

“GGS Seismic Data Library” shall have the meaning assigned to such term in Section 3.06(b).

“Global Eurasia” shall mean Global Eurasia, LLC, a Delaware limited liability company.

“Governmental Authority” shall mean the government of the United States or any other nation, or of any political subdivision thereof, whether state, provincial or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Governmental Authorization” shall mean any permit, license, authorization, plan, directive, consent order or consent decree of or from any Governmental Authority.

“Governmental Real Property Disclosure Requirements” shall mean any Requirement of Law of any Governmental Authority requiring notification of the buyer, lessee, mortgagee, assignee or other transferee of any Real Property, facility, establishment or business, or notification, registration or filing to or with any Governmental Authority, in connection with the sale, lease, mortgage, assignment or other transfer (including any transfer of control) of any Real Property, facility, establishment or business, of the actual or threatened presence or Release in or into the Environment, or the use, disposal or handling of Hazardous Material on, at, under or near the Real Property, facility, establishment or business to be sold, leased, mortgaged, assigned or transferred.

“Guaranteed Obligations” shall have the meaning assigned to such term in Section 7.01.

“Guarantees” shall mean the guarantees issued pursuant to Article VII by the Guarantors.

“Guarantors” shall mean Holdings and each Designated Subsidiary listed on Schedule 1.01(b) and each other Designated Subsidiary that is, is required to, or becomes a party to this Agreement pursuant to Section 5.10; provided, however, that Global Eurasia shall not be required to be a Guarantor.

“Hazardous Materials” shall mean the following: hazardous substances; hazardous wastes; polychlorinated biphenyls (“PCBs”) or any substance or compound containing PCBs; asbestos or any asbestos-containing materials in any form or condition; radon or any other radioactive materials including any source, special nuclear or by-product material; petroleum, crude oil or any fraction thereof; and any other pollutant or contaminant or chemicals, wastes, materials, compounds, constituents or substances, subject to regulation or which can give rise to liability under any Environmental Laws.

“Hedging Agreement” shall mean any swap, cap, collar, forward purchase or similar agreements or arrangements dealing with interest rates, currency exchange rates or commodity prices, either generally or under specific contingencies.

“Hedging Obligations” shall mean obligations under or with respect to Hedging Agreements.

“Historical Financial Statements” shall have the meaning assigned to such term in Section 3.04(a).

“Holdings” shall have the meaning assigned to such term in the preamble hereto.

“Implemented Compliance Enhancements” shall mean the OFAC and related compliance policies and procedures set forth on Schedule 1.01(c).

“Indebtedness” of any person shall mean, without duplication, (a) all obligations of such person for borrowed money or advances; (b) all obligations of such person evidenced by bonds, debentures, notes or similar instruments; (c) all obligations of such person under conditional sale or other title retention agreements relating to property purchased by such person; (d) all obligations of such person issued or assumed as the deferred purchase price of property or services, including, without limitation, earn-outs (excluding trade accounts payable, accrued obligations incurred in the ordinary course of business on normal trade terms and not overdue by more than 30 days (as determined by the date due upon issuance of the invoice or similar statement of amounts due)); (e) all Indebtedness of others secured by any Lien on property owned or acquired by such person, whether or not the obligations secured thereby have been assumed, but limited to the fair market value of such property; (f) all Capital Lease Obligations and synthetic lease obligations of such person; (g) all Hedging Obligations to the extent required to be reflected on a balance sheet of such person; (h) all Attributable Indebtedness of such person; (i) all obligations of such person for the reimbursement of any obligor in respect of letters of credit, letters of guaranty, bankers’ acceptances and similar credit transactions; (j) all Contingent Obligations of such person in respect of Indebtedness or obligations of others of the kinds referred to in clauses (a) through (i) above; and (k) Disqualified Capital Stock.  The Indebtedness of any person shall include the Indebtedness of any other entity (including any partnership in which such person is a general partner) to the extent such person is liable therefor as a result of such person’s ownership interest in or other relationship with such entity, except (other than in the case of general partner liability) to the extent that terms of such Indebtedness expressly provide that such person is not liable therefor. The amount of Indebtedness of any person for purposes of clause (e) above shall (unless such Indebtedness has been assumed by such person) be deemed to be equal to the lesser of (i) the aggregate unpaid amount of such Indebtedness and (ii) the fair market value of the property encumbered thereby as determined by such person in good faith.

“Indemnified Taxes” shall mean all Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document.

“Indemnitee” shall have the meaning assigned to such term in Section 10.03(b).

“Information” shall have the meaning assigned to such term in Section 10.12.

“Insurance Policies” shall mean the insurance policies and coverages required to be maintained by each Loan Party which is an owner of Mortgaged Property with respect to the applicable Mortgaged Property pursuant to Section 5.04 and all renewals and extensions thereof.

“Insurance Requirements” shall mean, collectively, all provisions of the Insurance Policies, all requirements of the issuer of any of the Insurance Policies and all orders, rules, regulations and any other requirements of the National Board of Fire Underwriters (or any other body exercising similar functions) binding upon each Loan Party which is an owner of Mortgaged Property and applicable to the Mortgaged Property or any use or condition thereof.

“Intellectual Property Rights” shall mean any and all worldwide (a) rights associated with all works of authorship, including exclusive exploitation rights, copyrights, mask work rights, and moral rights relating to writings, designs, database structure, software (including source code , object code, programming tools, specifications and data)  (“Copyrights”); (b) trademark, service mark, trade name, trade dress, and product configuration  rights, and other rights relating to indications of origin (“Trademarks”); (c) rights associated with trade secrets, know how, databases, and other confidential information having commercial value  (“Trade Secrets”); (d) patents and other rights associated with inventions, discoveries, ideas and industrial property  (“Patents”); (e) rights associated with Internet web sites, domain names, and associated content; and (f) registrations, applications, renewals, extensions, continuations, divisions, or reissues with respect to the foregoing.

“Intercompany Note” shall mean a promissory note substantially in the form of Exhibit E.

“Intercreditor Agreement” shall mean the intercreditor agreement substantially in the form of Exhibit F or such other form as is reasonably acceptable to the Administrative Agent at the direction of the Required Lenders.

“Interest Payment Date” shall mean (a) the last Business Day of each calendar month to occur during any period in which the applicable Loan is outstanding and (b) the Maturity Date.

“Investments” shall have the meaning assigned to such term in Section 6.04.

“Joinder Agreement” shall mean a joinder agreement substantially in the form of Exhibit G.

“Lenders” shall mean (a) the financial institutions party hereto on the Closing Date, solely in their capacity as lenders hereunder and (b) any financial institution that has become a party hereto after the Closing Date pursuant to an Assignment and Assumption, solely in its capacity as a lender hereunder, other than, in each case, any such financial institution that has ceased to be a party hereto pursuant to an Assignment and Assumption.

“Licensed Software” shall have the meaning assigned to such term in Section 3.06(d).

“Lien” shall mean, with respect to any property, (a) any mortgage, deed of trust, lien, pledge, encumbrance, claim, charge, assignment, hypothecation, security interest or encumbrance of any kind or any option, trust or other arrangement to provide priority or preference, including any easement, right-of-way or other encumbrance on title to Real Property, in each of the foregoing cases whether voluntary or imposed by law, and any agreement to give any of the foregoing; (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement relating to such property; and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Loan” shall mean a loan made or deemed made by a Lender to Borrower on the Closing Date pursuant to Section 2.01(a) or (b).

“Loan Documents” shall mean this Agreement, the Notes (if any), the Security Documents, the Fee Letter, the Intercreditor Agreement and any other agreement, document or instrument relating to or accompanying the foregoing.

“Loan Parties” shall mean Borrower and the Guarantors.

“Margin Stock” shall have the meaning assigned to such term in Regulation U.

“Material Adverse Effect” shall mean a material adverse effect on (a) the business, operations, property or condition (financial or otherwise) or liabilities of Holdings and its Subsidiaries, taken as a whole; (b) the ability of the Loan Parties to perform any of their obligations under any Loan Document; (c) the remedies available to the Lenders or the Collateral Agent under any Loan Document or the Lenders’ or Collateral Agent’s rights to enforce any material provision of the Loan Documents; (d) the legality, validity, binding effect, or enforceability of any Loan Document on Borrower or the Loan Parties, taken as a whole; or (e) the Collateral or the validity, perfection or priority of the Collateral Agent’s Liens on the Collateral.

“Material Agreement” shall mean each of (a) the First Lien Loan Documents, (b) any contract or other arrangement to which Holdings or any of its Subsidiaries is a party (other than the Loan Documents) for which breach, non-performance, cancellation or failure to renew could reasonably be expected to have a Material Adverse Effect, (d) any contract or agreement governing Material Indebtedness, (e) any contract or agreement to which Holdings or any of its Subsidiaries is a party involving the aggregate consideration payable to or by Holdings or any of its Subsidiaries of $5,000,000 (or, in the case of customer contracts, $15,000,000) or more in any Fiscal Year (other than (i) purchase orders in the ordinary course of business of Holdings or any of its Subsidiaries and (ii) contracts that by their terms may be terminated by Holdings or any of its Subsidiaries in the ordinary course of business upon less than 60 days’ notice without penalty or premium, (f) the SEI-GPI Agreement and (g) any licensing agreement with customers relating to Multi-Client Data or Brazilian Multi-Client Data pursuant to which Holdings or any Subsidiary have payment obligations to such customer.

“Material Foreign Intellectual Property” shall mean all Intellectual Property that is established or registered in any country other than the United States and is material to the business, results of operations, prospects or condition (financial or otherwise) of Holdings and its Subsidiaries, taken as a whole.

“Material Indebtedness” shall mean (a) the First Lien Credit Agreement and (b) any one or more items of Indebtedness (other than the Loans) of Holdings or any of its Subsidiaries in an in an individual principal amount of $2,000,000 or more or with an aggregate principal amount of $5,000,000 or more; provided, however, that solely with respect to Section 8.01(f), items of Indebtedness (other than the Loans) in an individual principal amount of less than $2,300,000 or with an aggregate principal amount of less than $5,750,000 shall not constitute “Material Indebtedness” under this clause (b).

“Maturity Date” shall mean (a) August 9, 2017 or (b) if the Existing Maturity Date (as defined in the First Lien Credit Agreement) of any of the loans under the First Lien Credit Agreement is extended pursuant to Section 2.08 of the First Lien Credit Agreement, November 9, 2017; provided in each case, if such date is not a Business Day, the first Business Day thereafter (unless such next Business Day is not in the same calendar month, in which case the next preceding Business Day).

“Maximum Rate” shall have the meaning assigned to such term in Section 10.14.

“MCD Subsidiary” shall have the meaning assigned to such term in Section 4.01(r).

“Moody’s” shall mean Moody’s Investors Service, Inc. and any successor to its rating agency business.

“Mortgage” shall mean an agreement, including a mortgage, deed of trust, leasehold mortgage, leasehold deed of trust, assignment of leases and rents or any other document, creating and evidencing a Lien on a Mortgaged Property, which shall be substantially in form reasonably satisfactory to the Collateral Agent at the direction of Required Lenders, in each case, with such schedules and including such provisions as shall be necessary to conform such document to applicable local or foreign law or as shall be customary under applicable local or foreign law.

“Mortgaged Property” shall mean (a) each Real Property identified as a Mortgaged Property on Schedule 16 to the Perfection Certificate dated the Closing Date and (b) each Real Property, if any, which shall be subject to a Mortgage delivered after the Closing Date pursuant to Section 5.10(c), but excluding any such Mortgaged Property that ceases to be subject to a Mortgage.

“Multi-Client Data” shall mean any rights (including ownership or licensing) to seismic data surveys worldwide (other than Brazil) and related data collected, compiled, derived, analyzed or acquired by or on behalf of Borrower or any of its Subsidiaries for its multi-client seismic data library or otherwise incorporated or included in such data library whether now existing or hereafter acquired or created.

“Multi-Client Data Development Costs” shall mean, with respect to any period, (a) all cash expended for seismic acquisition costs to develop the multi-client seismic data library of Borrower and its Subsidiaries during such period, minus (b) the amount (which may be a negative number) of (i) deferred revenues attributable to such multi-client seismic data library as of the end of such period, minus (ii) deferred revenues attributable to such multi-client seismic data library as of the beginning of such period.

“Multiemployer Plan” shall mean a multiemployer plan within the meaning of Section 4001(a)(3) or Section 3(37) of ERISA (a) to which any Company or any of its ERISA Affiliate is then making or accruing an obligation to make contributions; (b) to which any Company or any ERISA Affiliate has within the preceding five plan years made contributions; or (c) with respect to which any Company or any of its ERISA Affiliates could incur liability.

“Net Cash Proceeds” shall mean:

(a)  with respect to any Asset Sale (other than any issuance or sale of Equity Interests of Holdings), the cash proceeds received by Holdings or any of its Subsidiaries (including cash proceeds subsequently received (as and when received by Holdings or any of its Subsidiaries) in respect of non-cash consideration initially received), net of (i) selling expenses (including reasonable brokers’ fees or commissions, reasonable incentive bonuses paid to officers and employees, legal, accounting and other professional and transactional fees, transfer and similar taxes, and Holdings’ good faith estimate of income taxes actually paid or payable in connection with such sale and, with respect to any Asset Sale by a Foreign Subsidiary, taxes actually incurred and payable in connection with the repatriation of such cash proceeds to the United States); (ii) amounts required as a reserve, in accordance with GAAP, against (x) any liabilities under any indemnification obligations associated with such Asset Sale or (y) any other liabilities retained by Holdings or any of its Subsidiaries associated with the properties sold in such Asset Sale (provided that, to the extent and at the time any such amounts are released from such reserve, such amounts shall constitute Net Cash Proceeds); and (iii) the principal amount, premium or penalty, if any, interest and other amounts on any Indebtedness for borrowed money (other than the Obligations) which is secured by a Lien on the properties sold in such Asset Sale (so long as such Lien was permitted to encumber such properties under the Loan Documents at the time of such sale) and which is repaid with such proceeds (other than any such Indebtedness assumed by the purchaser of such properties);

(b)  with respect to any Debt Issuance, capital contribution or issuance of Equity Interests by Holdings or any of its Subsidiaries, the cash proceeds thereof, net of customary fees, commissions, costs and other expenses actually incurred in cash in connection therewith;

(c)  with respect to any Casualty Event, the cash insurance proceeds, condemnation awards and other compensation received in respect thereof, net of all reasonable costs and expenses incurred in connection with the collection of such proceeds, awards or other compensation in respect of such Casualty Event; and

(d)  with respect to any Extraordinary Receipts, the cash received by Holdings or any of its Subsidiaries.

“Notes” shall mean each of the Term Notes.

“Obligations” shall mean (a) obligations of Borrower and the other Loan Parties from time to time arising under or in respect of the due and punctual payment of (i) the principal of and premium, if any, and interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Loans, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, (ii) all other monetary obligations, including fees (including attorney fees), costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), of Borrower and the other Loan Parties under this Agreement and the other Loan Documents, and (b) the due and punctual performance of all covenants, agreements, obligations and liabilities of Borrower and the other Loan Parties under or pursuant to this Agreement and the other Loan Documents.

“OFAC” shall have the meaning assigned to such term in Section 3.20(b).

“Officer’s Certificate” shall mean a certificate executed by a Responsible Officer, in his or her official (and not individual) capacity.

“Organizational Documents” shall mean, with respect to any person, (a) in the case of any corporation, the certificate of incorporation and by-laws (or similar documents) of such person, (b) in the case of any limited liability company, the certificate of formation and operating agreement (or similar documents) of such person, (c) in the case of any limited partnership, the certificate of formation and limited partnership agreement (or similar documents) of such person, (d) in the case of any general partnership, the partnership agreement (or similar document) of such person and (e) in any other case, the functional equivalent of the foregoing.

“Other Taxes” shall mean all present or future stamp, court or documentary taxes and any other excise, property, intangible, recording, filing or similar taxes, charges or levies which arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document.

“Participant” shall have the meaning assigned to such term in Section 10.04(d).

“Participant Register” shall have the meaning assigned to such term in Section 10.04(d).

“Patriot Act” shall mean the United States PATRIOT Act (Title III of Pub. L. 107-56).

“PBGC” shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA.

“Perfection Certificate” shall have the meaning assigned to such term in the Security Agreement.

“Permitted Collateral Liens” shall mean (a) in the case of Collateral other than Mortgaged Property, Permitted Liens and (b) in the case of Mortgaged Property, the Liens described in clauses (a), (b), (c), (d), (f), (g), (k), (m) and (p) of Section 6.02; provided, however, on the Closing Date or upon the date of delivery of each additional Mortgage under Section 5.10 or 5.11, Permitted Collateral Liens shall mean only those Liens set forth in Schedule B to the applicable Mortgage.

“Permitted Holders” shall mean Achievement Master Fund Ltd. (f/k/a PEAK6 Achievement Master Fund Ltd.), Barclays Bank PLC, Candlewood Special Situations Master Fund, Ltd., CWD OC 522 Master Fund, Ltd., Credit Suisse Loan Funding LLC, Credit Suisse Securities (USA) LLC, Litespeed Master Fund Ltd., Third Avenue Focused Credit Fund, Wingspan Master Fund, LP, Flagler Master Fund SPC Ltd. – Class A Portfolio, and any of their Affiliates or direct or indirect wholly-owned Subsidiaries, whether acting individually or in a group of any or all of the foregoing entities.

“Permitted Liens” shall have the meaning assigned to such term in Section 6.02.

“Person” shall mean any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” shall mean any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA which is maintained or contributed to by any Company or any of its ERISA Affiliates or with respect to which any Company or any of its ERISA Affiliates could incur liability (including under Section 4069 of ERISA).

“Plan of Reorganization” shall have the meaning assigned to such term in the recitals hereto.

“Platform” shall have the meaning assigned to such term in Section 10.01(d).

“Pledge Agreement shall mean a Second Lien Pledge Agreement substantially in the form of Exhibit K among the Loan Parties and Collateral Agent for the benefit of the Secured Parties.

“Pledge Agreement Collateral” shall mean, as of any date, all property then pledged or granted as collateral pursuant to the Pledge Agreement (a) on the Closing Date or (b) thereafter pursuant to Section 5.10.

“Predecessor Credit Agreement” shall mean that certain Financing Agreement, dated as of April 14, 2014 and amended as of August 15, 2014, among Borrower, certain Subsidiaries of Borrower, as guarantors, the lenders from time to time party thereto and Wilmington Trust, National Association, as administrative agent and collateral agent.

“Premises” shall have the meaning assigned thereto in the applicable Mortgage.

“property” shall mean any right, title or interest in or to property or assets of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible and including Equity Interests or other ownership interests of any person and whether now in existence or owned or hereafter entered into or acquired, including all Real Property.

“Proprietary Software” shall have the meaning assigned to such term in Section 3.06(c).

“Purchase Money Obligation” shall mean, for any person, the obligations of such person in respect of Indebtedness (including Capital Lease Obligations) incurred for the purpose of financing all or any part of the purchase price of any property (including Equity Interests of any person) or the cost of installation, construction or improvement of any property and any Refinancing thereof; provided, however, that (a) such Indebtedness is incurred within 180 days after such acquisition, installation, construction or improvement of such property by such person and (b) the amount of such Indebtedness does not exceed 100% of the cost of such acquisition, installation, construction or improvement plus fees and expenses reasonably related thereto.

“Qualified Capital Stock” of any person shall mean any Equity Interests of such person that are not Disqualified Capital Stock.

“Real Property” shall mean, collectively, all right, title and interest (including any fee, leasehold, mineral or other estate) in and to any and all parcels of or interests in real property owned, leased or operated by any person, whether by lease, license or other means, together with, in each case, all easements, hereditaments and appurtenances relating thereto, all improvements and appurtenant fixtures and equipment, all general intangibles and contract rights and other property and rights incidental to the ownership, lease or operation thereof.

“Refinance” shall mean, with respect to any Indebtedness, any modification, refinancing, refunding, renewal, replacement, extension or exchange thereof. “Refinanced” and “Refinancing” shall have the corresponding meanings.

“Register” shall have the meaning assigned to such term in Section 10.04(c).

“Registered Intellectual Property” means all Intellectual Property Rights that are registered or filed with any Governmental Authority, including all patents, registered copyrights, registered trademarks and registered domain names and all applications for any of the foregoing.

“Regulation T” shall mean Regulation T of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation U” shall mean Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation X” shall mean Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Related Parties” shall mean, with respect to any person, such person’s Affiliates and the directors, officers, employees, agents and advisors of such person and of such person’s Affiliates.

“Release” shall mean any spilling, leaking, seepage, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing, depositing, dispersing, emanating or migrating of any Hazardous Material in, into, onto or through the Environment.

“Report” shall have the meaning assigned to such term in Section 9.11(a).

“Required Lenders” shall mean Lenders having more than 50% of the sum of all Loans outstanding and unused Commitments; provided that the Loans and unused Commitments of any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Requirements of Law” shall mean, collectively, any and all requirements of any Governmental Authority including any and all laws, judgments, orders, decrees, ordinances, rules, regulations, statutes or case law.

“Response” shall mean (a) “response” as such term is defined in CERCLA, 42 U.S.C. § 9601(24), and (b) all other actions required by any Governmental Authority or voluntarily undertaken to (i) clean up, remove, treat, abate or in any other way address any Hazardous Material in the Environment; (ii) prevent the Release or threat of Release, or minimize the further Release, of any Hazardous Material; or (iii) perform studies and investigations in connection with, or as a precondition to, or to determine the necessity of the activities described in, clause (i) or (ii) above.

“Responsible Officer” of any person shall mean any executive officer or Financial Officer of such person and any other officer or similar official thereof with responsibility for the administration of the obligations of such person in respect of this Agreement.

“Revolving Loan” shall mean a Loan made pursuant to Section 2.01(b) of the First Lien Credit Agreement.

“Rollover Amount” shall have the meaning assigned to such term in Section 6.09(c).

“S&P” shall mean Standard & Poor’s Financial Services LLC and any successor to its rating agency business.

“Sale and Leaseback Transaction” shall have the meaning assigned to such term in Section 6.03.

“Sanctioned Country” shall mean, at any time, a country or territory which is the subject or target of any Sanctions that would prohibit or restrict business dealings with any Person operating, organized or resident in such country (currently, Crimea, Cuba, Iran, North Korea, Sudan and Syria).

“Sanctioned Person” shall mean, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, the or by the United Nations Security Council, the European Union or any EU member state, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person owned or controlled by any such Person.

“Sanctions” shall mean economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (b) the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom.

“SEC” shall mean the Securities and Exchange Commission, or any Governmental Authority succeeding to its principal functions.

“SEC Filing” as to Holdings, shall mean any public filings that Holdings has made pursuant to the U.S. federal securities, statutes, rules or regulations prior to the Closing Date.

“Secured Obligations” shall mean the Obligations.

“Secured Parties” shall mean, collectively, the Administrative Agent, the Collateral Agent and the Lenders.

“Securities Collateral” shall have the meaning assigned to the term “Collateral” in the Pledge Agreement.

“Security Agreement” shall mean a Second Lien Security Agreement substantially in the form of Exhibit I among the Loan Parties and Collateral Agent for the benefit of the Secured Parties.

“Security Agreement Collateral” shall mean, as of any date, all property then pledged or granted as collateral pursuant to the Security Agreement (a) on the Closing Date or (b) thereafter pursuant to Section 5.10.

“Security Documents” shall mean the Security Agreement, the Pledge Agreement, the Mortgages, the Control Agreements and each other security document or pledge agreement delivered in accordance with applicable local or foreign law (including pursuant to the definition of “Collateral and Guarantee Requirement”, Sections 5.10 and 5.11) to grant a valid, perfected security interest in any property as collateral for the Secured Obligations, and all UCC or other financing statements or instruments of perfection required by this Agreement, the Security Agreement, the Pledge Agreement, any Mortgage, the Control Agreements or any other such security document or pledge agreement to be filed with respect to the security interests in property and fixtures created pursuant to the Security Agreement, the Pledge Agreement, any Mortgage, any Control Agreement and any other document or instrument utilized to pledge or grant or purport to pledge or grant a security interest or lien on any property as collateral for the Secured Obligations.

“SEI-GPI Agreement”  shall mean the Amended and Restated Licensing Agreement dated as of December 4, 2014 (and effective as of the Effective Date), by and between SEI-GPI JV LLC, a Texas limited liability company, and the Borrower.

“Specified Payments” shall mean all payments to be made by Holdings or any of its Subsidiaries on or after the Closing Date in connection with the Cases, including, without limitation, payments of contract cures, Section 503(b)(9) claims, professional fees and expenses, any financing fees payable to the Lenders, the amount to be distributed to the unsecured creditors under the Plan and KEIP and KERP payments.

“Subsidiary” shall mean, with respect to any person (the “parent”) at any date, (a) any corporation, limited liability company, association or other business entity of which securities or other ownership interests representing more than 50% of the Voting Stock (other than securities or interests having voting power only by reason of the occurrence of a contingency) are, as of such date, owned, controlled or held by the parent and/or one or more subsidiaries of the parent, (b) any partnership (i) the sole general partner or the managing general partner of which is the parent and/or one or more subsidiaries of the parent or (ii) the only general partners of which are the parent and/or one or more subsidiaries of the parent and (c) any other person that is otherwise Controlled by the parent and/or one or more subsidiaries of the parent.  Unless the context requires otherwise, “Subsidiary” refers to a Subsidiary of Holdings.

“Survey” shall mean a survey of any Mortgaged Property (and all improvements thereon) which is (a) (i) prepared by a surveyor or engineer licensed to perform surveys in the jurisdiction where such Mortgaged Property is located, (ii) dated (or redated) not earlier than six months prior to the date of delivery thereof unless there shall have occurred within six months prior to such date of delivery any exterior construction on the site of such Mortgaged Property or any easement, right of way or other interest in the Mortgaged Property has been granted or become effective through operation of law or otherwise with respect to such Mortgaged Property which, in either case, can be depicted on a survey, in which events, as applicable, such survey shall be dated (or redated) after the completion of such construction or if such construction shall not have been completed as of such date of delivery, not earlier than 20 days prior to such date of delivery, or after the grant or effectiveness of any such easement, right of way or other interest in the Mortgaged Property, (iii) certified by the surveyor (in a manner reasonably acceptable to the Administrative Agent at the direction of the Required Lenders) to the Administrative Agent, the Collateral Agent and the Title Company, (iv) complying in all respects with the minimum detail requirements of the American Land Title Association as such requirements are in effect on the date of preparation of such survey and (v) sufficient for the Title Company to remove all standard survey exceptions from the title insurance policy (or commitment) relating to such Mortgaged Property and to issue a “standard” or “New York” lender’s loss payable or mortgagee endorsement (as applicable), naming the Collateral Agent, on behalf of the Secured Parties, as additional insured, in form and substance satisfactory to the Administrative Agent at the direction of Required Lenders and/or (b) otherwise acceptable to the Collateral Agent at the direction of Required Lenders.

“Tax Return” shall mean all original and amended returns, declarations, claims for refund reports, estimates, information returns and statements required to be filed with a taxing authority in respect of any Taxes, including any schedules, forms or other required attachments thereto.

“Tax” or “Taxes” shall mean all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Notes” shall mean any notes evidencing the Loans issued pursuant to this Agreement, if any, substantially in the form of Exhibit H.

 “Title Company” shall mean any title insurance company as shall be retained by Holdings and reasonably acceptable to the Administrative Agent at the direction of Required Lenders.

“Transactions” shall mean, collectively, (a) consummation of the Plan of Reorganization, (b) the entering into the Loan Documents and the First Lien Loan Documents and the initial borrowings thereunder on the Closing Date and (c) the payment of fees and expenses in connection with the foregoing.

“Transferred Guarantor” shall have the meaning assigned to such term in Section 7.09.

“UCC” shall mean the Uniform Commercial Code as in effect from time to time (except as otherwise specified) in any applicable state or jurisdiction.

“United States” shall mean the United States of America.

“U.S. Person” shall mean a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” shall have the meaning given to it in Section 2.13(e)(iii).

“Voting Stock” shall mean, with respect to any person, any class or classes of Equity Interests pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the Board of Directors of such person.

“Wholly Owned Subsidiary” shall mean, as to any person, (a) any corporation 100% of whose capital stock (other than directors’ qualifying shares) is at the time owned by such person and/or one or more Wholly Owned Subsidiaries of such person and (b) any partnership, association, joint venture, limited liability company or other entity in which such person and/or one or more Wholly Owned Subsidiaries of such person have a 100% equity interest at such time.

“Wilmington” shall have the meaning assigned to such term in the preamble hereto.

“Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

SECTION 1.02 [Reserved].

SECTION 1.03 Terms Generally.  The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise (a) any definition of or reference to any Loan Document, agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, restatements, supplements or modifications set forth herein), (b) any reference herein to any person shall be construed to include such person’s successors and assigns, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (e) any reference to any law or regulation herein shall refer to such law or regulation as amended, modified or supplemented from time to time, (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights and (g) “on,” when used with respect to the Mortgaged Property or any property adjacent to the Mortgaged Property, means “on, in, under, above or about.”

SECTION 1.04 Accounting Terms; GAAP.  Except as otherwise expressly provided herein, all financial statements to be delivered pursuant to this Agreement shall be prepared in accordance with GAAP as in effect from time to time and all terms of an accounting or financial nature shall be construed and interpreted in accordance with GAAP as in effect from time to time; provided that, if Holdings or the Required Lenders notify the Administrative Agent that they request an amendment to any provision hereof to eliminate the effect of any change occurring after the Closing Date in GAAP or in the application thereof on the operation of such provision, regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then the Lenders and Holdings shall negotiate in good faith to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders) and until so amended, (a) accounting terms used in any ratio or requirement and not otherwise defined in this Agreement shall continue to be computed in accordance with GAAP prior to such change therein and (b) Holdings shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP; provided, further, that all terms of an accounting or financial nature (including, without limitation, the definitions of Capital Lease Obligations, Consolidated Interest Expense and Indebtedness) shall be construed without giving effect to (i) any changes to the current GAAP accounting model for leases of the type described in the FASB and IASB joint exposure draft published on August 17, 2010 entitled “Leases (Topic 840)” or otherwise arising out of the FASB project on lease accounting described in such exposure draft, (ii) any election under Accounting Standards Codification 825-10-25 (previously referred to as Statement of Financial Accounting Standards 159, The Fair Value Option for Financial Assets and Financial Liabilities), or any successor thereto (including pursuant to the Accounting Standards Codification), to value any Indebtedness of the Loan Parties at “fair value”, as defined therein and (iii) any treatment of Indebtedness relating to convertible or equity-linked securities under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) requiring the valuation of any such Indebtedness in a reduced or bifurcated manner as described therein.

SECTION 1.05 Payments.  All payments made under this Agreement shall be made in cash in immediately available funds unless expressly provided otherwise.

SECTION 1.06 Resolution of Drafting Ambiguities.  Each Loan Party acknowledges and agrees that it was represented by counsel in connection with the execution and delivery of the Loan Documents to which it is a party, that it and its counsel reviewed and participated in the preparation and negotiation hereof and thereof and that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be employed in the interpretation hereof or thereof.

ARTICLE II

THE CREDITS

SECTION 2.01 Loans.

(a)  Each of Holdings, the Borrower, each Lender party hereto as a lender under the Predecessor Credit Agreement and as a Lender on the date hereof hereby confirms and acknowledges that each such Lender has heretofore made loans under the Predecessor Credit Agreement (the “DIP Loans”) in the aggregate outstanding principal amount set forth opposite such Lender’s name on Schedule 2.01. After giving effect to the consummation of the Plan of Reorganization and the other transactions to occur on the Closing Date, including those contemplated by the Backstop Agreement, but prior to giving effect to the Loans hereunder, the aggregate outstanding principal amount of DIP Loans, together with accrued and unpaid interest thereon in an aggregate amount, is equal to $23,780,588.33, and each Lender hereby confirms and acknowledges that after these transactions each such Lender has DIP Loans in the amount set forth opposite such Lender’s name on Schedule 2.01, all of which amounts are due and owing to the Lenders hereunder and are not subject to any offset, counterclaim or defenses of any kind or nature. Subject to the terms and conditions set forth herein, as of the Closing Date, the DIP Loans, together with accrued and unpaid interest thereon, shall, for purposes hereof, be deemed to be Loans outstanding hereunder in an aggregate amount equal to the amount set forth opposite each Lender’s name on Schedule 2.01.

(b)  On the Closing Date, each Lender agrees, severally and not jointly, to make Loans to the Borrower in a principal amount equal to the Rights Offering Proceeds (as defined in the Plan of Reorganization) such Lender is due pursuant to Section 5.8.12 of the Plan of Reorganization and as set forth on Schedule 2.01. Upon satisfaction or waiver of the conditions precedent specified herein, including without limitation Section 4.01(x), the Administrative Agent shall make the proceeds of such Loans available to the Borrower upon receipt by the Administrative Agent of such proceeds by causing an amount of same day funds in Dollars equal to the Rights Offering Proceeds (as defined in the Plan of Reorganization) to be credited to the account of the Borrower at the Administrative Agent’s office or such other account as may be designated in writing to the Administrative Agent by the Borrower.

(c)  As of the Closing Date, the aggregate principal amount of Loans deemed made or made pursuant to Sections 2.01(a) and 2.01(b), plus the premium set forth in Section 2.05(c), is $32,089,257.85. Amounts paid or prepaid in respect of any Loans may not be reborrowed.

SECTION 2.02 [Reserved].

SECTION 2.03 [Reserved].

SECTION 2.04 Evidence of Debt; Repayment of Loans.

(a)  Promise to Repay.  Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender, the principal amount of each Loan of such Lender as provided in Section 2.09.

(b)  Lender and Administrative Agent Records.  Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the Indebtedness of Borrower to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement. The Administrative Agent shall maintain accounts in which it will record (i) the amount of each Loan made hereunder; (ii) the amount of any principal or interest due and payable or to become due and payable from Borrower to each Lender hereunder; and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof. The entries made in the accounts maintained pursuant to this paragraph shall be prima facie evidence of the existence and amounts of the obligations therein recorded; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligations of Borrower to repay the Loans in accordance with their terms. The Register shall be available for inspection by Borrower, the Administrative Agent and its affiliates and, with respect to its own position, any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(c)  Promissory Notes.  Any Lender by written notice to Borrower (with a copy to the Administrative Agent) may request that Loans made by it be evidenced by a promissory note.  In such event, Borrower shall prepare, execute and deliver to such Lender a promissory note payable to such Lender (or, if requested by such Lender, to such Lender and its registered assigns) in the form of Exhibit H.  Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 10.04) be represented by one or more promissory notes in such form payable to the payee named therein.

SECTION 2.05 Fees and Premium.

(a)  [Reserved].

(b)  Borrower agrees to pay to the Administrative Agent and the Collateral Agent, for its own account, the administrative fees payable by the Borrower in the Fee Letter in the amounts and at the times specified therein (collectively, the “Administrative Agent Fees”).  The Administrative Agent Fees shall be paid on the dates due, in Dollars and immediately available funds, to the Administrative Agent and the Collateral Agent, respectively.  Once paid, none of the Administrative Agent Fees shall be refundable under any circumstances.

(c)  Borrower agrees to pay to the Administrative Agent for the account of each Lender a premium in an amount equal to $1,200,000 on the Closing Date, payable in kind by adding such premium to the outstanding Loans of each such Lender deemed made or made as of the Closing Date pursuant to Sections 2.01(a) and 2.01(b) on a pro rata basis (determined on the basis of the aggregate outstanding principal amount of the Loans on the Closing Date).

SECTION 2.06 Interest on Loans.

(a)  Loans.  Subject to the provisions of Section 2.06(b), the Loans shall bear interest at a rate per annum equal to the Applicable Margin, which interest shall be paid in kind by being added to the principal amount of the Loans on each Interest Payment Date.

(b)  Default Rate. Notwithstanding the foregoing, upon the occurrence and during the continuance of an Event of Default, all principal of or interest on any Loan or any fee or any fee or other amount payable by Borrower hereunder shall, to the extent permitted by applicable law, bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of amounts constituting principal of or interest on any Loan, 2% plus the rate otherwise applicable to such Loan as provided in Section 2.06(a) or (ii) in the case of any other amount, 2% (in either case, the “Default Rate”) Any default interest shall be paid in kind by being added to the principal amount of the Loan on each Interest Payment Date.

(c)  Interest Payment Dates.  Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan; provided that (i) interest accrued pursuant to Section 2.06(b) shall be payable on demand and by adding such accrued interest to the outstanding principal balance amount of the Loans and (ii) in the event of any repayment or prepayment of any Loan, accrued interest on the principal amount repaid or prepaid shall be payable in cash on the date of such repayment or prepayment.

(d)  Interest Calculation.  All interest hereunder shall be computed on the basis of a year of 360 days, and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

SECTION 2.07 Termination of Commitments.  The Commitments automatically terminate upon the making of the Loans on the Closing Date.

SECTION 2.08 [Reserved].

SECTION 2.09 Repayment of Borrowings.  Subject to compliance with the terms of the First Lien Credit Agreement and the Intercreditor Agreement, to the extent not previously paid, all Loans shall be due and payable on the Maturity Date.

SECTION 2.10 Optional and Mandatory Prepayments of Loans.

(a)  Optional Prepayments.  Subject to compliance with the terms of the First Lien Credit Agreement and the Intercreditor Agreement, Borrower shall have the right at any time and from time to time to prepay any Borrowing, in whole or in part, subject to the requirements of this Section 2.10; provided that each partial prepayment shall be in an amount that is an integral multiple of $1,000,000 and not less than $1,000,000 or, if less, the outstanding principal amount of such Borrowing.

(b)  [Reserved].

(c)  [Reserved].

(d)  [Reserved].

(e)  [Reserved].

(f)  Asset Sales.  Subject to compliance with the terms of the First Lien Credit Agreement and the Intercreditor Agreement, not later than five (5) Business Days following the receipt of any Net Cash Proceeds of any Asset Sale by Holdings or any of its Subsidiaries consummated on or after the Closing Date, Borrower shall make or cause to be made prepayments in accordance with Sections 2.10(l) and (m) in an aggregate amount equal to 100% of such Net Cash Proceeds; provided that:

(i)  no such prepayment shall be required under this Section 2.10(f) with respect to any Asset Sale permitted by Sections 6.06(a), (c), (d), (e), (f) or (g); and

(ii)  so long as no Event of Default shall then exist or would arise therefrom, such proceeds shall not be required to be so applied on such date to the extent that Borrower shall have delivered an Officer’s Certificate to the Administrative Agent on or prior to such date stating that such Net Cash Proceeds are expected to be reinvested in fixed, capital or other long-term assets used or useful in the business of Holdings or any of its Subsidiaries within 90 days (or, if the cash held pending reinvestment is held in Deposit Accounts subject to Control Agreements, 180 days) following the date of such Asset Sale or, if some or all of such Net Cash Proceeds are scheduled to be received more than 90 days (or, if the cash held pending reinvestment is held in Deposit Accounts subject to Control Agreements, 180 days) after such Asset Sale, within 90 days (or, if the cash held pending reinvestment is held in Deposit Accounts subject to Control Agreements, 180 days) following the receipt thereof (which Officer’s Certificate shall set forth the estimates of the proceeds to be so expended); provided that (A) the amount of Net Cash Proceeds that may be reinvested pursuant to this Section 2.10(f)(ii) shall not exceed $6,000,000 per fiscal year, (B) if all or any portion of such Net Cash Proceeds is not so reinvested within either such 90-day period (or 180-day period, as applicable), such unused portion shall be applied on the last day of such period as a mandatory prepayment as provided in this Section 2.10(f); (C) if the property subject to such Asset Sale constituted Collateral, then all property purchased with the Net Cash Proceeds thereof pursuant to this subsection shall be made subject to the Lien of the applicable Security Documents in favor of the Collateral Agent, for its benefit and for the benefit of the other Secured Parties in accordance with Sections 5.10 and 5.11; (D) if the property subject to such Asset Sale was owned by a Loan Party, the property purchased with the Net Cash Proceeds from such Asset Sale must be owned by a Loan Party; (E) if the property subject to such Asset Sale was owned by a Loan Party, any cash held pending reinvestment shall be held in Deposit Accounts subject to Control Agreements and (F) any cash held pending reinvestment shall not count in the calculation of Available Cash.

(g)  Debt Issuance.  Subject to compliance with the terms of the First Lien Credit Agreement and the Intercreditor Agreement, not later than one (1) Business Day following the receipt of any Net Cash Proceeds of any Debt Issuance by Holdings or any of its Subsidiaries, Borrower shall make or cause to be made prepayments in accordance with Section 2.10(l) and (m) in an aggregate amount equal to 100% of such Net Cash Proceeds.

(h)       Equity Issuance.  Subject to compliance with the terms of the First Lien Credit Agreement and the Intercreditor Agreement, not later than three (3) Business Day following the receipt of any Net Cash Proceeds from a capital contribution to, or the issuance of Equity Interests of, Holdings or any of its Subsidiaries (other than Equity Interests issued (i) pursuant to any employee stock or stock option compensation plan, including any management incentive plan, (ii) by any Subsidiary of Holdings to its parent company or (iii) upon the exercise of any warrants issued pursuant to the Plan of Reorganization), Borrower shall make or cause to be made prepayments in accordance with Section 2.10(l) and (m) in an aggregate principal amount equal to 100% of such Net Cash Proceeds; provided, that with respect to Net Cash Proceeds in an aggregate amount of up to $6,000,000 during the term of this Agreement resulting from a capital contribution from, or the issuance of Equity Interests to, any Permitted Holder, so long as no Default shall then exist or arise therefrom, Borrower shall only be required to make or cause to be made prepayments with respect to such Net Cash Proceeds in an aggregate principal amount equal to 33% of such Net Cash Proceeds;

(i)  Casualty Events.  Subject to compliance with the terms of the First Lien Credit Agreement and the Intercreditor Agreement, not later than five (5) Business Days following the receipt of any Net Cash Proceeds from a Casualty Event by Holdings or any of its Subsidiaries, Borrower shall make or cause to be made prepayments in accordance with Section 2.10(l) and (m) in an aggregate amount equal to 100% of such Net Cash Proceeds; provided that:

(i)  so long as no Default shall then exist or arise therefrom, such proceeds shall not be required to be so applied on such date to the extent that Holdings shall have delivered an Officer’s Certificate to the Administrative Agent on or prior to such date stating that such proceeds are expected to be used to repair, replace or restore any property in respect of which such Net Cash Proceeds were paid or to reinvest in other fixed or capital assets or other long-term assets used or useful in the business of Holdings or any of its Subsidiaries no later than 90 days (or, if the cash held pending reinvestment is held in Deposit Accounts subject to Control Agreements, 180 days) following the date of receipt of such proceeds; provided that (A) the amount of Net Cash Proceeds that may be applied pursuant to this Section 2.10(i)(i) shall not exceed $6,000,000 per fiscal year; (B) if all or any portion of the Net Cash Proceeds are not so applied in such 90-day period (or 180-day period, as applicable), such unused portion shall be applied on the last day of such period as a mandatory prepayment as provided in this Section 2.10(i); (C) if the property subject to such Casualty Event constituted Collateral under the Security Documents, then all property purchased with the Net Cash Proceeds thereof pursuant to this subsection shall be made subject to the Lien of the applicable Security Documents in favor of the Collateral Agent, for its benefit and for the benefit of the other Secured Parties in accordance with Sections 5.10 and 5.11; (D) if the property subject to such Casualty Event was owned by a Loan Party, the property purchased with the Net Cash Proceeds from such Casualty Event must be owned by a Loan Party; (E) if the property subject to such Casualty Event was owned by a Loan Party, any cash held pending reinvestment shall be held in Deposit Accounts subject to Control Agreements and (F) any cash held pending application shall not count in the calculation of Available Cash;

(j)  Excess Cash Flow.  Subject to compliance with the terms of the First Lien Credit Agreement and the Intercreditor Agreement, no later than five (5) Business Days after the date on which the financial statements with respect to each fiscal year of Holdings are or are required to be delivered pursuant to Section 5.01(c) (without giving effect to any grace period applicable thereto), commencing with the fiscal year ending December 31, 2015, in the event that Excess Cash Flow shall exceed $10,000,000 (the amount by which such Excess Cash Flow exceeds $10,000,000, being referred to herein as “Free Excess Cash Flow”), Borrower shall make or cause to be made prepayments of Loans in accordance with Sections 2.10(l) and (m) in an aggregate amount equal to 75.0% of Free Excess Cash Flow for the Excess Cash Flow Period then last ended.

(k)  Extraordinary Receipts.  Subject to compliance with the terms of the First Lien Credit Agreement and the Intercreditor Agreement, no later than five (5) Business Days following the receipt of any Net Cash Proceeds of any Extraordinary Receipts by Holdings or any of its Subsidiaries in an amount in excess of $2,000,000, Borrower shall make or cause to be made prepayments in accordance with Section 2.10(l) and (m) in an aggregate amount equal to 100% of such Net Cash Proceeds.

(l)  Application of Prepayments.  Each prepayment of Loans pursuant to Section 2.10(f), (g), (h), (i), (j) or (k) shall be applied to the Loans, ratably to each Lender thereof.  Subject to the foregoing, Borrower shall select the Borrowing or Borrowings to be prepaid and shall specify such selection in the notice of such prepayment pursuant to Section 2.10(m), subject to the provisions of Section 2.10(l).  For the avoidance of doubt, any prepayments of Loans pursuant to Section 2.10(a) shall be applied as specified by Borrower.

(m)  Notice of Prepayment.  Borrower shall notify the Administrative Agent by written notice of any prepayment hereunder not later than 12:00 noon, New York City time, three (3) Business Days before the date of prepayment.  Each such notice shall be irrevocable.  Each such notice shall specify the prepayment date, the principal amount of each Borrowing or portion thereof to be prepaid and, in the case of a mandatory prepayment, a reasonably detailed calculation of the amount of such prepayment; provided that a notice of optional prepayment may state that such notice is conditional upon the effectiveness of other Indebtedness, in which case such notice of prepayment may be revoked by Borrower (by notice to the Administrative Agent on or prior to the specified date of prepayment if such condition is not satisfied).  Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of the contents thereof.  Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing and otherwise in accordance with this Section 2.10.  Prepayments shall be accompanied by accrued interest to the extent required by Section 2.06.

(n)  If amounts required to be prepaid pursuant to Sections 2.10(f) through 2.10(k) are also required to be applied to prepay, repay or repurchase Indebtedness under the First Lien Credit Agreement, including, without limitation, because a Default or Event of Default (in each case as defined therein) is continuing thereunder or in respect thereof, then the amount of the mandatory prepayment required by this Section 2.10 shall be reduced by the amount so applied to prepay, repay or repurchase such Indebtedness.

SECTION 2.11 Yield Protection.

(a)  Increased Costs Generally.  If any Change in Law shall:

(i)  impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in, by any Lender;

(ii)  subject the Administrative Agent or any Lender to any Taxes (other than (A) Indemnified Taxes, (B) Other Taxes, (C) Taxes described in clauses (a) and (c) through (e) of the definition of Excluded Taxes, and (D) Taxes described in clause (b) of the definition of Excluded Taxes that are imposed on or measured by net income (however denominated) or that are franchise or branch profit taxes) on its loans, loan principal, letters of credit, commitments, or other obligations or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii)  impose on any Lender any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender or participation therein;

and the result of any of the foregoing shall be to increase the cost to the Administrative Agent or such Lender of making or maintaining any Loan (or of maintaining its obligation to make any such Loan) or to reduce the amount of any sum received or receivable by the Administrative Agent or such Lender hereunder (whether of principal, interest or otherwise), in each case by or in an amount which the Administrative Agent or such Lender in its sole judgment deems material in the context of this Agreement and its Loans hereunder, then Borrower will pay to the Administrative Agent or such Lender, as the case may be, such additional amount or amounts as will compensate the Administrative Agent or such Lender, as the case may be, for such additional costs incurred or reduction suffered.

(b)  Capital Requirements.  If any Lender determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy or liquidity), by an amount which such Lender in its sole judgment deems to be material in the context of this Agreement and its Loans and Commitments hereunder, then from time to time Borrower will pay to such Lender, such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c)  Certificates for Reimbursement.  A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to Borrower and shall be conclusive absent manifest error.  Borrower shall pay such Lender the amount shown as due on any such certificate within 30 days after receipt thereof.

(d)  Delay in Requests.  If any Lender becomes entitled to claim any amounts pursuant to clauses (a) or (b) or this Section 2.11, such Lender shall use reasonable efforts to notify Borrower (with a copy to the Administrative Agent) as promptly as practicable of the event by reason of which it has become so entitled; provided that any failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided that Borrower shall not be required to compensate a Lender pursuant to this Section for any increased costs or reductions incurred more than 180 days prior to the date that such Lender notifies Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor; provided, further, that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

SECTION 2.12 Payments Generally; Pro Rata Treatment; Sharing of Setoffs.

(a)  Payments Generally.  Borrower shall make each payment required to be made by it hereunder or under any other Loan Document (whether of principal, interest or fees or amounts payable under Sections 2.11, 2.13 or 10.03, or otherwise) on or before the time expressly required hereunder or under such other Loan Document for such payment (or, if no such time is expressly required, prior to 2:00 p.m., New York City time), on the date when due, in immediately available funds, without setoff, deduction or counterclaim, other than for Taxes as set forth in Section 2.13.  Any amounts received after such time on any date may be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon.  All such payments shall be made to the Administrative Agent at its offices at as set forth in Section 10.01(a) or as the Administrative Agent shall notify the relevant parties from time to time, except that payments pursuant to Sections 2.11, 2.13 and 10.03 shall be made directly to the persons entitled thereto and payments pursuant to other Loan Documents shall be made to the persons specified therein.  The Administrative Agent shall distribute any such payments received by it for the account of any other person to the appropriate recipient promptly following receipt thereof.  If any payment under any Loan Document shall be due on a day that is not a Business Day, unless specified otherwise, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension.  All payments under each Loan Document shall be made in dollars, except as expressly specified otherwise.

(b)  Pro Rata Treatment. Except as expressly provided otherwise,

(i)  each payment by Borrower of interest in respect of the Loans shall be applied to the amounts of such obligations owing to the Lenders pro rata according to the respective amounts then due and owing to such Lenders; and

(ii)  each payment on account of principal of the Loans shall be allocated among the Lenders pro rata based on the principal amount of the Loans held by such Lenders.

(c)  Insufficient Funds.  If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied toward payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties.  It is understood that the foregoing does not apply to any adequate protection payments under any federal, state or foreign bankruptcy, insolvency, receivership or similar proceeding, and that the Administrative Agent may, subject to any applicable federal, state or foreign bankruptcy, insolvency, receivership or similar orders, distribute any adequate protection payments it receives on behalf of the Lenders to the Lenders at the direction of the Required Lenders (i.e., whether to pay the earliest accrued interest, all accrued interest on a pro rata basis or otherwise).

(d)  Sharing of Setoff.  If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or other Obligations resulting in such Lender’s receiving payment of a proportion of the aggregate amount of its Loans and accrued interest thereon or other Obligations greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and such other obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them; provided that, unless otherwise permitted in this Agreement:

(i)  if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii)  the provisions of this paragraph shall not be construed to apply to (x) any payment made by Borrower pursuant to and in accordance with the express terms of this Agreement or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to Holdings or any Subsidiary thereof (as to which the provisions of this paragraph shall apply).

Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable Requirements of Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Loan Party in the amount of such participation.  If under applicable bankruptcy, insolvency or any similar law any Secured Party receives a secured claim in lieu of a setoff or counterclaim to which this Section 2.12(d) applies, such Secured Party shall to the extent practicable, exercise its rights in respect of such secured claim in a manner consistent with the rights to which the Secured Party is entitled under this Section 2.12(d) to share in the benefits of the recovery of such secured claim.

(e)  Borrower Default.  Unless the Administrative Agent shall have received notice from Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that Borrower will not make such payment, the Administrative Agent may assume that Borrower has made such payment on such date in accordance herewith and may (but shall not be obligated to), in reliance upon such assumption, distribute to the Lenders the amount due.  In such event, if Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

SECTION 2.13 Taxes.

(a)  Payments Free of Taxes.  Any and all payments by or on account of any obligation of any Loan Party hereunder or under any other Loan Document shall be made free and clear of and without reduction or withholding for any Taxes except as required by any applicable Requirements of Law.  If any applicable Requirements of Law require (as determined in the good faith discretion of an applicable withholding agent) the deduction or withholding of any Taxes by any Loan Party or the Administrative Agent from such payments, then (i) if such Taxes are Indemnified Taxes or Other Taxes, the sum payable by the applicable Loan Party shall be increased as necessary so that after making all required deductions or withholdings (including deductions or withholdings for Indemnified Taxes or Other Taxes applicable to additional sums payable under this Section 2.13) the Administrative Agent or Lender, as the case may be, receives an amount equal to the sum it would have received had no such deductions or withholdings for Indemnified Taxes or Other Taxes been made, (ii) the applicable withholding agent shall make such deductions or withholdings and (iii) the applicable withholding agent shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable Requirements of Law.

(b)  Payment of Other Taxes.  Without limiting the provisions of paragraph (a) above, the Loan Parties shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable Requirements of Law.

(c)  Indemnification.  The Loan Parties shall jointly and severally shall indemnify the Administrative Agent and each Lender, within 10 days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 2.13) imposed on or asserted against the Administrative Agent or such Lender by any Governmental Authority or otherwise payable by the Administrative Agent or such Lender (as determined in the good faith sole discretion of the Administrative Agent or such Lender) and reasonable expenses arising therefrom or with respect thereto, regardless of whether such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Government Authority.  A certificate as to the amount of such payment or liability delivered to Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, along with a reasonably detailed explanation or calculation of such payment or liability, or such other evidence that such Indemnified Taxes or Other Taxes have been imposed or assessed or otherwise become payable as Borrower may reasonably request, shall be conclusive absent manifest error.

(d)  Evidence of Payments.  As soon as practicable after any payment of Indemnified Taxes or Other Taxes by Borrower to a Governmental Authority under this Section 2.13, the applicable Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent at the direction of the Required Lenders.

(e)  Status of Lenders.

(i)  Any Lender (which, solely for purposes of this Section 2.13(e), shall include the Administrative Agent) that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable Requirements of Law or reasonably requested by Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, any Lender, if requested by Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by Borrower or the Administrative Agent as will enable Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.  Notwithstanding anything to the contrary in the preceding two sentences, in the case of any withholding tax other than U.S. federal withholding taxes, the completion, execution and submission of such forms shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)  Without limiting the generality of the foregoing,

(A)  any Lender that is a U.S. Person shall deliver to Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower or the Administrative Agent), executed originals of Internal Revenue Service Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding Tax.

(B)  Each Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of Borrower or the Administrative Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:

(i)  executed copies of Internal Revenue Service Form W-8BEN, Form W-8BEN-E or any successor form claiming eligibility for benefits of an income tax treaty to which the United States of America is a party,

(ii)  executed copies of Internal Revenue Service Form W-8ECI,

(iii)  in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a non-bank tax certificate, in substantially the form of Exhibit L-1 to the effect that such Foreign Lender is not (A) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of Borrower within the meaning of Section 881(c)(3)(B) of the Code or (C) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code related to Borrower (a “U.S. Tax Compliance Certificate”) and (y) executed copies of Internal Revenue Service Form W-8BEN, Form W-8BEN-E or any successor form,

(iv)  to the extent a Foreign Lender is not the beneficial owner for U.S. federal income tax purposes (for example, where the Foreign Lender is a partnership or participating Lender granting a typical participation), executed copies of Internal Revenue Service Form W-8IMY, accompanied by a Form W-8ECI, Form W-8BEN, Form W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit L-3 or Exhibit L-4, Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that, if the Foreign Lender is a partnership (and not a participating Lender) and one or more beneficial owners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate, in substantially the same form of Exhibit L-2, on behalf of such beneficial owner(s), or

(v)  any other form prescribed by applicable Requirements of Law as a basis for claiming exemption from or a reduction in United States federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable Requirements of Law to permit Borrower to determine the withholding or deduction required to be made.

(C)  If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 147 1 (b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by Borrower or the Administrative Agent as may be necessary for Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.  Solely for purposes of this clause (C), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(D)  In addition, each Lender agrees that from time to time after the date it becomes a Lender, when a lapse in time or change in the Lender’s circumstances renders the previous certification expired, obsolete or inaccurate in any material respect, it will, to the extent legally able to do so, deliver to Borrower and the Administrative Agent two new accurate and executed copies of Internal Revenue Service Form W-8ECI, Form W-8BEN (or Form W-8BEN-E) (with respect to the benefits of any income tax treaty), a non-bank tax certificate and a Form W-8BEN (or Form W-8BEN-E) (with respect to the portfolio interest exemption) or Internal Revenue Service Form W-8IMY, as the case may be, and such other forms as may be required in order to confirm or establish the entitlement of such Lender to a continued exemption from or reduction in United States federal withholding tax with respect to payments under the Loan Documents or promptly notify Borrower and the Administrative Agent of any change in the Non-U.S. Lender’s circumstances which would modify or render invalid any previously claimed exemption or reduction.

(f)  Treatment of Certain Refunds.  If the Administrative Agent or a Lender determines, in its sole discretion exercised in good faith, that it has received a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified by a Loan Party or with respect to which a Loan Party has paid additional amounts pursuant to this Section 2.13, it shall promptly pay to the applicable Loan Party an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by Loan Parties under this Section 2.13 with respect to the Indemnified Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of the Administrative Agent or such Lender, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that such Loan Party, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to such Loan Party pursuant to this paragraph (f) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority.  This paragraph shall not be construed to require the Administrative Agent or any Lender to make available its Tax Returns (or any other information relating to its taxes that it deems confidential) to Borrower or any other person.  Notwithstanding anything to the contrary, in no event will any Lender be required to pay any amount to a Loan Party pursuant to this paragraph (f) the payment of which would place such Lender in a less favorable net after-tax position than such Lender would have been in if the additional amounts giving rise to such refund of any Indemnified Taxes or Other Taxes had never been paid.

(g)  Indemnification by the Lenders.  Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes or Other Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes or Other Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.04(d) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error.  Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such  Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (g).

(h)  Survival.  Each party’s obligations under this Section 2.13 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

(i)  Defined Terms.  For purposes of this Section 2.13, the terms “Requirements of Law” and “applicable law” include FATCA.

SECTION 2.14 Mitigation Obligations; Replacement of Lenders.

(a)  Designation of a Different Lending Office.  Before or reasonably promptly after any Lender requests compensation under Section 2.11, or requires Borrower to pay any Indemnified Tax, Other Tax or additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.13, or if any Lender has become a Defaulting Lender, then, at the request of Borrower, such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the good faith judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.11 or 2.13, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender.  Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.  A certificate setting forth such costs and expenses submitted by such Lender to Borrower shall be conclusive absent manifest error.

(b)  Replacement of Lenders.  If (i) any Lender requests compensation under Section 2.11, (ii) any Loan Party is required to pay any Indemnified Tax, Other Tax or additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.13, (iii) any Lender defaults in its obligation to fund Loans hereunder or (iv) any Lender shall decline to consent to any modification or waiver hereunder requiring 100% of the Lenders affected thereby (or of an affected type or the type set forth in clauses (i) through (xiv) of Section 10.02(b) to consent thereto) and, in such case the Required Lenders have already consented thereto, then Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.04), all of its interests, rights (other than its existing rights to payments pursuant to Section 2.11 or Section 2.13) and obligations under this Agreement and the other Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:

(i)  Borrower shall have paid to the Administrative Agent the processing and recordation fee specified in Section 10.04(b);

(ii)  such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents from the assignee (to the extent of such outstanding principal and accrued interest and fees) or Borrower (in the case of all other amounts);

(iii)  in the case of any such assignment resulting from a claim for compensation under Section 2.11 or payments required to be made pursuant to Section 2.13, such assignment will result in a reduction in such compensation or payments thereafter; and

(iv)  such assignment does not conflict with applicable Requirements of Law.

Upon receipt by the applicable Lender of all amounts required to be paid to such Lender pursuant to this Section 2.14(b), the Administrative Agent shall be entitled (but not obligated) and authorized to execute an Assignment and Assumption on behalf of such Lender, and any such Assignment and Assumption so executed by the Administrative Agent and assignee shall be effective for purposes of this Section 2.14(b) and Section 10.04.  A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling Borrower to require such assignment and delegation cease to apply.

SECTION 2.15 Defaulting Lenders.

(a)  Defaulting Lender Adjustments.  Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(i)  Waivers and Amendments.  Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definitions of Required Lenders.

(ii)  Defaulting Lender Waterfall.  Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article 8 or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 10.08 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Agents hereunder; second, as Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; third, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; fourth, so long as no Default or Event of Default exists, to the payment of any amounts owing to Borrower as a result of any judgment of a court of competent jurisdiction obtained by Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and fifth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if such payment is a payment of the principal amount of any Loans in respect of which such Defaulting Lender has not fully funded its appropriate share, such payment shall be applied solely to pay the Loans of all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of such Defaulting Lender until such time as all Loans are held by the Lenders pro rata in accordance with the Commitments.  Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender pursuant to this Section 2.15(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii)  [Reserved].

(b)  Defaulting Lender Cure.  If Borrower and Administrative Agent agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as may be necessary to cause the Loans to be held pro rata by the Lenders in accordance with the Commitments, whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

On the Closing Date, each Loan Party represents and warrants to the Administrative Agent, the Collateral Agent and each of the Lenders that, after giving effect to the terms of the Confirmation Order:

SECTION 3.01 Organization; Powers.  Each Company (a) is duly organized and validly existing under the laws of the jurisdiction of its organization, (b) has all requisite power and authority to carry on its business as now conducted and to own and lease its property, and (c) is qualified and in good standing (to the extent such concept is applicable in the applicable jurisdiction) to do business in every jurisdiction where such qualification is required, except to the extent that any failure under clause (b) or this clause (c) to comply therewith, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.02 Authorization; Enforceability.  The Transactions to be entered into by each Loan Party are within such Loan Party’s powers and have been duly authorized by all necessary action on the part of such Loan Party.  This Agreement has been duly executed and delivered by each Loan Party and constitutes, and each other Loan Document to which any Loan

Party is to be a party, when executed and delivered by such Loan Party, will constitute, a legal, valid and binding obligation of such Loan Party, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

SECTION 3.03 No Conflicts.  The Transactions (a) do not require any material consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except (i) such as have been obtained or made and are in full force and effect, (ii) filings necessary to perfect Liens created by the Loan Documents, (iii) routine Tax filings or (iv) one or more filings with the SEC describing the Transactions (b) will not violate the Organizational Documents of any Company, (c) will not violate any Requirement of Law, (d) will not violate or result in a default or require any consent or approval under any indenture or financing agreement or instrument, or any other material agreement binding upon any Company or its property, or give rise to a right thereunder to require any payment to be made by any Company, (e) will not result in the creation or imposition of any Lien on any property of any Company, except Liens created by the Loan Documents and Permitted Lien or (e) result in any default, non-compliance, suspension, revocation, impairment, forfeiture or non-renewal of any material permit, license, authorization or approval applicable to its operations or any of its properties.

SECTION 3.04 Financial Statements; Projections.

(a)  Historical Financial Statements.  Borrower has heretofore delivered to the Lenders the consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of Borrower, in each case (i) as of and for the fiscal years ended December 31, 2011, December 31, 2012 and December 31, 2013, audited by and accompanied by the opinion of UHY LLP (in each case as set forth in and subject to the qualifications set forth in Borrower’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013) and (ii) as of and for the fiscal quarters (and period of the fiscal year) ended March 31, 2014, June 30, 2014 and September 30, 2014 unaudited (in each case as set forth in Borrower’s Quarterly Report on Form 10-Q for each of such fiscal quarters), but certified by a Financial Officer (collectively, the “Historical Financial Statements”).  Such financial statements and all financial statements delivered pursuant to Sections 5.01(a) and (b) have been prepared in accordance with GAAP and fairly present, in all material respects, the financial condition and results of operations and cash flows, on a consolidated basis, of Borrower and its consolidated Subsidiaries, in each case as of the dates and for the periods to which they relate (subject, in the case of financial statements referred to in clause (ii), to normal year-end audit adjustment and the absence of footnotes).

(b)  No Liabilities; Material Changes.  Except as set forth in the financial statements referred to in Section 3.04(a), as of the Closing Date, there are no liabilities of any Company of any kind, whether accrued, contingent, absolute, determined, determinable or otherwise, which could reasonably be expected to result in a Material Adverse Effect.

(c)  Forecasts.  The forecasts of financial performance of Holdings and its Subsidiaries in the financial projections attached as Schedule 3.04(c) have been prepared in good faith by Holdings and based on estimates and assumptions believed by Holdings to be reasonable and fair in light of the facts and circumstances known to Holdings at the time of preparation thereof (it being understood that actual results may vary materially from such forecasts).

SECTION 3.05 Properties.

(a)  Generally.  Each Company has good, valid, marketable title to, or leasehold interests in, all its property material to its business, free and clear of all Liens except for, in the case of Collateral, Permitted Collateral Liens and, in the case of all other material property, Permitted Liens and minor irregularities or deficiencies in title that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.  The tangible property of the Companies, taken as a whole, is in good operating order, condition and repair (ordinary wear and tear excepted).

(b)  Real Property.  Schedule 17 to the Perfection Certificate dated the Closing Date contains a true and complete list of each interest in Real Property (i) owned by any Loan Party as of the Closing Date and describes the type of interest therein held by such Loan Party and (ii) leased, licensed, subleased or otherwise occupied or utilized by any Loan Party, as lessee, sublessee, franchisee or licensee, as of the Closing Date and describes the type of interest therein held by such Loan Party.  With respect to the Real Property referenced in Section 3.05(b)(ii), such schedules to the Perfection Certificate dated the Closing Date also set forth a complete and accurate list of all leases, licenses, subleases, or other occupancy agreements, including all amendments, guarantees, and agreements by which any Person other than any of the Companies may occupy such space (including, without limitation, subleases, sub-subleases, licenses, or other occupancy agreements whereby a Loan Party is a landlord, lessor, licensor, sublandlord, sublessor, sublicensor, or other similar party) (individually or collectively, as the context may require, “Lease”), a copy of each of which have been made available to the Agents and Lenders prior to the date hereof.  No other Real Property owned or leased by any Loan Party other than the Real Property set forth on Schedule 17 to the Perfection Certificate dated the Closing Date, is reasonably necessary to for the Loan Parties to conduct the business of the Loan Parties as same is presently being conducted and presently anticipated to be conducted.  The Loan Parties have the right to use such Real Property for the purposes such Real Property are currently being used and same are being used materially in compliance with applicable Laws.  No Loan Party or any Subsidiary thereof has the right or option to purchase, possess, use, or occupy any real property other than the Real Property set forth on Schedule 17 to the Perfection Certificate dated the Closing Date.  None of the Loan Parties nor any of their Subsidiaries are obligated to pay any brokerage commission or fee in connection with any of the Real Property set forth on Schedule 17 to the Perfection Certificate dated the Closing Date.

(c)  No Casualty Event.  No Company has received any notice of, nor has any knowledge of, the occurrence or pendency or contemplation of any Casualty Event affecting all or any material portion of its property.  No Mortgage encumbers improved Real Property that is located in an area that has been identified by the Secretary of Housing and Urban Development or the Federal Emergency Management Agency (or any successor agency) as an area having special flood hazards within the meaning of the National Flood Insurance Act of 1968 (as now or hereafter in effect or successor act thereto) unless flood insurance available under such Act has been obtained in accordance with Section 5.04.

(d)  Collateral.  Each Loan Party owns or has rights to use all of the Collateral (other than Intellectual Property) and all rights with respect to any of the foregoing used in, necessary for or material to such Loan Party’s business as currently conducted.  The use by such Loan Party of such Collateral and all such rights with respect to the foregoing do not infringe on the rights of any person other than such infringement which could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.  No claim has been made in writing and remains outstanding that such Loan Party’s use of any Collateral (other than Intellectual Property) does or may violate the rights of any third party that could, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

SECTION 3.06 Intellectual Property.

(a)  Ownership/No Claims.  Each Loan Party owns or is validly licensed to use all Intellectual Property Rights necessary for the conduct of its business as presently conducted.  Each item of Registered Intellectual Property identified on Schedule 11 to the Perfection Certificate is exclusively owned by one or more of the Loan Parties (“Borrower Registered Intellectual Property”).  Except as set forth in Schedule 3.06(a), as of the Closing Date, there are no pending proceedings by any person directly challenging the validity or enforceability of any Borrower Registered Intellectual Property.  The use of such Intellectual Property by each Loan Party does not infringe the rights of any person,.

(b)  One or more of the Loan Parties exclusively owns all rights in and to the GGS Seismic Data Library, free and clear of all Liens (except as set forth in Schedule 3.06(b) and subject to the terms of the SEI-GPI Agreement).  Each Loan Party has taken all reasonable steps to safeguard and maintain the secrecy and confidentiality of, and proprietary rights in, the GGS Seismic Data Library and its contents.  All third parties (other than customers) with possession of one or more copies of the GGS Seismic Data Library have entered into contractual arrangements pursuant to which such third party has agreed to safeguard and maintain the secrecy and confidentiality of, and proprietary rights in, the GGS Seismic Library and its contents.  Except as provided for in the SEI-GPI Agreement, each copy of the GGS Seismic Data Library is within the possession or control of a Loan Party, and, to the knowledge of the Loan Parties, no Person has misappropriated, misused, or otherwise violated a Loan Party’s rights in or to any part of the GGS Seismic Data Library.  “GGS Seismic Data Library” means the structure and content of the database of Multi-Client Data and/or Brazilian Multi-Client Data compiled by and on behalf of one or more of the Loan Parties, including but not limited to the data described in Schedule 3.06(b).

(c)  Schedule 3.06(c) sets forth a true, accurate, and complete list of all material computer software owned, or purported to be owned by the Companies (the “Proprietary Software”) as of the Closing Date.  The Companies exclusively own all right, title and interest in the Proprietary Software free and clear of all Liens (other than the rights of custodians and security companies under agreement set forth in Schedule 3.06(b)).  No Proprietary Software is the subject of any Proceeding before any governmental, registration or other authority in any jurisdiction, including any office action or other form of preliminary or final refusal of registration.

(d)  Schedule 3.06(d) sets forth a true, accurate, and complete list of all material computer software and databases used, reproduced, modified, or redistributed by a Loan Party, excluding shrink-wrap click-wrap or similar nonexclusive, royalty-free licenses to off-the-shelf software on similar standard terms (the “Licensed Software”) as of the Closing Date.  Any use, reproduction, modification, distribution, and sublicensing of the Licensed Software by the Loan Party is authorized pursuant to the terms of the license to which the Loan Party is a party.

(e)  Registrations.  Except (i) pursuant to licenses and other user agreements entered into by each Loan Party in the ordinary course of business and (ii) licenses and other user agreements that are listed in Schedule 11 to the Perfection Certificate, on and as of the Closing Date, each Loan Party possesses all rights to use or grant licenses in respect of the GGS Seismic Data Library, the Proprietary Software, and Borrower Registered Intellectual Property owned by such Loan Party.  To the knowledge of each Loan Party, all registrations for Borrower Registered Intellectual Property listed in Schedule 11 to the Perfection Certificate owned by such Loan Party, other than pending applications, are valid and enforceable.

(f)  No Violations or Proceedings.  To each Loan Party’s knowledge, on and as of the Closing Date, there is no violation by others of any right of such Loan Party with respect to the GGS Seismic Data Library, the Proprietary Software, or any Borrower Registered Intellectual Property listed in Schedule 11 to the Perfection Certificate, pledged by it under the name of such Loan Party.

(g)  Ownership of Material Foreign Intellectual Property.  The Loan Parties collectively own all Material Foreign Intellectual Property except to the extent the transfer of any such Material Foreign Intellectual Property owned by a Foreign Subsidiary that is not a Loan Party to a Loan Party would or could reasonably be expected to (i) result in a material increase in the amounts included in the gross income of a United States shareholder of such Foreign Subsidiary pursuant to Section 951 (or a successor provision) of the Code, (ii) result in a material amount of transfer Taxes or a material non-U.S. Tax liability of such Foreign Subsidiary that would not be incurred absent such transfer or (iii) materially increase the future Taxes of Holdings and its Subsidiaries (taking into account any offsetting Tax savings or other benefits), in each case as reasonably determined by Holdings.

SECTION 3.07 Equity Interests and Subsidiaries.

(a)  Equity Interests.  Schedule 1 to the Pledge Agreement dated the Closing Date sets forth a list of (i) Holdings and each of its Subsidiaries and their jurisdictions of organization (as to each Loan Party) as of the Closing Date and (ii) the number of each class of its Equity Interests authorized, and the number outstanding, on the Closing Date and the number of shares covered by all outstanding options, warrants, rights of conversion or purchase and similar rights at the Closing Date.  Except as set forth on Schedule 1 to the Pledge Agreement, all Equity Interests of each Company are duly and validly issued and are fully paid and non-assessable, and, other than the Equity Interests of Holdings, are owned by Holdings, directly or indirectly through Wholly Owned Subsidiaries.  Each Loan Party is the record and beneficial owner of, and has good and marketable title to, the Equity Interests pledged by it under the Pledge Agreement, free of any and all Liens, rights or claims of other persons, except the security interest created by the Security Agreement or the Pledge Agreement, and there are no outstanding warrants, options or other rights to purchase, or shareholder, voting trust or similar agreements outstanding with respect to, or property that is convertible into, or that requires the issuance or sale of, any such Equity Interests.

(b)  No Consent of Third Parties Required.  No consent of any person including any other general or limited partner, any other member of a limited liability company, any other shareholder or any other trust beneficiary is necessary or reasonably desirable (from the perspective of a secured party) in connection with the creation, perfection or second priority status of the security interest of the Collateral Agent in any Equity Interests pledged to the Collateral Agent for the benefit of the Secured Parties under the Pledge Agreement or the exercise by the Collateral Agent of the voting or other rights provided for in the Security Agreement or the Pledge Agreement or the exercise of remedies in respect thereof.

(c)  Organizational Chart.  An accurate organizational chart, showing the ownership structure of Holdings and each Subsidiary on the Closing Date and after giving effect to the Transactions, is set forth on Schedule 3.07(c).

SECTION 3.08 Litigation; Compliance with Laws.  Except as set forth on Schedule 3.08, there are no actions, suits or proceedings at law or in equity by or before any Governmental Authority now pending or, to the knowledge of any Company, threatened in writing against or affecting any Company or any business, property or rights of any Company (i) that involve any Loan Document or the Transactions or (ii) in which there is a reasonable likelihood of an adverse determination that could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.  Except for matters covered by Section 3.18, no Company or any of its property is in violation of, nor will the continued operation of its property as currently conducted violate, any Requirements of Law (including any zoning or building ordinance, code or approval or any building permits) or any restrictions of record or agreements affecting any Company’s Real Property or is in default with respect to any Requirement of Law, where such violation or default, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

SECTION 3.09 Agreements.  No Company is a party to any agreement or instrument or subject to any restriction in its Organizational Documents that has resulted or could reasonably be expected to result in a Material Adverse Effect.  Schedule 3.09, together with any updates pursuant to Section 5.02(g), contains a true, correct and complete list of all Material Agreements. All Material Agreements are in full force and effect and are enforceable in accordance with their terms and no Company is in default in any manner under any provision of any Material Agreement, and no condition exists which, with the giving of notice or the lapse of time or both, would constitute such a default.  Each Company is in compliance with its Organizational Documents.

SECTION 3.10 Federal Reserve Regulations.  No Company is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of buying or carrying Margin Stock.  No part of the proceeds of any Loan will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, for any purpose that entails a violation of, or that is inconsistent with, the provisions of the regulations of the Board, including Regulation T, U or X.  The pledge of the Securities Collateral pursuant to the Security Agreement and/or the Pledge Agreement does not violate such regulations.

SECTION 3.11 Governmental Regulation.  No Company is subject to regulation under the Public Utility Holding Company Act of 2005, the Federal Power Act or under any other federal or state statute or regulation which may limit its ability to incur Indebtedness or which may otherwise render all or any portion of the Obligations unenforceable.  No Company is an “investment company” or a company “controlled” by an “investment company,” as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended.

SECTION 3.12 Use of Proceeds.  Borrower will use the proceeds of Loans (a) on and after the Closing Date to pay Chapter 11 emergence costs of Holdings and its Subsidiaries (including repayment of the Predecessor Credit Agreement) and to pay expenses related thereto and (b) after the Closing Date for general corporate purposes, including working capital (but will not use any Loans for any speculative purposes, including, without limitation, for any Multi-Client Data Development Costs or to fund development costs (unless such development costs have been fully underwritten by a third party pursuant to a contractual arrangement with the Company) associated with Multi-Client Data or Brazilian Multi-Client Data).

SECTION 3.13 Taxes.  All Federal and all other material tax returns and reports of each Company required to be filed have been timely filed, and all material taxes due and payable and all assessments, fees and other governmental charges upon any Company and upon their respective properties, assets, income, business and franchises which are due and payable have been paid when due and payable.  No Company knows of any proposed tax assessment against any Company in excess of $500,000 in the aggregate which is not being actively contested by a Company in good faith and by appropriate proceedings or which is not being treated under the Plan of Reorganization; provided, such reserves or other appropriate provisions, if any, as shall be required in conformity with GAAP shall have been made or provided therefor.

SECTION 3.14 No Material Misstatements.  No written information, report, financial statement, certificate, exhibit or schedule furnished by or on behalf of any Company to the Administrative Agent or any Lender (excluding information of a general economic or general industry nature, projected financial information or other forward looking information) in connection with the negotiation of any Loan Document or included therein or delivered pursuant thereto, taken as a whole with all such information, and the Confidential Information Memorandum, contained or contains any material misstatement of fact or omitted or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were or are made, not misleading as of the date such information is dated or certified; provided that to the extent any such information, report, financial statement, exhibit or schedule was based upon or constitutes a forecast or projection, each Company represents only that it acted in good faith and utilized reasonable assumptions and due care in the preparation of such information, report, financial statement, exhibit or schedule, it being recognized by the Lenders that such projections and forecasts as they relate to future events are not to be viewed as fact and that factual results during the period or periods covered by such projections and forecasts may differ from such projections and forecasts and such differences may be material. There are no facts known to any Company (other than matters of a general economic or general industry nature) that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect and that have not been disclosed herein or in such other documents, certificates and statements furnished to the Administrative Agent or the Lenders for use in connection with the transactions contemplated hereby.

SECTION 3.15 Labor Matters.  As of the Closing Date, there are no strikes, lockouts or slowdowns against any Company pending or, to the knowledge of any Company, threatened in writing except as in the aggregate could not reasonably be expected to result in a Material Adverse Effect.  The hours worked by and payments made to employees of any Company have not been in violation of the Fair Labor Standards Act of 1938, as amended, or any other applicable federal, state, local or foreign law dealing with such matters in any manner which could reasonably be expected to result in a Material Adverse Effect.  All payments due from any Company, or for which any claim may be made against any Company, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of such Company except where the failure to do so could not reasonably be expected to result in a Material Adverse Effect.  The consummation of the Transactions will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which any Company is bound.

SECTION 3.16 Solvency.  Immediately after the consummation of the Transactions to occur on the Closing Date and immediately following the making of each Loan and after giving effect to the application of the proceeds of each Loan, (a) the fair value of the properties of Holdings and its Subsidiaries, taken as a whole, will exceed the Obligations; (b) Holdings and its Subsidiaries, taken as a whole, will be able to pay their debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (c) Holdings and its Subsidiaries, taken as a whole, will not have unreasonably small capital with which to conduct the business in which they are engaged as such business is now conducted and is proposed to be conducted following the Closing Date.

SECTION 3.17 Employee Benefit Plans.  To the extent applicable, each Company and its ERISA Affiliates is in compliance in all material respects with the applicable provisions of ERISA and the Code and the regulations and published interpretations thereunder.  No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events, could reasonably be expected to result in a Material Adverse Effect or the imposition of a Lien on any of the property of any Company or its ERISA Affiliates.  As of the Closing Date, the present value of all accumulated benefit obligations of all underfunded Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the property of all such underfunded Plans by a material amount.  Using actuarial assumptions and computation methods consistent with subpart I of subtitle E of Title IV of ERISA, no material Withdrawal Liability would be incurred by any Company or its ERISA Affiliates to any Multiemployer Plan in the event of a complete withdrawal therefrom, as of the close of the most recent fiscal year of each such Multiemployer Plan.

To the extent applicable, each Foreign Plan is in material compliance with its terms and with the requirements of any and all applicable Requirements of Law and, where required, is in good standing with applicable regulatory authorities.  No Company has incurred any material obligation in connection with the termination of or withdrawal from any Foreign Plan.  The present value of the accrued benefit liabilities (whether or not vested) under each Foreign Plan which is funded, determined as of the end of the most recently ended fiscal year of the respective Company on the basis of actuarial assumptions, each of which is reasonable, did not exceed the current value of the property of such Foreign Plan by a material amount, and for each Foreign Plan which is not funded, the obligations of such Foreign Plan are properly accrued.

SECTION 3.18 Environmental Matters.

(a)  Except as set forth in Schedule 3.18 and except as, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect:

(i)  The Companies and their businesses, operations and Real Property are in compliance with, and the Loan Parties have no liability under, any applicable Environmental Law;

(ii)  The Companies have obtained all Environmental Permits required for the conduct of their businesses and operations, and the ownership, operation and use of their property, under Environmental Law, all such Environmental Permits are valid and in good standing;

(iii)  There is no Environmental Claim pending or, to the knowledge of the Companies, threatened, against the Companies, relating to the Real Property currently or formerly owned, leased or operated by the Companies or their predecessors in interest or relating to the operations of the Companies, and there are no actions, activities, circumstances, conditions, events or incidents that could form the basis of such an Environmental Claim; and

(iv)  No person with an indemnity or contribution obligation to the Companies relating to compliance with or liability under Environmental Law is in default with respect to such obligation.

(b)  Except as set forth in Schedule 3.18:

(i)  No Company is obligated to perform any material action or otherwise incur any expense under Environmental Law pursuant to any order, decree, judgment or agreement by which it is bound or has assumed by contract, agreement or operation of law, and no Company is conducting or financing any Response pursuant to any Environmental Law with respect to any Real Property or any other location;

(ii)  No property owned, operated or leased by the Companies and, to the knowledge of the Companies, no property formerly owned, operated or leased by the Companies or any of their predecessors in interest is (i) listed or formally proposed for listing on the National Priorities List promulgated pursuant to CERCLA or (ii) listed on the Comprehensive Environmental Response, Compensation and Liability InformationSystem promulgated pursuant to CERCLA or (iii) included on any similar list maintained by any Governmental Authority including any such list relating to Releases of petroleum;

(iii)  No Lien has been recorded or, to the knowledge of any Company, threatened, under any Environmental Law with respect to any Real Property or other assets of the Companies;

(iv)  The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not require any notification, registration, filing, reporting, disclosure, investigation, remediation or cleanup pursuant to any Governmental Real Property Disclosure Requirements or any other applicable Environmental Law; and

(v)  The Companies have made available to the Lenders all material records and files in the possession, custody or control of, or otherwise reasonably available to, the Companies concerning compliance with or liability of the Companies under Environmental Law, including those concerning the actual or suspected Release or threatened Release of Hazardous Material at, on under or from any Real Property or other facilities currently or formerly owned, operated, leased or used by the Companies.

(c)  The representations and warranties contained in this Section 3.18 are the sole and exclusive representations and warranties of the Companies with respect to Environmental Laws and Hazardous Materials.

SECTION 3.19 Security Documents.

(a)  Security Agreement.  Each of the Security Agreement and Pledge Agreement is effective to create in favor of the Collateral Agent for the benefit of the Secured Parties, legal, valid and enforceable Liens on, and security interests in, the Security Agreement Collateral and the Pledge Agreement Collateral, as applicable (except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law)) and, when (i) financing statements and other filings in appropriate form are filed in the appropriate office and (ii) upon the taking of possession or control by the Collateral Agent (or the First Lien Collateral Agent as bailee for the Collateral Agent pursuant to the Intercreditor Agreement) of the Security Agreement Collateral and/or the Pledge Agreement Collateral with respect to which a security interest may be perfected only by possession or control (which possession or control shall be given to the Collateral Agent or the First Lien Collateral Agent, as applicable, to the extent possession or control by the Collateral Agent is required by each Security Agreement and/or the Pledge Agreement), the Liens created by the Security Agreement and the Pledge Agreement shall constitute fully perfected Liens on, and security interests in, all right, title and interest of the grantors in the Security Agreement Collateral and the Pledge Agreement Collateral (other than such Security Agreement Collateral in which a security interest cannot be perfected under the UCC as in effect at the relevant time in the relevant jurisdiction), in each case subject to no Liens other than Permitted Collateral Liens.

(b)  PTO Filing; Copyright Office Filing.  When the Security Agreement or a short form thereof is filed in the United States Patent and Trademark Office and the United States Copyright Office, the Liens created by such Security Agreement shall constitute fully perfected Liens on, and security interests in, all right, title and interest of the grantors thereunder in Patents (as defined in the Security Agreement) registered or applied for with the United States Patent and Trademark Office or Copyrights (as defined in such Security Agreement) registered or applied for with the United States Copyright Office, as the case may be, in each case subject to no Liens other than Permitted Collateral Liens.

(c)  Mortgages.  Each Mortgage is effective to create, in favor of the Collateral Agent, for its benefit and the benefit of the Secured Parties, legal, valid and enforceable second priority Liens on, and security interests in, all of the Loan Parties’ right, title and interest in and to the Mortgaged Properties thereunder and the proceeds thereof, subject only to Permitted Collateral Liens or other Liens acceptable to the Required Lenders, and when the Mortgages are filed in the offices specified on Schedule 12 to the Perfection Certificate dated the Closing Date (or, in the case of any Mortgage executed and delivered after the date thereof in accordance with the provisions of Sections 5.10 and 5.11, when such Mortgage is filed in the offices specified in the local counsel opinion delivered with respect thereto in accordance with the provisions of Sections 5.10 and 5.11), the Mortgages shall constitute fully perfected Liens on, and security interests in, all right, title and interest of the Loan Parties in the Mortgaged Properties and the proceeds thereof, in each case prior and superior in right to any other person, other than Liens permitted by such Mortgage.

(d)  Valid Liens.  Each Security Document delivered pursuant to Sections 5.10 and 5.11 will, upon execution and delivery thereof, be effective to create in favor of the Collateral Agent, for the benefit of the Secured Parties, legal, valid and enforceable Liens on, and security interests in, all of the Loan Parties’ right, title and interest in and to the Collateral thereunder, and (i) when all appropriate filings or recordings are made in the appropriate offices as may be required under applicable law and (ii) upon the taking of possession or control by the Collateral Agent (or the First Lien Collateral Agent as bailee for the Collateral Agent pursuant to the Intercreditor Agreement) of such Collateral with respect to which a security interest may be perfected only by possession or control (which possession or control shall be given to the Collateral Agent or the First Lien Collateral Agent, as applicable, to the extent required by any Security Document), such Security Document will constitute fully perfected Liens on, and security interests in, all right, title and interest of the Loan Parties in such Collateral, in each case subject to no Liens other than the applicable Permitted Collateral Liens.  No consent is needed in connection with the granting of any Mortgage on any Real Property of any Loan Party, which has not been obtained, or will not be obtained with respect to any Mortgage hereinafter granted, prior to the granting thereof.

SECTION 3.20 Sanctions.

(a)  No Loan Party nor its Affiliates is in violation of any Sanctions.

(b)  No Loan Party, Affiliate or broker or other agent of such Loan Party acting or benefiting in any capacity in connection with the Loans is a Sanctioned Person.

(c)  No Loan Party (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Sanctioned Person or Sanctioned Country, (ii) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to Sanctions, or (iii) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, Sanctions.

SECTION 3.21 Anti-Corruption Laws & Sanctions.  Borrower has implemented and maintain in effect policies and procedures (including, without limitation, the Implemented Compliance Enhancements) designed to ensure compliance by Borrower, its Subsidiaries and its respective directors, officers, employees and agents with Anti-Corruption Laws and Sanctions, and Borrower, its Subsidiaries and its respective directors, officers and employees and to the knowledge of Borrower its agents, are in compliance with Anti-Corruption Laws and Sanctions.  None of (a) Borrower, any Subsidiary, their respective directors, officers or employees, or (b) to the knowledge of Borrower, after due inquiry, any agent of Borrower or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person.  No Borrowing, use of proceeds or other transaction contemplated by the Credit Agreement will violate Anti-Corruption Laws or Sanctions.

SECTION 3.22 No Material Adverse Effect.  Since January 1, 2015, there has been no Material Adverse Effect; provided, however, that any effect on or change in the condition, assets or liabilities of Holdings and its Subsidiaries that occurred since January 1, 2015 as a result of or in connection with the Cases, shall not be deemed a Material Adverse Effect.

SECTION 3.23 Customers and Suppliers.  There exists no actual or threatened termination, cancellation or limitation of, or modification to or change in, the business relationship between (a) any Company, on the one hand, and any customer or group thereof, on the other hand, whose agreements with any Company are individually or in the aggregate material to the business or operations of such Company, or (b) any Company, on the one hand, and any supplier or group thereof, on the other hand, whose agreements with any Company are individually or in the aggregate material to the business or operations of any Company, in each case, that individually or in the aggregate could reasonably be expected to have a Material Adverse Effect.

SECTION 3.24 Insurance.  Each Company keeps its property adequately insured and maintains (a) insurance to such extent and against such risks as is customary with companies in the same or similar businesses, (b) workmen’s compensation insurance in the amount required by applicable law, (c) public liability insurance, in the amount customary with companies in the same or similar business against claims for personal injury or death on properties owned, occupied or controlled by it, and (d) such other insurance as may be required by law.

SECTION 3.25 Permits, Etc.  Each Loan Party has, and is in compliance with, all permits, licenses, authorizations, approvals, entitlements and accreditations required for such Person lawfully to own, lease, manage or operate, or to acquire, each business currently owned, leased, managed or operated, or to be acquired, by such Person, which, if not obtained, could not reasonably be expected to have a Material Adverse Effect.  No condition exists or event has occurred, which, in itself or with the giving of notice or laps of time or both, would result in the suspension, revocation, impairment, forfeiture or non-renewal of any such permit, license, authorization, approval, entitlement or accreditation, and there is no claim that any such permit, license, authorization, approval, entitlement or accreditation is not in full force and effect, except, as to the extent any such condition, event or claim could not reasonably be expected to have a Material Adverse Effect.

SECTION 3.26 Colombian Bankruptcy Proceeding.

(a)  On or about May 8, 2014, Borrower sought an order from the Superintendencia de Sociedades de Bogota (a Colombian insolvency court) recognizing the chapter 11 cases as a foreign main proceeding under Title III of law 1116 of 2006.  On May 19, 2014, the Superintendencia de Sociedades de Bogota granted the Borrower’s request, entering an order that, among other things, recognized the Borrower’s chapter 11 Case for purposes of Colombian law, ordered the cessation of certain enforcement and collection efforts initiated by creditors Colombia, and further directed the various Colombian civil courts to withdraw and otherwise lift prior embargos and seizures that had been ordered.  The Superintendencia de Sociedades de Bogota did not order the commencement of a separate insolvency case in Colombia for the Borrower.  The proceedings described in this Section 3.26 are collectively referred to herein as the “Colombian Bankruptcy Proceeding”.

(b)  As of the Closing Date, no Loan Party has, and the Loan Parties collectively do not have, property and assets (including but not limited to cash and Cash Equivalents, Real Property or equipment) located in the Republic of Colombia with an aggregate value in excess of $3,000,000.

SECTION 3.27 Global Eurasia.  Global Eurasia does not have property and assets (including but not limited to cash and Cash Equivalents, Real Property or equipment) with an aggregate value in excess of $25,000.

ARTICLE IV

CONDITIONS TO CREDIT EXTENSIONS

SECTION 4.01 Conditions to Effectiveness of this Agreement.  The obligations of the Lenders to make Loans hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 10.02):

(a)  The Administrative Agent and the Lenders (or their respective counsel) shall have received (i) from each party hereto either (A) a counterpart of this Agreement signed on behalf of such party or (B) written evidence satisfactory to the Administrative Agent at the direction of the Required Lenders (which may include telecopy or electronic transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement and (ii) duly executed copies of the Loan Documents and such other legal opinion, certificates, documents, instruments and agreements as the Lenders shall reasonably request in connection with the Transactions, all in form and substance satisfactory to the Lenders and their respective counsel.

(b)  The Administrative Agent and the Lenders (or their respective counsel) shall have received, on behalf of itself, the other Agents and the Lenders, a favorable written opinion of Baker Botts L.L.P., special counsel for the Loan Parties, addressed to the Agents and the Lenders from time to time party thereto and in a form reasonably satisfactory to the Lenders.

(c)  The Lenders (or their respective counsel) shall have received a solvency certificate in the form of Exhibit J to this Agreement, dated the Closing Date and signed by the chief financial officer of Holdings.

(d)  The Lenders (or their respective counsel) shall have received such documents and certificates as the Lenders or their respective counsel may reasonably request relating to the organization, existence and good standing of the Loan Parties, the authorization of the Transactions and any other legal matters relating to the Loan Parties, the Loan Documents or the Transactions, all in form and substance satisfactory to the Lenders.

(e)  There shall not be any investigation or review pending (or to the knowledge of Holdings, threatened) by any Governmental Authority with respect to Holdings or any of its Subsidiaries, that could reasonably be expected to have a Material Adverse Effect and there are no actions, suits, inquiries, investigations or proceedings pending (or to the knowledge of Holdings, threatened) against or affecting Holdings or any of its Subsidiaries, or any of their respective properties at law or in equity before, and there are no orders, judgments or decrees of, or before any governmental entity, in each case that could reasonably be expected to have a Material Adverse Effect.

(f)  There shall not have occurred any event, development or circumstance since January 1, 2015 that has had or could reasonably be expected to have a Material Adverse Effect.

(g)  [Reserved].

(h)  The Administrative Agent shall have received (i) a fully executed copy of the Fee Letter and (ii) all Administrative Agent Fees and other amounts due and payable on or prior to the Closing Date, including, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses (including the fees and expenses of Ropes & Gray LLP), and the fees and expenses of any counsel, local counsel, foreign counsel, appraisers, consultants and other advisors required to be reimbursed or paid by Borrower hereunder or under any other Loan Document or the Backstop Agreement (including the fees and expenses of Akin Gump Strauss Hauer & Feld LLP and Opportune LLP).

(i)  Subject to Section 5.17, the Security Documents shall have been duly executed by each Loan Party that is to be a party thereto and shall be in full force and effect on the Closing Date.  Subject to Section 5.17, the Collateral and Guarantee Requirement shall have been satisfied substantially simultaneously with the initial Credit Extensions to be made on the Closing Date.

(j)  The Lenders (or their respective counsel) shall have received a Perfection Certificate with respect to the Loan Parties dated the Closing Date and duly executed by a Responsible Officer of Borrower, and shall have received the results of a search of the Uniform Commercial Code filings (or equivalent filings) made with respect to the Loan Parties in the states (or other jurisdictions) of formation of such Persons, in which the chief executive office of each such Person is located and in the other jurisdictions in which such Persons maintain property, in each case as indicated on such Perfection Certificate, together with copies of the financing statements (or similar documents) disclosed by such search, and accompanied by evidence satisfactory to the Lenders that any Liens not permitted under Section 6.02 have been or will be contemporaneously released or terminated.

(k)  The Administrative Agent and the Lenders (or their respective counsel) shall have received a copy of, or a certificate as to coverage under, the insurance policies required by Section 5.04 and the applicable provisions of the Security Documents, each of which shall be endorsed or otherwise amended to include a customary lender’s loss payable endorsement and to name the Administrative Agent as additional insured, in form and substance satisfactory to the Lenders.

(l)  The Lenders shall have received the financial statements and report referred to in Section 3.04.

(m)  The Lenders shall have received, to the extent requested at least three (3) Business Days prior to the Closing Date, all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act.

(n)       All principal, premium, if any, interest, fees and other amounts due under the Predecessor Credit Agreement shall have been or will be, substantially simultaneously with the initial funding of the Loans on the Closing Date, discharged, satisfied and terminated (provided, that certain amounts due under the Predecessor Credit Agreement may be deemed Indebtedness hereunder) and the Lenders shall have received reasonably satisfactory evidence thereof. All guarantees and security in support of principal, premium, if any, interest, fees or other amounts due under the Predecessor Credit Agreement shall have been or will be, substantially simultaneously with the initial funding of the Loans on the Closing Date, discharged and released and the Lenders shall have received reasonably satisfactory evidence thereof.  It is understood and acknowledged by the Administrative Agent and the Lenders that the Confirmation Order shall satisfy this Section 4.01(n).

(o)  Confirmation Hearing and Order.  A confirmation hearing with the Bankruptcy Court for the Plan of Reorganization shall have been held on or prior to February 6, 2015 and the Bankruptcy Court shall have entered the Confirmation Order.

(p)  Plan of Reorganization.  The terms and provisions of the Plan of Reorganization shall be reasonably satisfactory to the Lenders (it being acknowledged by the Lenders that the terms and provisions of the Plan of Reorganization, dated October 31, 2014 and filed with the Bankruptcy Court [Docket Number 987], are satisfactory).

(q)  Consummation of Plan of Reorganization.  The Administrative Agent shall have received evidence, reasonably satisfactory to the Lenders, that (i) the effective date under the Plan of Reorganization shall have occurred, the Confirmation Order shall be valid, subsisting and continuing as a final order (provided, that the applicable appeal period for such order need not have expired) and all conditions precedent to the effectiveness of the Plan of Reorganization shall have been fulfilled, or validly waived, including, without limitation, the execution, delivery and performance of all of the conditions thereof other than conditions that have been validly waived (but not including conditions consisting of the effectiveness of the Loan Documents), and (ii) no motion, action or proceeding by any creditor or other party-in-interest to the Cases which could materially adversely affect the Plan of Reorganization, the consummation of the Plan of Reorganization, the business or operations of the Credit Parties or the transactions contemplated by the Loan Documents, as determined by the Lenders in good faith, shall be pending.

(r)  On or prior to the Closing Date, Borrower shall cause a new directly wholly-owned Domestic Subsidiary to be formed, which such Subsidiary shall be a Guarantor (the “MCD Subsidiary”) and transfer ownership of all Multi-Client Data to the MCD Subsidiary.

(s)  The Lenders (or their respective counsel) shall have received an Officer’s Certificate certifying that the Implemented Compliance Enhancements have been adopted and implemented.

(t) The Lenders shall have received satisfactory evidence that Holdings and its Subsidiaries shall have unrestricted cash on hand of at least $11,250,000, without giving effect to any Specified Payments and without giving effect to any Borrowings of Revolving Loans.

(u)  No Default. Borrower and each other Loan Party shall be in compliance in all material respects with all the terms and provisions set forth herein and in each other Loan Document on its part to be observed or performed, and, at the time of and immediately after giving effect to the Loans hereunder and the application of the proceeds thereof, no Default shall have occurred and be continuing.

(v)  Representations and Warranties. Each of the representations and warranties made by any Loan Party set forth in Article III hereof or in any other Loan Document shall be true and correct in all material respects (except that any representation and warranty that is qualified as to “materiality” or “Material Adverse Effect” shall be true and correct in all respects) on and as of the date hereof, except to the extent such representations and warranties expressly relate to an earlier date.

(w)  No Legal Bar. No order, judgment or decree of any Governmental Authority shall purport to restrain any Lender from making the Loans to be made by it.  No injunction or other restraining order shall have been issued, shall be pending or noticed with respect to any action, suit or proceeding seeking to enjoin or otherwise prevent the consummation of, or to recover any damages or obtain relief as a result of, the transactions contemplated by this Agreement or the making of Loans hereunder.

(x)  The Administrative Agent shall have received a letter of direction in form and substance satisfactory to the Administrative Agent duly executed by each Lender addressed to Wilmington, as DIP Agent and as Administrative Agent hereunder, authorizing, acknowledging and directing, in accordance with and as contemplated by Section 2.01(b), (i) the DIP Agent to transfer the Rights Offering Proceeds (as defined in the Plan of Reorganization) such Lender is due pursuant to Section 5.8.12 of the Plan of Reorganization and as set forth on Schedule 2.01 to the Administrative Agent and (ii) the Administrative Agent to remit such funds to the Borrower as Loans hereunder.

ARTICLE V

AFFIRMATIVE COVENANTS

Each Loan Party covenants and agrees with each Lender that so long as this Agreement shall remain in effect and until the Commitments have been terminated and the principal of and interest on each Loan and all Administrative Agent Fees and all other expenses or amounts payable under any Loan Document shall have been paid in full (other than contingent indemnification obligations for which no claim has been asserted) unless the Required Lenders shall otherwise consent in writing, each Loan Party will, and will cause each of its Subsidiaries to:

SECTION 5.01 Financial Statements, Reports, etc.

Furnish to the Administrative Agent (who shall promptly make available to the Lenders):

(a)  Monthly Reports.

(i)  As soon as available, and in any event within 15 days after the end of each month, (A) a 13-week cash requirement forecast setting forth projected cash receipts and disbursements of the Loan Parties and projected borrowings of Revolving Loans for the periods covered thereby and (B) a sales report for the preceding calendar month;

(ii)  As soon as available, and in any event within (A) 45 days after the month ending February 28, 2015 and (B) 30 days after the end of each month thereafter, the consolidated and consolidating balance sheet of Holdings and its Subsidiaries as at the end of such month and the related consolidated and consolidating statements of income, consolidated statements of stockholders' equity and consolidated statements of cash flows of Holdings and its Subsidiaries for such month and for the period from the beginning of the then current fiscal year to the end of such month, setting forth in each case in comparative form the corresponding figures for the corresponding periods of the previous fiscal year (beginning with the month ending February 29, 2016) and the corresponding figures from the Financial Plan for the current fiscal year, all in reasonable detail, together with a schedule of reconciliations for any reclassifications with respect to prior months or periods (and, in connection therewith, copies of any restated financial statements for any impacted month or period), certified by a Financial Officer as fairly presenting, in all material respects, the financial condition of Holdings and its Subsidiaries as at the dates indicated and the results of their operations and cash flows for the periods indicated;

(b)  Quarterly Financial Statements.  As soon as available, and in any event within (i) 75 days after the end of the fiscal quarter ending March 31, 2015 and (ii) 60 days after the end of each fiscal quarter of each fiscal year thereafter (excluding the fourth fiscal quarter), the consolidated and consolidating balance sheets of Holdings and its Subsidiaries as at the end of such fiscal quarter and the related consolidated (and with respect to statements of income, consolidating) statements of income, stockholders' equity and cash flows of Holdings and its Subsidiaries for such fiscal quarter and for the period from the beginning of the then current fiscal year to the end of such fiscal quarter, setting forth in each case in comparative form the corresponding figures for the corresponding periods of the previous fiscal year (beginning with the fiscal quarter ending March 31, 2016) and the corresponding figures from the Financial Plan for the current fiscal year, all in reasonable detail, certified by a Financial Officer as fairly presenting, in all material respects, the financial condition of Holdings and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated;

(c)  Annual Financial Statements.  As soon as available, and in any event within 90 days after the end of each fiscal year (commencing with the fiscal year ending December 31, 2015) (or, if earlier, three (3) Business Days after the date required to be filed with the SEC), (i) the consolidated and consolidating balance sheets of Holdings and its Subsidiaries as at the end of such fiscal year and the related consolidated (and with respect to statements of income, consolidating) statements of income, stockholders' equity and cash flows of Holdings and its Subsidiaries for such fiscal year, setting forth in each case in comparative form the corresponding figures for the previous fiscal year (beginning with the fiscal year ending December 31, 2016; provided that with respect to such fiscal year, the corresponding figures to the fiscal year 2015 will be for the period commencing on the Closing Date and ending on December 31, 2015) and the corresponding figures from the Financial Plan for the fiscal year covered by such financial statements, in reasonable detail, certified by a Financial Officer as fairly presenting, in all material respects, the financial condition of Holdings and its Subsidiaries as at the dates indicated and the results of operations and their cash flows for the periods indicated; and (ii) with respect to such annual consolidated financial statements a report thereon of a firm of independent certified public accountants of recognized national standing selected by Holdings, and reasonably satisfactory to Required Lenders (which report shall be unqualified as to going concern and scope of audit, and shall state that such consolidated financial statements fairly present, in all material respects, the consolidated financial position of Holdings and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated in conformity with GAAP applied on a basis consistent with prior years (except as otherwise disclosed in the financial statements) and that the examination by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards) together with a written statement by such independent certified public accountants stating that in making the examination necessary therefor no knowledge was obtained of any Default under the financial covenants set forth herein or, if any such Default shall exist, stating the nature and status of such event;

(d)  Compliance Certificate.  Together with each delivery of financial statements of Holdings and its Subsidiaries pursuant to Section 5.01(b) or Section 5.01(c), a duly executed and completed Compliance Certificate;

(e)  Statements of Reconciliation after Change in Accounting Principles.  If, as a result of any change in accounting principles and policies after the Closing Date, the consolidated financial statements of Holdings and its Subsidiaries delivered pursuant to Section 5.01(b) or Section 5.01(c) will differ in any material respect from the consolidated financial statements that would have been delivered pursuant to such subdivisions had no such change in accounting principles and policies been made, then, together with the first delivery of such financial statements after such change, one or more statements of reconciliation for all such prior financial statements in form and substance reasonably satisfactory to Required Lenders;

(f)  Financial Plan.  As soon as practicable and in any event no later than the earlier of (i) fifteen (15) calendar days after approval by the Board of Directors and (ii) thirty (30) days after the beginning of each fiscal year (commencing with respect to fiscal year 2016), a consolidated plan and financial forecast for such fiscal year (prepared on a monthly basis) and each fiscal year (or portion thereof) through the Maturity Date (a “Financial Plan”), including (i) a forecasted consolidated balance sheet and forecasted consolidated statements of income and cash flows of Holdings and its Subsidiaries for each such fiscal year, together with pro forma Compliance Certificates for each such fiscal year, (ii) forecasted consolidated statements of income and cash flows of Holdings and its Subsidiaries for each month of each such fiscal year, (iii) forecasts demonstrating projected compliance with the requirements of  Section 6.09 through the Maturity Date, and (iv) forecasts demonstrating adequate liquidity through the Maturity Date, together, in each case, with an explanation of the material assumptions on which such forecasts are based all in form and substance reasonably satisfactory to Required Lenders;

(g)  [Reserved];

(h)  [Reserved];

(i)  Aging Reports.  Together with each delivery of financial statements of Holdings and its Subsidiaries pursuant to Section 5.01(b) and Section 5.01(c), (i) a summary of the accounts receivable aging report of Holdings and its Subsidiaries (prepared on a consolidated basis) as of the end of such period, (ii) a summary of accounts payable aging report of Holdings and its Subsidiaries (prepared on a consolidated basis) as of the end of such period and (iii) such other information as the Required Lenders may reasonably request, in each case, all in detail and in form and substance reasonably satisfactory to the Required Lenders;

(j)  Seismic Crew Information.  Concurrently with the delivery of the financial statements required to be delivered pursuant to Section 5.01(a), Section 5.01(b) and Section 5.01(c), (i) a copy of the report prepared by Holdings consistent with past practice, showing the projected usage of any and all seismic crews owned or operated by Holdings and its Subsidiaries for the ensuing three calendar months and (ii) a copy of the backlog reports and summary of the location of each seismic crew and the status of each ongoing project for such crews prepared by Holdings consistent with past practice;

(k)  Public Reports.  Promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by Holdings or any of its Subsidiaries with the SEC, or any Governmental Authority succeeding to any or all of the functions of the SEC, or with any national securities exchange;

(l)  Management Letters.  Promptly after the receipt thereof by Holdings or any of its Subsidiaries, a copy of any “management letter” received by any such person from its certified public accountants and the management’s responses thereto;

(m)  Consolidated Liquidity.  On or before the fifth (5th) Business Day of each calendar month (commencing as of March 1, 2015),  a certificate from a Responsible Officer of Borrower (i) certifying that, with respect to the immediately preceding calendar month, Consolidated Liquidity was not less than the amount required by Section 6.09(a) for any period of more than two (2) Business Days in such immediately preceding calendar month or (ii) to the extent such certification set forth in clause (i) above is not correct, describing the nature and extent of such event and the corrective action (if any) taken or proposed to be taken with respect thereto; and

(n)  Other Information.  Promptly, from time to time, such other information regarding the operations, business affairs and financial condition of Holdings or any of its Subsidiaries, or compliance with the terms of any Loan Document, as any Lender may reasonably request.

SECTION 5.02 Litigation and Other Notices.  Furnish to the Administrative Agent written notice of the following promptly (and, in any event, within three (3) Business Days of any Responsible Officer of Holdings or any of its Subsidiaries becoming aware thereof):

(a)  any Event of Default, specifying the nature and extent thereof and the corrective action (if any) taken or proposed to be taken with respect thereto;

(b)  the filing or commencement of, or any threat in writing of any person to file or commence, any action, suit, litigation or proceeding, whether at law or in equity by or before any Governmental Authority, (i) against any Company or any Affiliate thereof that could reasonably be expected to result in a Material Adverse Effect or (ii) with respect to any Loan Document;

(c)  any development that has resulted in, or could reasonably be expected to result, in a Material Adverse Effect;

(d)  the occurrence of any Casualty Event affecting Collateral having value in excess of $250,000;

(e)  the incurrence of any material Lien (other than Permitted Collateral Liens) on, or claim asserted against, any of the Collateral;

(f)  any change in the Board of Directors (or similar governing body) of Holdings or any of its Subsidiaries;

(g)  (i) termination or amendment to any Material Agreement of Holdings or any of its Subsidiaries in a manner that is materially adverse to Holdings or such Subsidiary, as the case may be, or (ii) entry into any new Material Agreement, together with a written statement describing such event, with copies of such material amendments or new contracts, delivered to Collateral Agent, and an explanation of any actions being taken with respect thereto; and

(h)  any environmental matter which resulted in or would reasonably be expected to have a Material Adverse Effect, together with copies of all environmental audits and reports with respect thereto.

SECTION 5.03 Existence; Businesses and Properties; Compliance with Laws.

(a)  Except as otherwise permitted under Section 6.05 or Section 6.06, at all times preserve and keep in full force and effect its existence and all rights and Governmental Authorizations, qualifications, franchises, licenses and permits material to its business and to the conduct of its business in each jurisdiction in which its business is conducted; provided, no Loan Party or any of its Subsidiaries shall be required to preserve any such right or Governmental Authorizations, qualifications, franchise, licenses and permits if such Person's Board of Directors shall determine that the preservation thereof is no longer desirable in the conduct of the business of such Person, and that the loss thereof is not disadvantageous in any material respect to such Person or to the Lenders; provided further, that for the avoidance of doubt, Holdings, Borrower and the MCD Subsidiary shall be required to maintain their existence.

(b)  (i) Maintain or cause to be maintained in good repair, working order and condition, consistent with industry practice and ordinary wear and tear excepted, all material properties necessary in the business of Holdings and its Subsidiaries and from time to time will make or cause to be made all appropriate repairs, renewals and replacements thereof, and (ii) comply at all times with the provisions of all leases to which it is a party as lessee or under which it occupies property, so as to prevent any loss or forfeiture thereof or thereunder where non-compliance could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(c)  Each Loan Party will comply, shall cause each of its Subsidiaries to comply and shall use commercially reasonable efforts to cause all other Persons, if any, on or occupying any premises owned by such Loan Party to comply, with all applicable Requirements of Law (including any and all zoning, building, Environmental Law, ordinance, code or approval or any building permits or any restrictions of record or agreements affecting the Real Property), non-compliance with which could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

SECTION 5.04 Insurance.

(a)  Generally.  Maintain or cause to be maintained, with financially sound and reputable insurers, casualty insurance, such public liability insurance, third-party property damage insurance or such other insurance with respect to liabilities, losses or damage in respect of the assets, properties and businesses of the Loan Parties as may customarily be carried or maintained under similar circumstances by Persons of established reputation engaged in similar businesses, in each case in such amounts (giving effect to self-insurance), with such deductibles, covering such risks and otherwise on such terms and conditions as shall be customary for such Persons and satisfactory to Required Lenders.  Without limiting the generality of the foregoing, the Loan Parties will maintain or cause to be maintained (i) flood insurance with respect to each Flood Hazard Property that is located in a community that participates in the National Flood Insurance Program, in each case in compliance with any applicable regulations of the Board of Governors of the Federal Reserve System and (ii) replacement value casualty insurance on the Collateral under such policies of insurance, with such insurance companies, in such amounts, with such deductibles, and covering such risks as are at all times carried or maintained under similar circumstances by Persons of established reputation engaged in similar businesses.  Each such policy of insurance shall (i) name Collateral Agent, on behalf of the Secured Parties as an additional insured thereunder as its interests may appear, and (ii) in the case of each casualty insurance policy, contain a loss payable clause or endorsement, satisfactory in form and substance to the Required Lenders, that names Collateral Agent, on behalf of Secured Parties as the loss payee thereunder.

(b)  Requirements of Insurance.  Each of the insurance policies required to be maintained under this Section 5.04 shall provide for at least thirty (30) days' prior written notice to Collateral Agent of the cancellation or substantial modification thereof (or ten (10) days’ prior written notice of cancellation for nonpayment of premiums).  Receipt of such notice shall entitle Collateral Agent (but Collateral Agent shall not be obligated) to renew any such policies, cause the coverages and amounts thereof to be maintained at levels required pursuant to this Section 5.04 or otherwise to obtain similar insurance in place of such policies, in each case at the expense of the Loan Parties.

(c)  Broker’s Report.  Deliver to the Administrative Agent and the Collateral Agent and the Lenders a report of a reputable insurance broker with respect to such insurance and such supplemental reports with respect thereto as the Required Lenders may from time to time reasonably request.

(d)  Mortgaged Properties.  No Loan Party that is an owner of Mortgaged Property shall take any action that is reasonably likely to be the basis for termination, revocation or denial of any insurance coverage required to be maintained under such Loan Party’s respective Mortgage or that could reasonably be expected to be the basis for a defense to any claim under any Insurance Policy maintained in respect of the Premises, and each Loan Party shall otherwise comply in all material respects with all Insurance Requirements in respect of the Premises; provided, however, that each Loan Party may, at its own expense and after written notice to the Administrative Agent, (i) contest the applicability or enforceability of any such Insurance Requirements by appropriate legal proceedings, the prosecution of which does not constitute a basis for cancellation or revocation of any insurance coverage required under this Section 5.04 or (ii) cause the Insurance Policy containing any such Insurance Requirement to be replaced by a new policy complying with the provisions of this Section 5.04.

(e)  Insurance Report.  As soon as practicable, and in any event by May 30 of each year (or such other date as may be agreed to by the Borrower and the Required Lenders from time to time), a report in form and substance satisfactory to the Required Lenders outlining all material insurance coverage maintained as of the date of such report by the Companies and all material insurance coverage planned to be maintained by the Companies in the immediately succeeding annual period.

SECTION 5.05 Taxes and Claims.  File all foreign, federal, state, and other material tax returns required to be filed by Holdings or any of its Subsidiaries and pay all Taxes imposed upon it or any of its properties or assets or in respect of any of its income, businesses or franchises before any penalty or fine accrues thereon (other than Taxes that do not exceed $100,000 in the aggregate), and all claims (including claims for labor, services, materials and supplies) for sums that have become due and payable and that by law have or may become a Lien upon any of its properties or assets, prior to the time when any penalty or fine shall be incurred with respect thereto; provided no such Tax or claim need be paid if it is being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, so long as (a) adequate reserve or other appropriate provision, as shall be required in conformity with GAAP shall have been made therefor, and (b) in the case of a Tax or claim which has or may become a Lien against any of the Collateral, such contest proceedings conclusively operate to stay imposition of any penalty, fine or Lien resulting from the non-payment thereof.  No Loan Party will, nor will it permit any of its Subsidiaries to, file or consent to the filing of any consolidated income tax return with any Person (other than Holdings or any of its Subsidiaries).

SECTION 5.06 Employee Benefits.  (a) Comply in all material respects with the applicable provisions of ERISA and the Code and (b) furnish to the Administrative Agent (i) as soon as possible after, and in any event within 5 Business Days after any Responsible Officer of any Company or any ERISA Affiliates of any Company knows or has reason to know that, any ERISA Event has occurred or, is reasonably expected to occur, that, alone or together with any other ERISA Event that has occurred in the past twelve months could reasonably be expected to result in any material liability to the Companies or any of their ERISA Affiliates or the imposition of a Lien, a statement of a Financial Officer of Holdings setting forth details as to such ERISA Event and the action, if any, that the Companies propose to take with respect thereto; (ii) upon request by the Required Lenders, copies of (A) each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) filed by any Company or any ERISA Affiliate of any Company with the Internal Revenue Service with respect to each Plan; (B) the most recent actuarial valuation report for each Plan; (C) all notices received by any Company or any ERISA Affiliate of any Company from a Multiemployer Plan sponsor or any governmental agency concerning an ERISA Event; and (D) such other documents or governmental reports or filings relating to any Plan (or employee benefit plan (as such term is defined in Section 3(3) of ERISA) sponsored or contributed to by any Company or any ERISA Affiliate of any Company) as the Required Lenders shall reasonably request and (iii) promptly following any request therefor, copies of (A) any documents described in Section 101(k) of ERISA that any Company or its ERISA Affiliate may request with respect to any Multiemployer Plan and (B) any notices described in Section 101 (1) of ERISA that any Company or its ERISA Affiliate may request with respect to any Multiemployer Plan; provided that if any Company or its ERISA Affiliate has not requested such documents or notices from the administrator or sponsor of the applicable Multiemployer Plan, the applicable Company or ERISA Affiliate shall promptly make a request for such documents or notices from such administrator or sponsor and shall provide copies of such documents and notices promptly after receipt thereof.

SECTION 5.07 Maintaining Records; Access to Properties and Inspections; Annual Meetings.

(a)  Keep proper books of record and account in which materially full, true and correct entries in conformity with GAAP and all Requirements of Law are made of all dealings and transactions in relation to its business and activities.  Holdings will permit any representatives designated by the Administrative Agent or the Required Lenders (in coordination with the Administrative Agent), at Borrower’s expense, to visit and inspect the financial records and the property of Holdings and its Subsidiaries at reasonable times during normal business hours and as often as reasonably requested upon reasonable notice and to make extracts from and copies of such financial records, and permit any representatives designated by the Administrative Agent or the Required Lenders to discuss the affairs, finances, accounts and condition of any Company with the officers and employees thereof and advisors therefor (including independent accountants); provided that, so long as no Default has occurred and is continuing, only two such visits and inspections during each fiscal year of Holdings shall be at Borrower’s expense.  Without limiting the foregoing, the Loan Parties agree that the Collateral Agent shall have the right (but not the obligation) to conduct patent, trademark and copyright searches with respect to the Loan Parties from time to time, and the Loan Parties agree to pay all out-of-pocket expenses incurred by Collateral Agent in connection with such searches.

(b)  (i) Upon the request of Required Lenders, participate in a meeting of Lenders once during each fiscal quarter to be held at Borrower's corporate offices (or at such other location as may be agreed to by Borrower and Required Lenders) at such time as may be reasonably agreed to by Borrower and Required Lenders.  (ii) Within 30 days of delivery of financial statements and other information required to be delivered pursuant to Section 5.01(b), Borrower shall cause its chief financial officer to participate in a conference call with the Agents and, subject to compliance with the confidentiality requirements set forth in Section 10.12, all Lenders who choose to participate in such conference call during which conference call the chief financial officer shall review the financial condition of Holdings and its Subsidiaries and such other matters as any Lender may reasonably request.

SECTION 5.08 Use of Proceeds.  Use the proceeds of the Loans only for the purposes set forth in Section 3.12.  No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations T, U and X.  Borrower will not request any Borrowing, and Borrower shall not use, and shall procure that its Subsidiaries and its or their respective directors, officers, employees and agents shall not use, the proceeds of any Borrowing (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (ii) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, in violation of Sanctions or (iii) in any manner that would result in the violation of Sanctions.

SECTION 5.09 Compliance with Environmental Laws; Environmental Reports.

(a)  Comply, and use commercially reasonable efforts to cause all lessees and other persons occupying Real Property owned, operated or leased by any Company to comply, in all material respects with all Environmental Laws and Environmental Permits applicable to its operations and Real Property; obtain and renew all material Environmental Permits applicable to its operations and Real Property; and conduct all Responses required by, and in accordance with, Environmental Laws; provided that no Company shall be required to undertake any Response to the extent that its obligation to do so is being contested in good faith and by proper proceedings and appropriate reserves are being maintained with respect to such circumstances in accordance with GAAP.

(b)  If a Default caused by reason of any representation or warranty set forth in Section 3.18 being false in any respect when made or deemed made or any breach of Section 5.09(a) shall have occurred and be continuing for more than 20 days without the Companies commencing activities reasonably likely to cure such Default in accordance with Environmental Laws, at the written request of the Required Lenders through the Administrative Agent, provide to the Lenders within 45 days after such request, at the expense of Borrower, an environmental assessment report regarding the matters which are the subject of such Default, including, where appropriate, air, soil and/or groundwater sampling, prepared by an environmental consulting firm and, in the form and substance, reasonably acceptable to the Required Lenders and indicating the presence or absence of Hazardous Materials and the estimated cost of any compliance or Response to address them.

SECTION 5.10 Additional Collateral; Additional Guarantors.

(a)  Subject to this Section 5.10, with respect to any property owned or acquired after the Closing Date by any Loan Party that is intended to be subject to the Lien created by any of the Security Documents but is not so subject, promptly (and in any event within 30 days after the acquisition thereof or such later time as the Required Lenders may agree) cause the Collateral and Guarantee Requirement to be satisfied with respect to such property, including by (i) executing and delivering to the Administrative Agent and the Collateral Agent such amendments or supplements to the relevant Security Documents or such other documents as the Required Lenders shall deem necessary or advisable to grant to the Collateral Agent, for the benefit of the Secured Parties, a Lien on such property subject to no Liens other than Permitted Collateral Liens and (ii) take all actions necessary to cause such Lien to be duly perfected to the extent required by such Security Document in accordance with all applicable Requirements of Law, including the filing of financing statements in such jurisdictions as may be reasonably requested by the Required Lenders.  Holdings shall otherwise take such actions and execute and/or deliver to the Collateral Agent such documents as the Required Lenders shall require to confirm the validity, perfection and priority of the Lien of the Security Documents on such after-acquired properties.  Notwithstanding the foregoing, any required filings with the United States Patent and Trademark Office and United States Copyright Office shall be made within 30 days after the acquisition of the related property is required to be reported pursuant to Section 5.01(h).

(b)  With respect to any person that is or becomes a Subsidiary after the Closing Date, promptly, and, in any event, within 30 days after such person becomes a Subsidiary, notify the Administrative Agent and Collateral Agent thereof in writing (specifying, if such Subsidiary is a Designated Subsidiary) and cause the Collateral and Guarantee Requirement to be satisfied with respect to such Subsidiary (if it is a Designated Subsidiary) and with respect to any Equity Interests in or Indebtedness of such Subsidiary owned by any Loan Party.

(c)  Promptly grant to the Collateral Agent, within 60 days of the acquisition thereof (unless sooner disposed of in an Asset Sale permitted by Section 6.06 or a Sale and Leaseback Transaction permitted by Section 6.03), or, in the case of any, a security interest in and Mortgage on each Real Property owned in fee by such Loan Party (1) as is acquired by such Loan Party after the Closing Date and that, together with any improvements thereon, individually has a fair market value of at least $500,000, and (2) each Real Property identified as “Owned Real Property” on Schedule 17 to the Perfection Certificate dated the Closing Date, in each case, as additional security for the Secured Obligations (unless the subject property is already mortgaged to a third party to the extent permitted by Section 6.02).  Such Mortgages shall be granted pursuant to documentation reasonably satisfactory in form and substance to the Administrative Agent and the Collateral Agent (in each case, at the direction of the Required Lenders) and shall constitute valid and enforceable perfected Liens subject only to Permitted Collateral Liens or other Liens acceptable to the Collateral Agent at the direction of Required Lenders.  The Mortgages or instruments related thereto shall be duly recorded or filed in such manner and in such places as are required by law to establish, perfect, preserve and protect the Liens in favor of the Collateral Agent required to be granted pursuant to the Mortgages and all taxes, fees and other charges payable in connection therewith shall be paid in full. Such Loan Party shall otherwise take such actions and execute and/or deliver to the Collateral Agent such documents as the Required Lenders shall require to confirm the validity, perfection and priority of the Lien of any existing Mortgage or new Mortgage against such after-acquired Real Property (including a title policy, a Survey, a life of loan flood hazard determination and local counsel opinion (in form and substance reasonably satisfactory to the Administrative Agent and the Collateral Agent (in each case at the direction of the Required Lenders) in respect of such Mortgage).

SECTION 5.11 Security Interests; Further Assurances.  Promptly, upon the reasonable request of the Required Lenders, at Borrower’s expense, execute, acknowledge and deliver, or cause the execution, acknowledgment and delivery of, and thereafter register, file or record, or cause to be registered, filed or recorded, in an appropriate governmental office, any document or instrument supplemental to or confirmatory of the Security Documents or otherwise deemed by the Administrative Agent and the Collateral Agent (in each case, at the direction of the Required Lenders) reasonably necessary or desirable for the continued validity, perfection and priority of the Liens on the Collateral covered thereby subject to no other Liens except as permitted by the applicable Security Document or this Agreement, or use reasonable commercial efforts to obtain any consents or waivers as may be necessary or appropriate in connection therewith.  Deliver or cause to be delivered to the Administrative Agent and the Collateral Agent from time to time such other documentation, consents, authorizations, approvals and orders in form and substance reasonably satisfactory to the Administrative Agent and the Collateral Agent (in each case, at the direction of the Required Lenders) as the Required Lenders shall reasonably deem necessary to perfect or maintain the Liens on the Collateral pursuant to the Security Documents.  Upon the exercise by the Administrative Agent, the Collateral Agent or the Required Lenders of any power, right, privilege or remedy pursuant to any Loan Document which requires any consent, approval, registration, qualification or authorization of any Governmental Authority execute and deliver all applications, certifications, instruments and other documents and papers that the Administrative Agent, the Collateral Agent or such Lenders may require.  If the Administrative Agent, the Collateral Agent or the Required Lenders determine that they are required by a Requirement of Law to have appraisals prepared in respect of the Real Property of any Loan Party constituting Collateral, Holdings shall provide to the Administrative Agent appraisals that satisfy the applicable requirements of the Real Estate Appraisal Reform Amendments of FIRREA and are otherwise in form and substance satisfactory to the Administrative Agent and the Collateral Agent (in each case, at the direction of the Required Lenders).

SECTION 5.12 Information Regarding Collateral.

(a)  Not effect any change (i) in any Loan Party’s legal name, (ii) in the location of any Loan Party’s chief executive office, (iii) in any Loan Party’s identity or organizational structure, (iv) in any Loan Party’s Federal Taxpayer Identification Number or organizational identification number, if any, or (v) in any Loan Party’s jurisdiction of organization (in each case, including by merging with or into any other entity, reorganizing, dissolving, liquidating, reorganizing or organizing in any other jurisdiction), until (A) it shall have given the Collateral Agent and the Administrative Agent not less than 10 days’ prior written notice (in the form of an Officer’s Certificate), or such lesser notice period agreed to by the Required Lenders, of its intention so to do, clearly describing such change and providing such other information in connection therewith as the Required Lenders may reasonably request and (B) it shall have taken all action reasonably satisfactory to the Collateral Agent at the direction of the Required Lenders to maintain the perfection and priority of the security interest of the Collateral Agent for the benefit of the Secured Parties in the Collateral, if applicable. Each Loan Party agrees to promptly provide the Collateral Agent with certified Organizational Documents reflecting any of the changes described in the preceding sentence. Each Loan Party also agrees to promptly notify the Collateral Agent of any change in the location of any office in which it maintains books or records relating to Collateral owned by it.

(b)  Concurrently with the delivery of financial statements required by Section 5.01(b), Company shall deliver to each Lender (i) a list of locations in which any Loan Party maintains Collateral having an aggregate book value in excess of $500,000 (other than locations temporarily occupied by a Loan Party for the purpose of acquiring seismic data, and excluding Collateral in-transit), and (ii) a list of locations in which the Loan Parties are acquiring seismic data (or expect to acquire seismic data for more than 30 days during the next six months), in each case, reasonably identifying the assets maintained (or to be maintained) in each such location.

SECTION 5.13 Senior Indebtedness.  Cause the Obligations to constitute “Senior Secured Indebtedness” or any similar designation under and as defined in any agreement governing any subordinated Indebtedness, subject to the terms of the Intercreditor Agreement.

SECTION 5.14 MCD Subsidiary.  At all times on and after the Closing Date, the MCD Subsidiary shall own all Multi-Client Data, including any Multi-Client Data created after the Closing Date.

SECTION 5.15 Miscellaneous Business Covenants.  Unless otherwise consent to by the Required Lenders:

(a)  Non-Consolidation.  Company will and will cause each of its Subsidiaries to maintain entity records and books of account separate from those of any other entity which is an Affiliate of such entity.

(b)  Cash Management Systems.  Holdings and its Subsidiaries shall establish and maintain cash management systems reasonably acceptable to Required Lenders, including, without limitation, with respect to blocked account arrangements; provided, that, to the extent the Required Lenders shall request any modification to the cash management systems of Holdings and its Subsidiaries from such cash management systems as in effect on the Closing Date, the Company shall only be required to use commercially reasonable efforts to effect such modifications and shall be provided a reasonable period of time in which to do so; provided, however, that the foregoing proviso shall in no way limit the right of the Required Lenders to require blocked account arrangements consistent with the Collateral and Guarantee Requirement.

(c)  Communication with Accountants.  Each Loan Party executing this Agreement shall authorize and instruct its independent certified public accountants to deliver copies of all management letters to Collateral Agent at the same time such letters are delivered to the Companies.

(d)  Concessions.   Holdings and its Subsidiaries shall receive the concessions set forth on Schedule 5.15(d) in the manner set forth therein.

SECTION 5.16 Colombian Matters.

(a)  Promptly, but in no event more than ten (10) Business Days following the Closing Date, make appropriate application to the Superintendencia de Sociedades de Bogota (or other court exercising jurisdiction over the Colombian Bankruptcy Proceeding) for a permanent injunction or similar decree prohibiting all parties from taking action against Borrower to enforce any obligation that arose prior to March 25, 2014, or otherwise acting in a manner inconsistent with the Confirmation Order or the Plan of Reorganization, and shall diligently pursue the approval from the Superintendencia de Sociedades de Bogota (or other court exercising jurisdiction over the Colombian Bankruptcy Proceeding) of such application.

(b)  Until a permanent injunction or similar decree is entered in the Colombian Bankruptcy Proceeding which prohibits creditors from taking action against the Company to enforce any obligation that arose prior to March 25, 2014, prior to acquiring property or assets (including but not limited to cash and Cash Equivalents, Real Property or equipment or depositing cash or Cash Equivalents into any deposit, securities or similar account held in the Republic of Colombia) located in the Republic of Colombia, in each case which, after giving effect to such acquisition of property or assets, would result in the aggregate amount of all property or assets in Colombia exceeding $3,000,000 or more, Borrower shall furnish to the Administrative Agent, together with delivery of the financial statements described in Section 5.01(a)(ii), a certificate from a Responsible Officer of Borrower (i) certifying that there have been no developments in, or changes to, the Colombian Bankruptcy Proceeding that are adverse to the Company or the Lenders and (ii) that a preliminary injunction or similar decree is in place in the Colombian Bankruptcy Proceeding that prohibits creditors from taking action against the Company to enforce any obligation that arose prior to March 25, 2014.

SECTION 5.17 Post-Closing Matters.  Satisfy the requirements set forth on Schedule 5.17 on or before the date specified for such requirement

ARTICLE VI

NEGATIVE COVENANTS

Each Loan Party covenants and agrees with each Lender that, so long as this Agreement shall remain in effect and until the Commitments have been terminated and the principal of and interest on each Loan, all fees and all other expenses or amounts payable under any Loan Document have been paid in full (other than contingent indemnification obligations for which no claim has been asserted), unless the Required Lenders shall otherwise consent in writing, no Loan Party will, nor will they cause or permit any Subsidiaries to:

SECTION 6.01 Indebtedness.  Incur, create, assume or permit to exist, directly or indirectly, any Indebtedness, except

(a)  the Obligations;

(b)  Indebtedness under the First Lien Credit Agreement in an aggregate principal amount not to exceed the Cap Amount (as defined in the Intercreditor Agreement);

(c)  Indebtedness of any Guarantor to Borrower or to any other Guarantor, or of Borrower to any Guarantor; provided (i) all such Indebtedness shall be evidenced by the Intercompany Note, which shall be subject to a lien in favor of the Collateral Agent pursuant to the Security Agreement and (ii) all such Indebtedness shall be unsecured and subordinated in right of payment to the payment in full of the Obligations pursuant to the terms of the Intercompany Note;

(d)  Indebtedness of (i) any Subsidiary that is not a Loan Party to any other Subsidiary that is not a Loan Party, (ii) any Subsidiary that is not a Loan Party to any Loan Party and (iii) any Loan Party to a Subsidiary that is not a Loan Party in an aggregate principal amount not to exceed $9,200,000 for all such Indebtedness; provided that, in each case, no Event of Default has occurred and is continuing at the time such debt is incurred or would result therefrom; provided, further, that in the case of clauses (ii) and (iii), such Indebtedness is unsecured and subordinated in right of payment to the payment in full of the Obligations to the extent required by the terms of the Intercompany Note;

(e)  Indebtedness incurred by Holdings or any of its Subsidiaries (other than the MCD Subsidiary) in a permitted disposition of any business, assets or Subsidiary of Holdings or any of its Subsidiaries, in each case, solely to the extent constituting indemnification obligations or obligations in respect of purchase price adjustments;

(f)  Indebtedness which may be deemed to exist pursuant to any guaranties, performance, surety, statutory, appeal or similar obligations incurred in the ordinary course of business and Indebtedness constituting guaranties in the ordinary course of business of the obligations of suppliers, customers, franchisees and licensees of Holdings and its Subsidiaries;

(g)  Indebtedness in respect of netting services, overdraft protections and otherwise in connection with deposit accounts;

(h)  Indebtedness existing as of the Closing Date and described in Schedule 6.01(h), but not any extensions, renewals or replacements of such Indebtedness except (i) renewals and extensions expressly provided for in the agreements evidencing any such Indebtedness as the same are in effect on the date of this Agreement, and (ii) refinancings and extensions of any such Indebtedness if the terms and conditions thereof are not less favorable to the obligor thereon or to the Lenders than the Indebtedness being refinanced or extended (except that the interest rate on such Indebtedness shall be at the then prevailing market rate), and the average life to maturity thereof is greater than or equal to that of the Indebtedness being refinanced or extended; provided, such Indebtedness permitted under the immediately preceding clause (i) or (ii) above shall not (A) include Indebtedness of an obligor that was not an obligor with respect to the Indebtedness being extended, renewed or refinanced, (B) exceed in a principal amount the Indebtedness being renewed, extended or refinanced (plus accrued interest thereon and customary fees, expenses and premiums with respect thereto), or (C) be incurred, created or assumed if any Default or Event of Default has occurred and is continuing or would result therefrom;

(i)  Indebtedness in an aggregate amount not to exceed at any time $5,750,000 with respect to (i) Capital Lease Obligations and (ii) Purchase Money Obligations; provided that any such Indebtedness shall be secured only by the asset subject to such Capital Lease or by the asset acquired in connection with the incurrence of such Indebtedness; provided, further, than any such Indebtedness shall not be incurred by the MCD Subsidiary;

(j)  Indebtedness with respect to Hedging Agreements that are incurred for the bona fide purpose of hedging the interest rate, commodity, or foreign currency risks associated with such Loan Party's operations in the ordinary course of business and not for speculative purposes; provided, that such Indebtedness shall not be incurred by the MCD Subsidiary;

(k)  guarantees of Holdings or any Subsidiary (other than the MCD Subsidiary) in respect of Indebtedness otherwise permitted hereunder;

(l)  Indebtedness incurred to finance the purchase of property, casualty, liability, or other insurance to the Loan Parties, so long as such Indebtedness (i) is not in an amount in excess of the amount of the unpaid cost of such insurance for the year in which such Indebtedness is incurred, (ii) is incurred in the ordinary course of business and only to finance such insurance, (iii) is outstanding only during the year in which such insurance is in effect and (iv) is unsecured (or secured only by unearned premiums on the insurance so financed); provided that in no event shall the aggregate principal amount of such Indebtedness exceed $2,875,000 at any time outstanding;

(m)  other Indebtedness of Borrower and its Subsidiaries (other than the MCD Subsidiary) in an aggregate amount not to exceed at any time $2,300,000;

(n)  reimbursement obligations in respect of letters of credit; provided that (i) the aggregate amount of such letters of credit does not exceed $11,500,000 at any time outstanding, (ii) such letters of credit are issued in respect of performance, surety or similar obligations and (iii) such reimbursement obligations are not incurred by the MCD Subsidiary; provided, that up to $1,150,000 of such amount may be issued in respect of obligations other than performance, surety or similar obligations; and

(o)  Indebtedness incurred with respect to (i) credit or debit card services provided by Bank of America, N.A. or an Affiliate thereof in an aggregate principal amount not to exceed $460,000 at any time outstanding and (ii) the Borrower’s fuel card with WEX Fuel Management or an Affiliate thereof in an aggregate principal amount not to exceed $345,000 at any time outstanding.

For the avoidance of doubt, for purposes of determining compliance with this Section 6.01, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Indebtedness described in clauses (a) through (o) above, Holdings and its Subsidiaries will be permitted to divide, redivide, classify and reclassify such item of Indebtedness on any date in any manner that complies with this Section 6.01.

SECTION 6.02 Liens.  Create, incur, assume or permit to exist, directly or indirectly, any Lien on any property now owned or hereafter acquired by it or on any income or revenues or rights in respect of any thereof, except the following (collectively, the “Permitted Liens”):

(a)  Liens in favor of Collateral Agent for the benefit of Secured Parties granted pursuant to any Loan Document;

(b)  Liens granted to the First Lien Collateral Agent on the Collateral to secure the obligations under the First Lien Credit Agreement; provided, that such Liens are subject to the Intercreditor Agreement;

(c)  Liens for Taxes if obligations with respect to such Taxes are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted and reserves required by GAAP have been made or if such Taxes are not due and payable; provided, that, with respect to Taxes that are due (or overdue), the aggregate amount of such Taxes secured by Liens that have priority over the Collateral Agent’s Liens shall not exceed $575,000;

(d)  statutory Liens of landlords, banks (and rights of set off), of carriers, warehousemen, mechanics, repairmen, workmen and materialmen, and other Liens imposed by law (other than any such Lien imposed pursuant to Section 401 (a)(29) or 412(n) of the Internal Revenue Code or by ERISA), in each case incurred in the ordinary course of business for (i) amounts not yet overdue or (ii) amounts that are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, reserves for which required by GAAP have been made and in respect of which such contest operates to stay the exercise of remedies with respect to the Lien resulting from the non-payment thereof; provided, that the aggregate amount of obligations that are due (or overdue) pursuant to this clause (d) that are secured by Liens having priority over the Collateral Agent’s Liens shall not exceed $575,000;

(e)  Liens incurred in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, trade contracts, performance and return of money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money or other Indebtedness), so long as no foreclosure, sale or similar proceedings have been commenced with respect to any portion of the Collateral on account thereof;

(f)  easements, rights of way, restrictions, encroachments, and other minor defects or irregularities in title, in each case which do not and will not interfere in any material respect with the ordinary conduct of the business of Holdings or any of its Subsidiaries;

(g)  any interest or title of a lessor or sublessor under any lease of real estate permitted hereunder;

(h)  Liens solely on any cash earnest money deposits made by Borrower or any of its Subsidiaries (other than the MCD Subsidiary) in connection with any letter of intent or purchase agreement permitted hereunder;

(i)  purported Liens evidenced by the filing of precautionary UCC financing statements relating solely to operating leases of personal property entered into in the ordinary course of business;

(j)  Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(k)  any zoning or similar law or right reserved to or vested in any governmental office or agency to control or regulate the use of any real property;

(l)  licenses of patents, trademarks and other intellectual property rights granted by Holdings or any of its Subsidiaries in the ordinary course of business and not interfering in any respect with the ordinary conduct of the business of Holdings or such Subsidiary;

(m)  Liens existing as of the Closing Date and described in Schedule 6.02(m);

(n)  Liens securing Capital Lease Obligations or Purchase Money Obligations permitted pursuant to Section 6.01(i); provided any such Lien shall encumber only the asset subject to such Capital Lease or the asset acquired with the proceeds of such Indebtedness; provided, further, for the avoidance of doubt, such Liens shall not encumber any assets of the MCD Subsidiary or the equity of the MCD Subsidiary;

(o)  other Liens securing Indebtedness in an aggregate amount not to exceed $2,300,000 at any time outstanding; provided, that such Liens do not encumber any assets of the MCD Subsidiary or the equity of the MCD Subsidiary;

(p)  Liens securing judgments not constituting an Event of Default under Section 8.01(i);

(q)  Liens on Cash or Cash Equivalents securing reimbursement obligations under letters of credit permitted by Section 6.01(n) in an aggregate amount not to exceed 110% of the amount of all such letters of credit outstanding at such time;

(r)  Liens for salvage or general average for (i) amounts not yet overdue or (ii) amounts that are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, reserves for which required by GAAP have been made and in respect of which such contest operates to stay the exercise of remedies with respect to the Lien resulting from the non-payment thereof; provided, that the aggregate amount of obligations that are due (or overdue) pursuant to this clause (r) that are secured by Liens having priority over the Collateral Agent’s Liens shall not exceed $575,000;

(s)  Liens incurred in the ordinary course of business of Borrower or any Subsidiary arising from vessel chartering, operations, drydocking, maintenance, the furnishing of supplies or fuel to vessels and crews wages, in each case (i) of a maritime lien nature and (ii) for (A) amounts not yet overdue or (B) amounts not in excess of $575,000 that are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, reserves for which required by GAAP have been made and in respect of which such contest operates to stay the exercise of remedies with respect to the Lien resulting from the non-payment thereof;

(t)  purchase options existing under the Global Eurasia LLC Agreement as in effect on the Closing Date;

(u)  Liens solely on any cash earnest money deposits made by Holdings or any of its Subsidiaries in connection with any letter of intent or purchase agreement permitted hereunder; and

(v)  Liens on Cash collateral securing Indebtedness permitted pursuant to Section 6.01(o).

SECTION 6.03 Sale and Leaseback Transactions.  Directly or indirectly, become or remain liable as lessee or as a guarantor or other surety with respect to any lease of any property (whether real, personal or mixed), whether now owned or hereafter acquired, which such Loan Party (a) has sold or transferred or is to sell or to transfer to any other Person (other than Holdings or any of its Subsidiaries), or (b) intends to use for substantially the same purpose as any other property which has been or is to be sold or transferred by such Loan Party to any Person (other than Holdings or any of its Subsidiaries) in connection with such lease (a “Sale and Leaseback Transaction”).

SECTION 6.04 Investment, Loan and Advances.  Directly or indirectly, lend money or credit (by way of guarantee or otherwise) or make advances to any person, or purchase or acquire any stock, bonds, notes, debentures or other obligations or securities of, or any other interest in, or make any capital contribution to, any other person (all of the foregoing, collectively, “Investments”), except that the following shall be permitted:

(a)  Investments in cash and Cash Equivalents;

(b)  equity Investments owned as of the Closing Date in any Subsidiary and Investments made after the Closing Date in the Borrower or any wholly-owned Guarantor Subsidiaries of Holdings;

(c)  Investments (i) in any securities received in satisfaction or partial satisfaction thereof from financially troubled account debtors, (ii) constituting deposits, prepayments and other credits to suppliers made in the ordinary course of business consistent with the past practices of Holdings and its Subsidiaries and (iii) constituting extensions of trade credit in the ordinary course of business;

(d)  intercompany loans to the extent permitted under Section 6.01(c) or Section 6.01(d);

(e)  loans and advances to employees of Holdings and its Subsidiaries made in the ordinary course of business in an aggregate amount not to exceed $115,000;

(f)  Investments outstanding as of the Closing Date and described in Schedule 6.04(f);

(g)  guarantees permitted pursuant to Section 6.01(k);

(h)  other Investments in an aggregate amount not to exceed at any time $1,150,000; and

(i)  Capital Expenditures to the extent permitted under Section 6.09(c).

SECTION 6.05 Mergers and Consolidations.  Wind up, liquidate or dissolve its affairs or enter into any transaction of merger or consolidation (or agree to do any of the foregoing at any future time), except that the following shall be permitted:

(a)  Asset Sales and other transactions in compliance with Section 6.06;

(b)  any Subsidiary of Borrower (other than the MCD Subsidiary) may be merged with or into Borrower or any Guarantor Subsidiary, or be liquidated, wound up or dissolved, or all or any part of its business, property or assets may be conveyed, sold, leased, transferred or otherwise disposed of, in one transaction or a series of transactions, to Borrower or any Guarantor Subsidiary; provided, in the case of such a merger, Borrower or such Guarantor Subsidiary, as applicable shall be the continuing or surviving Person; and

(c)  any Foreign Subsidiary of Holdings may be merged with or into any other Foreign Subsidiary of Holdings; provided, in the case of a merger involving a Loan Party, a Loan Party shall be the continuing or surviving Person.

SECTION 6.06 Asset Sales.   Effect any Asset Sale, or agree to effect any Asset Sale, except that the following shall be permitted:

(a)  sales or other dispositions of assets that do not constitute Asset Sales;

(b)  Asset Sales (including disposals of obsolete or worn out property), the proceeds of which when aggregated with the proceeds of all other Asset Sales made within the same fiscal year, are less than $5,750,000; provided (i) the consideration received for such assets shall be in an amount at least equal to the fair market value thereof, (ii) no less than 100% thereof shall be paid in cash, (iii) the Net Cash Proceeds thereof shall be applied as required by Section 2.10(f) and (iv) such Asset Sale is not made by the MCD Subsidiary; provided, further, that up to $1,150,000 per fiscal year of such Asset Sales may be made in exchange for fixed, capital or other long-term assets used or useful in the business of Holdings or any of its Subsidiaries instead of cash;

(c)  Investments permitted pursuant to Section 6.04;

(d)  any Foreign Subsidiary of Holdings may convey, sell, lease or sub lease, exchange, transfer or otherwise dispose of any of its assets or property to Holdings or any other Subsidiary of Holdings; a

(e)  mergers and consolidations in compliance with Section 6.05;

(f)  Asset Sales solely between or among Loan Parties; and

(g)  Sale and Leaseback Transactions in compliance with Section 6.03.

Notwithstanding anything to the contrary contained above, no Loan Party shall, nor shall it permit any of its Subsidiaries to, (a) directly or indirectly sell, assign, pledge or otherwise encumber or dispose of any Capital Stock of any of its Subsidiaries, except to qualify directors if required by applicable law or pursuant to the Plan of Reorganization; or (b) permit any of its Subsidiaries directly or indirectly to sell, assign, pledge or otherwise encumber or dispose of any Capital Stock of any of its Subsidiaries, except to another Loan Party or, with respect to any Subsidiary that is not a Loan Party, to any other Subsidiary that is not a Loan Party), or to qualify directors if required by applicable law.

SECTION 6.07 Dividends.  Authorize, declare, make or pay, directly or indirectly, any Dividends with respect to its Equity Interests, except that the following shall be permitted:

(a)  so long as no Default or Event of Default has occurred and is continuing, the Loan Parties may purchase capital stock or options from present or former employees, officers, directors or consultants of the Loan Parties or their respective estates, spouses or family members upon the death, disability or termination of employment of such employee, officer, director or consultant in an aggregate amount not to exceed $575,000 in any fiscal year; and

(b)  (i) each Subsidiary of Holdings may make Dividends to Holdings or any Subsidiaries of Holdings that are Guarantors and (ii) each Subsidiary of Holdings that is not a Guarantor may make Dividends to any Subsidiary of Holdings which holds its Equity Interests, in each case ratably according to their respective holdings of the type of Equity Interests in respect of which such Dividend is being made.

SECTION 6.08 Transactions with Affiliates.  Enter into, directly or indirectly, any transaction or series of related transactions, whether or not in the ordinary course of business, with any Affiliate of any Company, other than any transaction on terms and conditions at least as favorable to such Company as would reasonably be obtained by such Company at that time in a comparable arm’s-length transaction with a person other than an Affiliate, except that the following shall be permitted:

(a)  any transaction solely among the Loan Parties;

(b)  reimbursement of reasonable and customary out-of-pocket expenses and payment of reasonable and customary fees to members of the Board of Directors of Holdings and its Subsidiaries;

(c)  transactions described in Schedule 6.08(c);

(d)  compensation arrangements for officers and other employees of Holdings and its Subsidiaries entered into in the ordinary course of business;

(e)  any transaction solely among Subsidiaries that are not Loan Parties;

(f)  Dividends permitted by Section 6.07;

(g)  any Tax sharing arrangements;

(h)  [Reserved]; and

(i)  transactions between any Loan Party and any Subsidiary that is not a Loan Party so long as such transaction is no less favorable to such Loan Party than would reasonably be obtained by such Company at that time in a comparable arm’s length transaction with a person other than an Affiliate.

SECTION 6.09 Financial Covenants.

(a)  Minimum Liquidity.  Permit Consolidated Liquidity to be less than $8,500,000, for any period in excess of two (2) Business Days, at any time.

(b)  Minimum Consolidated Cash EBITDA.

(i)  Permit Consolidated Cash EBITDA in any period indicated below, to be less than the corresponding amount set forth below opposite such period:

Period	Minimum Consolidated Cash EBITDA
The period commencing March 1, 2015 and ending December 31, 2015	$16,150,000
The four fiscal quarter period ending March 31, 2016	$17,850,000
The four fiscal quarter period ending June 30, 2016	$20,400,000
The four fiscal quarter period ending September 30, 2016	$24,650,000
The four fiscal quarter period ending December 31, 2016	$27,625,000
The four fiscal quarter period ending March 31, 2017	$28,900,000
The four fiscal quarter period ending June 30, 2017	$28,900,000
The four fiscal quarter period ending September 30, 2017	$28,900,000

(c)  Maximum Capital Expenditures. (i) Make or incur Capital Expenditures in any period indicated below, in an aggregate amount for Holdings and its Subsidiaries in excess of the corresponding amount set forth below opposite such period:

Period	Maximum Capital Expenditures
Closing Date – February 8, 2016	$6,900,000
February 9, 2016 – February 8, 2017	$13,800,000
February 9, 2017 – May 8, 2017	$3,450,000
May 9, 2017 – August 9, 2017	$3,450,000
August 10, 2017 – November 9, 2017	$3,450,000

(ii)  Notwithstanding anything to the contrary contained in clause (i) above, (A) the aggregate amount of Capital Expenditures permitted to be made by Holdings and its Subsidiaries in any period pursuant to clause (i) above shall be increased by an amount equal to 25% of Free Excess Cash Flow for the Excess Cash Flow Period immediately preceding the first day of such period listed above and (B) to the extent that the aggregate amount of Capital Expenditures made by Holdings and its Subsidiaries in any period pursuant to clause (i) is less than the maximum amount of Capital Expenditures permitted by clause (i) with respect to such period (after giving effect to any increase in such amount pursuant to this clause (ii)), the amount of such difference (the “Rollover Amount”) may be carried forward and used to make Capital Expenditures in the next succeeding period; provided, that Capital Expenditures made in any period shall be counted against the base amount set forth in clause (i) above with respect to such period before being counted against any Rollover Amount available with respect to such period.

SECTION 6.10 Prepayments of Other Indebtedness; Modifications of Organizational Documents and Other Documents, etc. Directly or indirectly:

(a)  (i) Amend or permit any amendments to the Organizational Documents of any Loan Party or any Subsidiary of any Loan Party; or (ii) amend or permit any amendments to, or terminate or waive any provision of, any Material Agreement or any Indebtedness of any Loan Party or any Subsidiary of any Loan Party (including the First Lien Loan Documents) if such amendment, termination, or waiver could reasonably be expected to be materially adverse to Agents or the Lenders; provided, that the First Lien Loan Documents may be amended to the extent expressly permitted by the terms of the Intercreditor Agreement.

(b)  Directly or indirectly, voluntarily purchase, redeem, defease or prepay any principal of, premium, if any, interest or other amount payable in respect of any Indebtedness prior to its scheduled maturity in an amount in excess of $5,750,000 in the aggregate during the term of this Agreement, other than (i) the Obligations, (ii) Indebtedness under the First Lien Credit Agreement (iii) Indebtedness secured by a Permitted Lien if the asset securing such Indebtedness has been sold or otherwise disposed of in accordance with Section 6.05 or Section 6.06 and (iv) in connection with any refinancing of Indebtedness permitted under Section 6.01(h).

SECTION 6.11 Limitation on Certain Restrictions on Subsidiaries.  Except as provided in any Loan Document or the First Lien Loan Documents, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Subsidiary of Holdings to (a) pay dividends or make any other distributions on any of such Subsidiary’s Equity Interests owned by Holdings or any other Subsidiary of Holdings, (b) repay or prepay any Indebtedness owed by such Subsidiary to any Loan Party, (c) make loans or advances to any Loan Party, or (d) transfer any of its property or assets to any Loan Party other than restrictions (i) in agreements evidencing Indebtedness permitted by Section 6.01(i) that impose restrictions on the property so acquired or subject of such Indebtedness, (ii) by reason of customary provisions restricting assignments, subletting or other transfers contained in leases, licenses, joint venture agreements and similar agreements entered into in the ordinary course of business, (iii) that are or were created by virtue of any transfer of, agreement to transfer or option or right with respect to any property, assets or Equity Interests not otherwise prohibited under this Agreement, (iv) in agreements entered into in the ordinary course of business in accordance with customary industry practice or (v) on net worth imposed by customers or suppliers under contracts entered into in the ordinary course of business in accordance with customary industry practice.  No Loan Party shall, nor shall it permit its Subsidiaries to, enter into any contractual obligations which would prohibit a Designated Subsidiary from being a Loan Party.

SECTION 6.12 Business; Passive Holding Company; MCD Subsidiary.

(a)  From and after the Closing Date, engage in any business other than (a) the businesses engaged in by such Person on the Closing Date or any business incidental or reasonably related thereto, and (b) such other lines of business as may be consented to by Required Lenders.

(b)  With respect to Holdings, engage in any business activities or have any material properties or liabilities, other than (i) its ownership of the Equity Interests of its Subsidiaries and the making of Investments therein and contributions thereto to the extent permitted under this Agreement, (ii) the payment of dividends and other amounts in respect of its equity interests otherwise permitted under this Agreement, (iii) obligations under the Loan Documents, the First Lien Loan Documents and any other documents governing Indebtedness permitted hereby, (iv) maintenance of its existence (including the ability to incur fees, costs and expenses relating to such maintenance), (v) as expressly contemplated by this Agreement and the other Loan Documents, (vi) if applicable, participating in tax, accounting and other administrative matters as a member of the consolidated group of Holdings and, as applicable, its Subsidiaries,  (viii) the issuance of Equity Interests to the extent permitted under this Agreement, (viii) providing indemnification to officers and directors and (ix) activities and properties incidental to the foregoing.

(c)  With respect to the MCD Subsidiary, engage in any business activities or have any material properties or liabilities, other than (i) its ownership of all Multi-Client Data and any activities relating to the licensing thereof, the maintenance, use and enhancement of the Multi-Client Data in the ordinary course of business and the liabilities under the SEI-GPI Agreement, (ii) obligations under the Loan Documents and the First Lien Loan Documents, (iii) maintenance of its existence (including the ability to incur fees, costs and expenses relating to such maintenance), (iv) as expressly contemplated by this Agreement and the other Loan Documents, (v) if applicable, participating in tax, accounting and other administrative matters as a member of the consolidated group of Holdings and its Subsidiaries, (vi) providing indemnification to officers and directors, (vii) Tax liabilities and (viii) activities and properties incidental to the foregoing.

SECTION 6.13 Limitation on Accounting Changes.  Make or permit any material change in accounting policies or reporting practices, except changes that are required by GAAP (including any such changes that are adopted earlier than the date required by GAAP).

SECTION 6.14 Fiscal Year.  Change its fiscal year-end to a date other than December 31.

SECTION 6.15 No Further Negative Pledge.  Except with respect to (a) specific property encumbered to secure payment of particular Indebtedness or to be sold pursuant to an executed agreement with respect to any sale or disposition permitted under Section 6.06, (b) restrictions by reason of customary provisions restricting assignments, subletting or other transfers contained in leases, licenses and similar agreements entered into in the ordinary course of business (provided that such restrictions are limited to the property or assets secured by such Liens or the property or assets subject to such leases, licenses or similar agreements, as the case may be, (c) any restrictions in agreements entered into in the ordinary course of business in accordance with customary industry practice and (d) the Loan Documents, the First Lien Loan Documents, enter into any agreement prohibiting the creation or assumption of any Lien in favor of the Collateral Agent to secure the Obligations upon any of its properties or assets, whether now owned or hereafter acquired.

SECTION 6.16 Sanctions.

(a)  Directly or indirectly, (i) conduct any business or engage in making or receiving any contribution of funds, goods or services to or for the benefit of any Sanctioned Person or Sanctioned Country, (ii) deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to Sanctions, or (iii) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, Sanctions (and the Loan Parties shall deliver to the Lenders any certification or other evidence requested from time to time by any Lender in its reasonable discretion, confirming the Loan Parties’ compliance with this Section 6.16).

SECTION 6.17 Sanctioned Person.  Cause or permit (a) any of the funds or properties of the Loan Parties that are used to repay the Loans to constitute property of, or be beneficially owned directly or indirectly by, any Sanctioned Person or Sanctioned Country, with the result that the investment in the Loan Parties (whether directly or indirectly) is prohibited by Sanctions, or the Loans made by the Lenders would be in violation of Sanctions, or (b) any Sanctioned Person or Sanctioned Country to have any direct or indirect interest, of any nature whatsoever in the Loan Parties, with the result that the investment in the Loan Parties (whether directly or indirectly) is prohibited by Sanctions.

SECTION 6.18 Deposit Accounts and Securities Accounts; Cash in Foreign Jurisdictions.  (a) Establish or maintain a Deposit Account or a Securities Account in the United States that is not subject to a Control Agreement following the date on which Control Agreements are required to be delivered pursuant to the Security Agreement, or (b) permit the aggregate amount of Cash and Cash Equivalents of any Loan Party or any Subsidiary of any Loan Party maintained outside the United States to exceed the sum of (i) $8,625,000, plus (ii) an amount, as of the end of any calendar month, equal to accounts payable and payroll, in each case, payable by any Foreign Subsidiary within fourteen (14) calendar days after such date of determination plus (iii) an amount equal to any taxes due and payable by Holdings or any Subsidiary directly resulting from the repatriation of cash to the United States made in order to comply with this Section 6.18.

SECTION 6.19 Assets of Non-Loan Parties.  Permit the aggregate book value of assets (other than (a) cash and Cash Equivalents, (b) any prepaid expenses or similar amounts required to be capitalized in accordance with GAAP and (c) any accounts receivable that are invoiced in the ordinary course of business and in a manner consistent with industry practices and not outstanding for more than 60 days from the applicable invoice due date) of all Subsidiaries that are not Loan Parties to exceed, in the aggregate, $11,500,000; provided that not more than $6,900,000 of such assets may be maintained in Brazil.

SECTION 6.20 Assets of Global Eurasia.  Permit the aggregate value of property and assets (including but not limited to cash and Cash Equivalents, Real Property or equipment) of Global Eurasia to exceed, in the aggregate, $28,750.

SECTION 6.21 Use of Proceeds.  Cause or permit any of the funds of such Loan Party that are used to repay the Loans to be derived from any unlawful activity with the result that the making of the Loans would be in violation of any Requirement of Law.

ARTICLE VII

GUARANTEE

SECTION 7.01 The Guarantee.  The Guarantors hereby jointly and severally guarantee, as a primary obligor and not as a surety to each Secured Party and their respective successors and assigns, the prompt payment in full when due (whether at stated maturity, by required prepayment, declaration, demand, by acceleration or otherwise) of the principal of and interest (including any interest, fees, costs or charges that would accrue but for the provisions of the Title 11 of the United States Code after any bankruptcy or insolvency petition under Title 11 of the United States Code) on the Loans made by the Lenders to, and the Notes held by each Lender of, Borrower, and all other Secured Obligations from time to time owing to the Secured Parties by any Loan Party under any Loan Document, in each case strictly in accordance with the terms thereof (such obligations being herein collectively called the “Guaranteed Obligations”).  The Guarantors hereby jointly and severally agree that if Borrower or other Guarantor(s) shall fail to pay in full when due (whether at stated maturity, by acceleration or otherwise) any of the Guaranteed Obligations, the Guarantors will promptly pay the same in cash, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Guaranteed Obligations, the same will be promptly paid in full when due (whether at extended maturity, by acceleration or otherwise) in accordance with the terms of such extension or renewal.

SECTION 7.02 Obligations Unconditional.  The obligations of the Guarantors under Section 7.01 shall constitute a guaranty of payment and to the fullest extent permitted by applicable Requirements of Law, are absolute, irrevocable and unconditional, joint and several, irrespective of the value, genuineness, validity, regularity or enforceability of the Guaranteed Obligations under this Agreement, the Notes, if any, or any other agreement or instrument referred to herein or therein, or any substitution, release or exchange of any other guarantee of or security for any of the Guaranteed Obligations, and, irrespective of any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a surety or Guarantor (except for payment in full).  Without limiting the generality of the foregoing, it is agreed that the occurrence of any one or more of the following shall not alter or impair the liability of the Guarantors hereunder which shall remain absolute, irrevocable and unconditional under any and all circumstances as described above:

(i)  at any time or from time to time, without notice to the Guarantors, the time for any performance of or compliance with any of the Guaranteed Obligations shall be extended, or such performance or compliance shall be waived;

(ii)  any of the acts mentioned in any of the provisions of this Agreement or the Notes, if any, or any other agreement or instrument referred to herein or therein shall be done or omitted;

(iii)  the maturity of any of the Guaranteed Obligations shall be accelerated, or any of the Guaranteed Obligations shall be amended in any respect, or any right under the Loan Documents or any other agreement or instrument referred to herein or therein shall be amended or waived in any respect or any other guarantee of any of the Guaranteed Obligations or any security therefor shall be released or exchanged in whole or in part or otherwise dealt with;

(iv)  any Lien or security interest granted to, or in favor of, any Secured Party or Agent as security for any of the Guaranteed Obligations shall fail to be perfected; or

(v)  the release of any other Guarantor pursuant to Section 7.09.

The Guarantors hereby expressly waive diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that any Secured Party exhaust any right, power or remedy or proceed against any Loan Party under this Agreement or the Notes, if any, or any other agreement or instrument referred to herein or therein, or against any other person under any other guarantee of, or security for, any of the Guaranteed Obligations.  The Guarantors waive any and all notice of the creation, renewal, extension, waiver, termination or accrual of any of the Guaranteed Obligations and notice of or proof of reliance by any Secured Party upon this Guarantee or acceptance of this Guarantee, and the Guaranteed Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred in reliance upon this Guarantee, and all dealings between the Loan Parties and the Secured Parties shall likewise be conclusively presumed to have been had or consummated in reliance upon this Guarantee.  This Guarantee shall be construed as a continuing, absolute, irrevocable and unconditional guarantee of payment without regard to any right of offset with respect to the Guaranteed Obligations at any time or from time to time held by Secured Parties, and the obligations and liabilities of the Guarantors hereunder shall not be conditioned or contingent upon the pursuit by the Secured Parties or any other person at any time of any right or remedy against any Loan Party or against any other person which may be or become liable in respect of all or any part of the Guaranteed Obligations or against any collateral security or guarantee therefor or right of offset with respect thereto.  This Guarantee shall remain in full force and effect and be binding in accordance with and to the extent of its terms upon the Guarantors and the successors and assigns thereof, and shall inure to the benefit of the Secured Parties, and their respective successors and assigns.

SECTION 7.03 Reinstatement.  The obligations of the Guarantors under this Article VII shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of Borrower or other Loan Party in respect of the Guaranteed Obligations is rescinded or must be otherwise restored by any holder of any of the Guaranteed Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise.

SECTION 7.04 Subrogation; Subordination.  Each Guarantor hereby agrees that until the indefeasible payment and satisfaction in full in cash of all Guaranteed Obligations and the expiration and termination of the Commitments of the Lenders under this Agreement it shall waive any claim and shall not exercise any right or remedy, direct or indirect, arising by reason of any performance by it of its guarantee in Section 7.01, whether by subrogation or otherwise, against Borrower or any other Guarantor of any of the Guaranteed Obligations or any security for any of the Guaranteed Obligations.  Any Indebtedness of any Loan Party permitted pursuant to Section 6.01(c) or Section 6.01(d) shall be subordinated to such Loan Party’s Secured Obligations in the manner set forth in the Intercompany Note evidencing such Indebtedness.

SECTION 7.05 Remedies.  The Guarantors jointly and severally agree that, as between the Guarantors and the Secured Parties, the obligations of Borrower under this Agreement and the Notes, if any, may be declared to be forthwith due and payable as provided in Section 8.01 (and shall be deemed to have become automatically due and payable in the circumstances provided in Section 8.01) for purposes of Section 7.01, notwithstanding any stay, injunction or other prohibition preventing such declaration (or such obligations from becoming automatically due and payable) as against Borrower and that, in the event of such declaration (or such obligations being deemed to have become automatically due and payable), such obligations (whether or not due and payable by Borrower) shall forthwith become due and payable by the Guarantors for purposes of Section 7.01.

SECTION 7.06 Instrument for the Payment of Money.  Each Guarantor hereby acknowledges that the guarantee in this Article VII constitutes an instrument for the payment of money, and consents and agrees that any Secured Party or Agent, at its sole option, in the event of a dispute by such Guarantor in the payment of any moneys due hereunder, shall have the right to bring a motion-action under New York CPLR Section 3213.

SECTION 7.07 Continuing Guarantee.  The guarantee in this Article VII is a continuing guarantee of payment, and shall apply to all Guaranteed Obligations whenever arising.

SECTION 7.08 General Limitation on Guarantee Obligations.  In any action or proceeding involving any state corporate limited partnership or limited liability company law, or any applicable state, federal or foreign bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally, if the obligations of any Guarantor under Section 7.01 would otherwise be held or determined to be void, voidable, invalid or unenforceable, or subordinated to the claims of any other creditors, on account of the amount of its liability under Section 7.01, then, notwithstanding any other provision to the contrary, the amount of such liability shall, without any further action by such Guarantor, any Loan Party or any other person, be automatically limited and reduced to the highest amount (after giving effect to the right of contribution established in Section 7.10) that is valid and enforceable and not subordinated to the claims of other creditors as determined in such action or proceeding.

SECTION 7.09 Release of Guarantors.  If, in compliance with the terms and provisions of the Loan Documents, the Equity Interests of any Guarantor are sold or otherwise transferred such that such Guarantor no longer constitutes a Subsidiary that would be required to be a Guarantor hereunder (a “Transferred Guarantor”) to a person or persons, none of which is Holdings or a Subsidiary, such Transferred Guarantor shall, upon the consummation of such sale or transfer, be automatically released from its obligations under this Agreement (including under Section 10.03 hereof) and its obligations to pledge and grant any Collateral owned by it pursuant to any Security Document and the pledge of such Equity Interests to the Collateral Agent pursuant to the Pledge Agreements shall be automatically released, and, so long as Holdings shall have provided the Agents such certifications or documents as any Agent or the Required Lenders shall reasonably request, the Collateral Agent shall take such actions within 30 days after notice to the Collateral Agent of such transfer, as are reasonably requested by the Borrower, at the Borrower’s expense, to effect each release described in this Section 7.09 in accordance with the relevant provisions of the Security Documents, so long as Holdings shall have provided the Agents such certifications or documents as any Agent or the Required Lenders shall reasonably request in order to demonstrate compliance with this Agreement.

SECTION 7.10 Right of Contribution.  Each Guarantor hereby agrees that to the extent that a Guarantor shall have paid more than its proportionate share of any payment made hereunder, such Guarantor shall be entitled to seek and receive contribution from and against any other Guarantor hereunder which has not paid its proportionate share of such payment.  Each Guarantor’s right of contribution shall be subject to the terms and conditions of Section 7.04.  The provisions of this Section 7.10 shall in no respect limit the obligations and liabilities of any Guarantor to the Agents and the Secured Parties, and each Guarantor shall remain liable to the Agents and the Secured Parties for the full amount guaranteed by such Guarantor hereunder.

ARTICLE VIII

EVENTS OF DEFAULT

SECTION 8.01 Events of Default.  Upon the occurrence and during the continuance of the following events (“Events of Default”):

(a)  default shall be made in the payment of any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment (whether voluntary or mandatory) thereof or by acceleration thereof or otherwise;

(b)  default shall be made in the payment of any interest on any Loan or any Fee or any other amount (other than an amount referred to in paragraph (a) above) due under any Loan Document, when and as the same shall become due and payable, and such default shall continue unremedied for a period of three (3) Business Days;

(c)  any representation or warranty made or deemed made in any Loan Document or in connection with any Credit Extension hereunder, or any representation, warranty or certification contained in any report, certificate, financial statement or other instrument furnished in connection with or pursuant to any Loan Document, shall prove to have been false or misleading in any material respect when so made, deemed made or furnished;

(d)  (i) default shall be made in the due observance or performance by any Loan Party of any covenant, condition or agreement contained in Section 5.02, Section 5.03(a), Section 5.08, Section 5.14, Section 5.15(d) or in Article VI (other than Section 6.09(a)) or (ii) default shall be made in the due observance or performance by any Loan Party of any covenant, condition or agreement contained in Section 6.09(a) and such default shall continue unremedied for a period of one (1) Business Day;

(e)  default shall be made in the due observance or performance by any Loan Party of any covenant, condition or agreement contained in any Loan Document (other than those specified in paragraphs (a), (b) or (d) immediately above) and such default shall continue unremedied or shall not be waived for a period of 30 days;

(f)  any Company shall (i) fail to pay any principal or interest, regardless of amount, due in respect of any Material Indebtedness (other than the Obligations), when and as the same shall become due and payable beyond any applicable grace period with respect thereto, or (ii) fail to observe or perform any other term, covenant, condition or agreement contained in any agreement or instrument evidencing or governing any such Material Indebtedness if the effect of any failure referred to in this clause (ii) is to cause, or to permit the holder or holders of such Material Indebtedness or a trustee or other representative on its or their behalf (with or without the giving of notice, the lapse of time or both) to cause, such Material Indebtedness to become due prior to its stated maturity or become subject to a mandatory offer purchase by the obligor; provided that, in the case of Hedging Obligations, the amount counted for the purpose of this clause (f) shall be the amount payable by all Companies if such Hedging Obligations were terminated at such time; provided, further, that an “Event of Default” under and as defined in the First Lien Credit Agreement (a “First Lien Event Default”) shall constitute an Event of Default under this clause (f) only after a period of sixty (60) days has elapsed and such First Lien Event of Default shall not have been remedied or waived after the earlier of (i) an officer of the Borrower or any Loan Party becoming aware of such First Lien Event of Default and (ii) notice of such First Lien Event of Default from any agent under the First Lien Credit Agreement to the Borrower, or from the Borrower to any such agent; provided, however, that any First Lien Event of Default resulting from a failure to pay any installment of principal of any loan thereunder when due, whether at stated maturity, by acceleration, by mandatory prepayment or otherwise (but not by notice of voluntary prepayment), shall constitute an immediate Event of Default under this clause (f).

(g)  an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of any Company, or of a substantial part of the property of any Company, under Title 11 of the U.S. Code, as now constituted or hereafter amended, or any other federal, state or foreign bankruptcy, insolvency, receivership or similar law; (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Company or for a substantial part of the property of any Company; or (iii) the winding-up or liquidation of any Company; and such proceeding or petition shall continue undismissed for 30 days (or, in the case of any foreign proceeding, 60 days) or an order or decree approving or ordering any of the foregoing shall be entered;

(h)  any Company (other than Global Eurasia) shall (i) voluntarily commence any proceeding or file any petition seeking relief under Title 11 of the United States Code, as now constituted or hereafter amended, or any other federal, state or foreign bankruptcy, insolvency, receivership or similar law; (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in paragraph (g) above; (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Company or for a substantial part of the property of any Company; (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding; (v) make a general assignment for the benefit of creditors; (vi) become unable, admit in writing its inability or fail generally to pay its debts as they become due; (vii) take any action for the purpose of effecting any of the foregoing; or (viii) except as expressly permitted by Section 6.05, wind up or liquidate; provided, however, that the Colombian Bankruptcy Proceeding shall not constitute an Event of Default under this Section 8.01(h);

(i)  one or more judgments, orders or decrees in an individual amount in excess of $1,150,000 or in an aggregate amount in excess of $2,300,000 (to the extent not covered by independent third party insurance as to which the insurer is rated at least “A” by A.M. Best Company and has not denied coverage) shall be rendered against any Company or any combination thereof and the same shall remain undischarged, unvacated or unbonded for a period of 45 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to levy upon properties of any Company to enforce any such judgment;

(j)  one or more ERISA Events or similar events with respect to Foreign Plans shall have occurred that, (i) in the good faith opinion of the Required Lenders, when taken together with all other such ERISA Events and similar events with respect to Foreign Plans that have occurred, could reasonably be expected to result in a Material Adverse Effect or (ii) result in the imposition of a Lien on any properties of a Company or any of its ERISA Affiliates;

(k)  (i) any security interest and Lien purported to be created by any Security Document with respect to any Collateral shall cease to be, or shall be asserted in writing by Holdings or any Loan Party not to be, in full force and effect or (ii) any security interest and Lien purported to be created by any Security Document with respect to any Collateral having a value, individually or in the aggregate, in excess of $115,000, shall cease to be, or shall be asserted in writing by Holdings or any Loan Party not to be, a perfected second priority security interest in and Lien on such Collateral thereunder in favor of the Collateral Agent, in each case all to the extent required pursuant to the terms of the applicable Security Document;

(l)  (i) any Loan Document or any material provisions thereof shall at any time and for any reason be declared by a court of competent jurisdiction to be null and void, or (ii) a proceeding shall be commenced by (A) any Loan Party or by any Governmental Authority or (B) any other Person, in each case, seeking to establish the invalidity or unenforceability thereof (exclusive of questions of interpretation of any provision thereof), and, solely in the case of a proceeding commenced by any Person referred to in clause (ii)(B) above, such proceeding shall continue undismissed for 45 days or (iii) any Loan Party shall repudiate or deny in writing any portion of its liability or obligation for the Obligations; or

(m)  there shall have occurred a Change in Control; or

(n)  (i) Holdings or any of its Subsidiaries is enjoined, restrained or in any way prevented by the order of any court or any Governmental Authority from conducting all or any material part of the business of Borrower or Holdings and its Subsidiaries, taken as a whole, for more than fifteen (15) days; (ii) any other cessation of a substantial part of the business of Holdings or any of its Subsidiaries for a period which materially and adversely affects Borrower or Holdings and its Subsidiaries, taken as a whole or (iii) any material damage to, or loss, theft or destruction of, any Collateral whether or not insured or any strike, lockout, labor dispute, embargo, condemnation, act of God or public enemy, or other casualty which cases, for more than fifteen (15) consecutive days, the cessation or substantial curtailment of revenue producing activities of the business of Borrower or Holdings and its Subsidiaries, taken as a whole; or

(o)  at any time, no preliminary or permanent injunction or similar decree is in place in the Superintendencia de Sociedades de Bogota (or other court exercising jurisdiction over the Colombian Bankruptcy Proceeding) which prohibits creditors from taking action against Borrower to enforce any obligation that arose prior to March 25, 2014;

then, and in every such event (other than an event with respect to Holdings or Borrower described in paragraph (g) or (h) above), and at any time thereafter during the continuance of such event, the Administrative Agent, at the direction of the Required Lenders, shall, by notice to Holdings, take either or both of the following actions, at the same or different times: (i) terminate forthwith the Commitments and (ii) declare the Loans then outstanding to be forthwith due and payable in whole or in part, whereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and any unpaid accrued Administrative Agent Fees and all other Obligations of Borrower accrued hereunder and under any other Loan Document, shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by Borrower and the Guarantors, anything contained herein or in any other Loan Document to the contrary notwithstanding; and in any event, with respect to Holdings or Borrower described in paragraph (g) or (h) above, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and any unpaid accrued Administrative Agent Fees and all other Obligations of Borrower accrued hereunder and under any other Loan Document, shall automatically become due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by Borrower and the Guarantors, anything contained herein or in any other Loan Document to the contrary notwithstanding.

SECTION 8.02 Rescission.  If at any time after termination of the Commitments or acceleration of the maturity of the Loans, Borrower shall pay all arrears of interest and all payments on account of principal of the Loans owing by it that shall have become due otherwise than by acceleration (with interest on principal and, to the extent permitted by law, on overdue interest, at the rates specified herein) and all Defaults (other than non-payment of principal of and accrued interest on the Loans due and payable solely by virtue of acceleration) shall be remedied or waived pursuant to Section 10.02, then upon the written consent of the Required Lenders and written notice to Holdings, the termination of the Commitments or the acceleration and their consequences may be rescinded and annulled; but such action shall not affect any subsequent Default or impair any right or remedy consequent thereon.  The provisions of the preceding sentence are intended merely to bind the Lenders to a decision that may be made at the election of the Required Lenders, and such provisions are not intended to benefit Borrower and do not give Borrower the right to require the Lenders to rescind or annul any acceleration hereunder, even if the conditions set forth herein are met.

SECTION 8.03 Application of Proceeds.  The proceeds received by the Collateral Agent in respect of any sale of, collection from or other realization upon all or any part of the Collateral pursuant to the exercise by the Collateral Agent of its remedies shall be applied, in full or in part, together with any other sums then held by the Collateral Agent pursuant to this Agreement, promptly by the Collateral Agent as follows:

(a)  First, to the payment of all reasonable costs and expenses, fees, commissions and taxes of such sale, collection or other realization including compensation to the Administrative Agent, Collateral Agent and their agents and counsel, and all expenses, liabilities and advances made or incurred by the Administrative Agent and Collateral Agent in connection therewith and all amounts for which the Administrative Agent and Collateral Agent is entitled to indemnification pursuant to the provisions of any Loan Document and all other amounts owing to the Agents under the Loan Documents, together with interest on each such amount at the highest rate then in effect under this Agreement from and after the date such amount is due, owing or unpaid until paid in full;

(b)  Second, to the payment of all other reasonable costs and expenses of such sale, collection or other realization including compensation to the other Secured Parties and their agents and counsel and all costs, liabilities and advances made or incurred by the other Secured Parties in connection therewith, together with interest on each such amount at the highest rate then in effect under this Agreement from and after the date such amount is due, owing or unpaid until paid in full;

(c)  Third, without duplication of amounts applied pursuant to clauses (a) and (b) above, to the indefeasible payment in full in cash, pro rata, of interest and other amounts constituting Obligations in respect of Loans (other than principal), equally and ratably in accordance with the respective amounts thereof then due and owing;

(d)  Fourth, to the indefeasible payment in full in cash, pro rata, of principal amount of the Obligations in respect of Loans and any premium thereon; and

(e)  Fifth, the balance, if any, to the person lawfully entitled thereto (including the applicable Loan Party or its successors or assigns) or as a court of competent jurisdiction may direct.

In the event that any such proceeds are insufficient to pay in full the items described in clauses (a) through (g) of this Section 8.03, the Loan Parties shall remain liable, jointly and severally, for any deficiency.

ARTICLE IX

THE AGENTS

SECTION 9.01 Appointment and Authority.  Each of the Lenders hereby irrevocably appoints Wilmington (and any successor Administrative Agent or Collateral Agent appointed as provided herein), to act on its behalf as the Administrative Agent and the Collateral Agent hereunder and under the other Loan Documents to which such Agent is a party, respectively, and authorizes such Agents to take such actions on its behalf and to exercise such powers as are delegated to such Agents by the terms hereof or thereof, together with powers as are reasonably incidental thereto.  Other than as provided in Section 9.07, the provisions of this Article IX are solely for the benefit of Agents and Lenders and no Loan Party shall have any rights as a third party beneficiary of any of the provisions thereof.  It is understood and agreed that the use of the term "agent" herein or in any other Loan Documents (or any other similar term) with reference to each Agent is not intended to connote any fiduciary or other implied (or express) covenants, functions, responsibilities, duties, obligations or liabilities arising under agency doctrine of any applicable Requirement of Law.  Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.  The Lenders hereby direct the Agents to execute the Loan Documents to which the Agents are parties, respectively, on the Closing Date.

SECTION 9.02 Powers and Duties.  Each Lender irrevocably authorizes each Agent to take such action on such Lender’s behalf and to exercise such powers, rights and remedies hereunder and under the other Loan Documents as are specifically delegated or granted to such Agent by the terms hereof and thereof, together with such powers, rights and remedies as are reasonably incidental thereto.  Each Agent shall have only those duties and responsibilities that are expressly specified herein and the other Loan Documents.  Each Agent may exercise such powers, rights and remedies and perform such duties by or through its agents, employees or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties.  Each Agent shall not be responsible for the negligence or misconduct of any agents, employees or attorneys-in-fact selected by it with reasonable care.  The exculpatory provisions of this Article IX shall apply to any such agent, employee and attorney-in-fact and to the Affiliates, successors and assigns and their respective officers, partners, directors, trustees, employees, advisors, controlling persons and agents of either Agent and any such agent, employee or attorney-in-fact.  No Agent shall have, by reason hereof or any of the other Loan Documents, a fiduciary relationship in respect of any Lender; and nothing herein or any of the other Loan Documents, expressed or implied, is intended to or shall be so construed as to impose upon any Agent any covenants, functions, responsibilities, duties, obligations or liabilities in respect hereof or any of the other Loan Documents except as expressly set forth herein or therein.

SECTION 9.03 General Immunity.

(a)  No Agent shall be responsible to any Lender for the execution, effectiveness, genuineness, validity, enforceability, collectability or sufficiency hereof or any other Loan Document or for any representations, warranties, recitals or statements made herein or therein or made in any written or oral statements or in any financial or other statements, instruments, reports or certificates or any other documents furnished or made by any Agent to the Lenders or by or on behalf of any Loan Party to any Agent or any Lender in connection with the Loan Documents and the transactions contemplated thereby or for the financial condition or business affairs of any Loan Party or any other Person liable for the payment of any Obligations, nor shall any Agent be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained in any of the Loan Documents or as to the use of the proceeds of the Loans or as to the existence or possible existence of any Event of Default or Default or to make any disclosures with respect to the foregoing.  Anything contained herein to the contrary notwithstanding, Administrative Agent shall not have any liability arising from confirmations of the amount of outstanding Loans or the component amounts thereof.

(b)  No Agent nor any of its officers, partners, directors, employees or agents shall be liable to the Lenders for any action taken or omitted by it or such person under or in connection with any of the Loan Documents except to the extent caused by it or such person’s gross negligence or willful misconduct, as determined by a court of competent jurisdiction in a final, non-appealable order.  Each Agent shall be entitled to refrain from any act or the taking of any action (including the failure to take an action) in connection herewith or any of the other Loan Documents or from the exercise of any power, discretion or authority vested in it hereunder or thereunder unless and until such Agent shall have received written direction in respect thereof from Required Lenders (or such other Lenders as may be required to give such direction under Section 10.02) and, upon receipt of such direction from Required Lenders (or such other Lenders, as the case may be), such Agent shall be entitled to act or (where so directed) refrain from acting, or to exercise such power, discretion or authority, in accordance with such direction.  Without prejudice to the generality of the foregoing, (i) each Agent shall be entitled to rely, and shall be fully protected in relying, upon any communication, instrument or document believed by it to be genuine and correct and to have been signed or sent by the proper Person or Persons, and shall be entitled to rely and shall be protected in relying on opinions and judgments of attorneys (who may be attorneys for the Companies), accountants, experts and other professional advisors selected by it; and (ii) no Lender shall have any right of action whatsoever against any Agent as a result of such Agent acting or (where so directed) refraining from acting hereunder or any of the other Loan Documents in accordance with the written direction of Required Lenders (or such other Lenders as may be required to give such direction under Section 10.02).  Except as expressly set forth in the Loan Documents, no Agent shall have any duty to disclose, nor shall it be liable for the failure to disclose, any information relating to any Loan Party that is communicated to or obtained by such Agent or any of its Affiliates in any capacity.  No Agent shall be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party.  Each Agent and its directors, officers, employees, or agents shall not be: (i) except for the safe custody of any physical Collateral in its possession, responsible to any other Secured Party for the state or condition of any properties of the Loan Parties or any other obligor hereunder constituting Collateral for the Obligations or any information contained in the books or records of the Loan Parties or (ii) responsible to any other Secured Party for the validity, creation, maintenance, priority or perfection (including, without limitation, the continuation of such perfection) of any Lien securing or purporting to secure the Obligations or for the value or sufficiency of any of the Collateral.

(c)  No Agent shall be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, except with respect to Events of Default in the payment of principal, interest and fees required to be paid to such Agent for the account of the Lenders, unless such Agent shall have received written notice from a Lender or the Loan Party referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default.”  Each Agent will notify the Lenders of its receipt of any such notice.  Each Agent shall take or not take such action with respect to any such Default or Event of Default as may be directed by the Required Lenders in accordance with Article VIII; provided, however, that unless and until such Agent has received any such direction, such Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable or in the best interest of the Lenders.

SECTION 9.04 Agents Entitled to Act as Lender.  To the extent any Agent is also a Lender hereunder, the agency hereby created shall in no way impair or affect any of the rights and powers of, or impose any duties or obligations upon, any Agent in its individual capacity as a Lender hereunder.  With respect to its participation in the Loans, each Agent shall have the same rights and powers hereunder as any other Lender and may exercise the same as if it were not performing the duties and functions delegated to it hereunder, and the term "Lender" shall, unless the context clearly otherwise indicates, include each Agent in its individual capacity.  Any Agent and its Affiliates may accept deposits from, lend money to, own securities of, and generally engage in any kind of banking, trust, financial advisory or other business with the Borrower or any of its Affiliates as if it were not performing the duties specified herein, and may accept fees and other consideration from the Companies for services in connection herewith and otherwise without having to account for the same to the Lenders.  No Agent shall be subject to any fiduciary or other implied duties regardless of whether a Default has occurred and is continuing.

SECTION 9.05 Lenders’ Representations, Warranties and Acknowledgment.

(a)  Each Lender represents and warrants that (i) no Agent nor any of its respective officers, directors, employees, agents, attorneys-in-fact or Affiliates has made any representations or warranties to it and that no act by such Agent hereafter taken, including any review of the affairs of a Loan Party or any Affiliate of a Loan Party, shall be deemed to constitute any representation or warranty by Administrative Agent to any Lender, and (ii) it has made its own independent investigation of the financial condition and affairs of the Companies in connection with Credit Extensions hereunder and that it has made and shall continue to make its own appraisal of the creditworthiness of the Companies.  No Agent shall have any duty or responsibility, either initially or on a continuing basis, to make any such investigation or any such appraisal on behalf of Lenders or to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before the making of the Loans or at any time or times thereafter, and no Agent shall have any responsibility with respect to the accuracy of or the completeness of any information provided to the Lenders.

(b)  Each undersigned Lender (constituting all the Lenders), by delivering its signature page to this Agreement and funding its Loan on the Closing Date, shall be deemed to have (i) directed each Agent to execute and deliver and (ii) acknowledged receipt of, and consented to and approved, each Loan Document and each other document required to be executed, delivered, acknowledged, consented to and approved, by any Agent, Required Lenders or Lenders, as applicable on the Closing Date.  The undersigned Lenders hereby acknowledge and agree that (x) the foregoing directed actions constitute a direction from all the Lenders under Section 9.03 and (y) Section 10.03 and the exculpatory provisions of Article IX shall apply to any and all actions taken or not taken by each Agent in accordance with such direction.

(c)  Each Lender (i) represents and warrants that as of the Closing Date, except to the extent expressly consented to by Required Lenders, neither such Lender nor its Affiliates or Related Funds owns or controls, or owns or controls any Person owning or controlling, any trade debt or Indebtedness of any Loan Party other than the Obligations or any Capital Stock of any Loan Party and (ii) covenants and agrees that from and after the Interim Facility Effective Date neither such Lender nor its Affiliates and Related Funds shall purchase any trade debt or Indebtedness of any Loan Party other than the Obligations or Capital Stock described in clause (i) above without the prior written consent of Required Lenders

SECTION 9.06 [Reserved].

SECTION 9.07 Successor Administrative Agent and Collateral Agent.

(a)  Any Agent may resign at any time by giving thirty (30) days’ (or such shorter period as shall be agreed by the Required Lenders) prior written notice thereof to the Lenders, the Borrower and the other Agent.  Upon receipt of any such notice of resignation, Required Lenders shall have the right to appoint a successor Agent.  If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders), then the retiring Agent’s resignation shall nevertheless thereupon become effective, and the Lenders shall assume and perform all of the duties of such Agent hereunder until such time, if any, as the Required Lenders appoint a successor Administrative Agent or Collateral Agent, as applicable, as provided for above.  Upon the acceptance of any appointment as Administrative Agent or Collateral Agent, as applicable, hereunder by a successor Administrative Agent or Collateral Agent, as the case may be, the retiring Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents and the successor Administrative Agent or Collateral Agent, as applicable, shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall promptly (i) transfer to such successor Administrative Agent or Collateral Agent, as applicable, all sums, Securities and other items of Collateral held under the Collateral Documents, together with all records and other documents necessary or appropriate in connection with the performance of the duties of the successor Administrative Agent or Collateral Agent, as applicable, under the Loan Documents, and (ii) execute and deliver to such successor Administrative Agent or Collateral Agent, as applicable, such amendments to financing statements, and take such other actions, as may be necessary or appropriate in connection with the assignment to such successor Administrative Agent or Collateral Agent, as applicable, of the security interests created under the Collateral Documents, whereupon such retiring Agent shall be discharged from its duties and obligations hereunder. After any retiring Agent’s resignation hereunder as Administrative Agent or Collateral Agent, as applicable, the provisions of this Article IX shall inure to its benefit and to the benefit of its officers, directors, employees, agents, attorneys-in-fact and Affiliates as to any actions taken or omitted to be taken by it while it was Administrative Agent or Collateral Agent, as applicable, hereunder.

(b)  Notwithstanding anything herein to the contrary, any Agent may assign their rights and duties as Administrative Agent or Collateral Agent, as applicable, hereunder to an Affiliate of Wilmington without the prior written consent of, or prior written notice to, any Company or the Lenders; provided that the Companies and the Lenders may deem and treat such assigning Agent as Administrative Agent or Collateral Agent, as applicable, for all purposes hereof, unless and until such assigning Agent provides written notice to the Borrower and the Lenders of such assignment.  Upon such assignment such Affiliate shall succeed to and become vested with all rights, powers, privileges and duties as Administrative Agent or Collateral Agent, as applicable, hereunder and under the other Loan Documents.

(c)  Each Agent may perform any and all of its duties and exercise its rights and powers under this Agreement or under any other Loan Document by or through any one or more sub-agents appointed by such Agent.  Each Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Affiliates.  The exculpatory, indemnification and other provisions of Section 9.03, Section 10.03 and of this Section 9.07 shall apply to any of the Affiliates of each Agent and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent or Collateral Agent, as applicable.  All of the rights, benefits and privileges (including the exculpatory and indemnification provisions) of Section 9.03, Section 10.03 and of this Section 9.07 shall apply to any such sub-agent and to the Affiliates of any such sub-agent, and shall apply to their respective activities as sub-agent as if such sub-agent and Affiliates were named herein.  Notwithstanding anything herein to the contrary, with respect to each sub-agent appointed by any Agent, (i) such sub-agent shall be a third party beneficiary under this Agreement with respect to all such rights, benefits and privileges (including exculpatory and rights to indemnification) and shall have all of the rights, benefits and privileges of a third party beneficiary, including an independent right of action to enforce such rights, benefits and privileges (including exculpatory rights and rights to indemnification) directly, without the consent or joinder of any other Person, against any or all of the Loan Parties and the Lenders, (ii) such rights, benefits and privileges (including exculpatory rights and rights to indemnification) shall not be modified or amended without the consent of such sub-agent, and (iii) such sub-agent shall only have obligations to Administrative Agent or Collateral Agent, as applicable, and not to any Loan Party, Lender or any other Person and no Loan Party, Lender or any other Person shall have the rights, directly or indirectly, as a third party beneficiary or otherwise, against such sub-agent.

SECTION 9.08 Collateral Documents and Guarantee.

(a)  Each Lender hereby further authorizes Collateral Agent, on behalf of and for the benefit of Lenders, to be the agent for and representative of Lenders with respect to the Guarantees, the Collateral and the Security Documents.  Subject to Section 10.02, without further written consent or authorization from Lenders, Collateral Agent is authorized to, and at the request of any of the Companies shall, execute any documents or instruments necessary or desirable to release any Lien encumbering any item of Collateral that is the subject of a sale or other disposition of assets permitted hereby or to which Required Lenders (or such other Lenders as may be required to give such consent under Section 10.02) have otherwise consented, pursuant to the previous sentence, or (ii) release any Guarantor from the Guarantees pursuant to Section 7.09 or with respect to which Required Lenders (or such other Lenders as may be required to give such consent under Section 10.02) have otherwise consented.

(b)  Anything contained in any of the Loan Documents to the contrary notwithstanding, the Companies, Administrative Agent, Collateral Agent and each Lender hereby agree that (i) neither Administrative Agent nor any Lender shall have any right individually to realize upon any of the Collateral or to enforce the Guaranty, it being understood and agreed that all powers, rights and remedies hereunder may be exercised solely by Collateral Agent, on behalf of Lenders in accordance with the terms hereof and all powers, rights and remedies under the Collateral Documents may be exercised solely by Collateral Agent, and (ii) in the event of a foreclosure by Collateral Agent on any of the Collateral pursuant to a public or private sale or any sale of the Collateral in a case under the Bankruptcy Code, Collateral Agent or any Lender may be the purchaser of any or all of such Collateral at any such sale and Collateral Agent, as agent for and representative of Secured Parties (but not any Lender or Lenders in its or their respective individual capacities unless Required Lenders shall otherwise agree in writing) shall be entitled, at the direction of the Required Lenders, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Obligations as a credit on account of the purchase price for any collateral payable by Collateral Agent at such sale.

SECTION 9.09 Agency for Perfection.  Each Agent and each Lender hereby appoints each other Agent and each other Lender as agent and bailee for the purpose of perfection the security interests in and liens upon the Collateral in assets which, in accordance with Article 9 of the UCC, can be perfected only by possession or control (or where the security interest of a secured party with possession or control has priority over the security interest of another secured party) and each Agent and each Lender hereby acknowledges that it holds possession of or otherwise controls any such Collateral for the benefit of the Agents and the Lenders as secured party.  Should Administrative Agent or any Lender obtain possession or control of any such Collateral, Administrative Agent or such Lender shall notify Collateral Agent thereof, and, promptly upon Collateral Agent’s request therefore shall deliver such Collateral to Collateral Agent or in accordance with Collateral Agent’s instructions.  In addition, Collateral Agent shall also have the power and authority hereunder to appoint such other sub-agents as may be necessary or required under applicable state law or otherwise to perform its duties and enforce its rights with respect to the Collateral and under the Loan Documents.  Each Loan Party by its execution and delivery of this Agreement hereby consents to the foregoing.

SECTION 9.10 Proofs of Claim.  (a) In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Loan Party, the Agents (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether any Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise, at the direction of the Required Lenders:

(i)  to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and any Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of Lenders and any Agent and their respective agents and counsel and all other amounts due Lenders and any Agent) allowed in such judicial proceeding; and

(ii)  to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same; and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to any Agent and, in the event that any Agent shall consent to the making of such payments directly to Lenders, to pay to any Agent any amount due for the reasonable compensation, expenses, disbursements and advances of such Agent and its agents and counsel, and any other amounts due to any Agent.

(b)  Nothing contained herein shall be deemed to authorize any Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Collateral Agent to vote in respect of the claim of any Lender in any such proceeding.

(c)  The provisions of this Section 9.10 shall not bind Holdings or any of its Subsidiaries in any way.

SECTION 9.11 Reports and Other Information; Confidentiality; Disclaimers.  By becoming a party to this Agreement, each Lender:

(a)  is deemed to have requested that the applicable Agent furnish such Lender or the other Agent, promptly after it becomes available, a copy of each notice, field audit or examination report with respect to any of the Companies (each a “Report” and collectively, “Reports”), if any, prepared by or at the request of an Agent in accordance with the Loan Documents, and such Agent shall so furnish each Lender and Agent with such Report;

(b)  expressly agrees and acknowledges that no Agent (i) makes any representation or warranty as to the accuracy of any Report, and (ii) shall be liable for any information contained in any Report;

(c)  expressly agrees and acknowledges that the Reports are not comprehensive audits or examinations, that any Agent or other party performing any audit or examination will inspect only specific information regarding the Borrower and its Subsidiaries and will rely significantly upon the Borrower’s and its Subsidiaries' books and records, as well as on representations of such Person’s personnel;

(d)  agrees to keep all Reports and other material, non-public information regarding the Borrower and its Subsidiaries and their operations, assets, and existing and contemplated business plans in a confidential manner in accordance with Section 10.12; and

(e)  without limiting the generality of any other indemnification provision contained in this Agreement, agrees:  (i) to hold the applicable Agent and any other Lender or Agent preparing a Report harmless from any action the indemnifying Lender or Agent may take or fail to take or any conclusion the indemnifying Lender or Agent may reach or draw from any Report in connection with any loans or other credit accommodations that the indemnifying Lender or Agent has made or may make to the Borrower, or the indemnifying Lender’s or Agent’s participation in, or the indemnifying Lender’s or Agent’s purchase of, a loan or loans of the Borrower, and (ii) to pay and protect, and indemnify, defend and hold the applicable Agent, and any such other Lender or Agent preparing a Report harmless from and against, the claims, actions, proceedings, damages, costs, expenses, and other amounts (including, attorneys’ fees and costs) incurred by the applicable Agent and any such other Lender or Agent preparing a Report as the direct or indirect result of any third parties who might obtain all or part of any Report through the indemnifying Lender or Agent.

In addition to the foregoing: (w) any Lender or other Agent may from time to time request of an Agent in writing that such Agent provide to such Lender or other Agent a copy of any report or document provided by the Borrower or its Subsidiaries to such Agent that has not been contemporaneously provided by the Borrower or such Subsidiary to such Lender or other Agent, and, upon receipt of such request, such Agent promptly shall provide a copy of same to such Lender, (x) to the extent that such Agent is entitled, under any provision of the Loan Documents, to request additional reports or information from the Borrower or its Subsidiaries, any Lender or other Agent may, from time to time, reasonably request such Agent to exercise such right as specified in such Lender’s or other Agent’s notice to such Agent, whereupon such Agent promptly shall request of the Borrower the additional reports or information reasonably specified by such Lender or other Agent, and, upon receipt thereof from the Borrower or such Subsidiary, such Agent promptly shall provide a copy of same to such Lender or other Agent, (y) any time that Administrative Agent renders to the Borrower a statement regarding the Loan Account, Administrative Agent shall send a copy of such statement to each Lender, and (z) each Agent shall distribute to each Lender copies of all material notices and agreements received by such Agent and not required to be delivered to each Lender pursuant to the terms of this Agreement, provided that the Agents shall not have any liability to the Lenders for any Agent’s inadvertent failure to distribute any such notices or agreements to the Lenders.

ARTICLE X

MISCELLANEOUS

SECTION 10.01 Notices.

(a)  Generally.  Except as provided in paragraph (b) below, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows:

(i)	if to any Loan Party, to Holdings at:

Global Geophysical Services, LLC 13927 S. Gessner Road Missouri City, TX 77489 Attention: Sean M. Gore Chief Financial Officer Telecopier No.: (713) 808-7764 Email: sean.gore@globalgeophysical.com with a copy to:

Baker Botts LLP 910 Louisiana Street Houston, TX 77002 Attention: Joe Poff Telecopier No.: (713) 229-7710 Telephone: (713) 229-1410

(ii)	if to the Administrative Agent or the Collateral Agent, to such Agent at:

Wilmington Trust, National Association 50 South Sixth Street, Suite 1290 Minneapolis, Minnesota 55402 Attention: Jeffery T. Rose Telecopier No.: (612) 217-5651 Email: jrose@wilmingtontrust.com with a copy to:

Ropes & Gray LLP 1211 Avenue of the Americas New York, New York 10036 Attention: Mark R. Somerstein Telecopier No.: (212) 596-9090 Email: mark.somerstein@ropesgray.com

(iii)	if to a Lender, to it at its address (or telecopier number) set forth in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient).  Notices delivered through electronic communications to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).

(b)  Electronic Communications.  Notices and other communications to the Lenders hereunder may (subject to Section 10.01(d)) be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication.  The Administrative Agent, the Collateral Agent or Borrower may, in their discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it (including as set forth in Section 10.01(d)); provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c)  Change of Address, etc.  Any party hereto may change its address or telecopier number for notices and other communications hereunder by notice to the other parties hereto.

(d)  Posting.  Each Loan Party hereby agrees that it will provide to the Administrative Agent all information, documents and other materials that it is obligated to furnish to the Administrative Agent pursuant to this Agreement and any other Loan Document, including all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication that (i) relates to a request for a new, or a conversion of an existing, Borrowing, the issuance, amendment, or other extension of credit (including any election of an interest rate or interest period relating thereto), (ii) relates to the payment of any principal or other amount due under this Agreement prior to the scheduled date therefor, (iii) provides notice of any Default under this Agreement or (iv) is required to be delivered to satisfy any condition precedent to the effectiveness of this Agreement and/or any borrowing or other extension of credit hereunder (all such non-excluded communications, collectively, the “Communications”), by transmitting the Communications in an electronic/soft medium in a format reasonably acceptable to the Administrative Agent at the e-mail address set forth in Section 10.01(a) or at such other e-mail address(es) provided to Borrower from time to time or in such other form, including hard copy delivery thereof, as the Administrative Agent shall require.  In addition, each Loan Party agrees to continue to provide the Communications to the Administrative Agent in the manner specified in this Agreement or any other Loan Document or in such other form, including hard copy delivery thereof, as the Administrative Agent shall require.  Nothing in this Section 10.01 shall prejudice the right of the Agents, any Lender or any Loan Party to give any notice or other communication pursuant to this Agreement or any other Loan Document in any other manner specified in this Agreement or any other Loan Document or as any such Agent shall require.

To the extent consented to by the Administrative Agent in writing from time to time, Administrative Agent agrees that receipt of the Communications by the Administrative Agent at its e-mail address(es) set forth above shall constitute effective delivery of the Communications to the Administrative Agent for purposes of the Loan Documents; provided that Holdings upon request shall also deliver to the Administrative Agent an executed original of each Compliance Certificate required to be delivered hereunder.

Each Loan Party further agrees that Administrative Agent may make the Communications available to the Lenders by posting the Communications on IntraLinks or a substantially similar electronic transmission system (the “Platform”).  The Platform is provided “as is” and “as available.” The Agents do not warrant the accuracy or completeness of the Communications, or the adequacy of the Platform and expressly disclaim liability for errors or omissions in the communications.  No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects, is made by any Agent in connection with the Communications or the Platform.  In no event shall the Administrative Agent or any of its Related Parties have any liability to the Loan Parties, any Lender or any other person for damages of any kind, including direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of any Loan Party’s or the Administrative Agent’s transmission of communications through the Internet, except to the extent the liability of such person is found in a final non-appealable judgment by a court of competent jurisdiction to have resulted from such person’s gross negligence or willful misconduct.

SECTION 10.02 Waivers; Amendment.

(a)  Generally.  No failure or delay by any Agent or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power.  The rights and remedies of each Agent, and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have.  No waiver of any provision of any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by this Section 10.02, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.  Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default, regardless of whether any Agent, any Lender may have had notice or knowledge of such Default at the time.  No notice or demand on Borrower in any case shall entitle Borrower to any other or further notice or demand in similar or other circumstances.

(b)   Required Consents.  Subject to 10.02(c), neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended, supplemented or modified except, in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by Borrower and the Administrative Agent or, in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Administrative Agent, the Collateral Agent (in the case of any Security Document) and the Loan Party or Loan Parties that are party thereto, in each case with the written consent of the Required Lenders; provided that no such agreement shall be effective if the effect thereof would:

(i)  increase the Commitment of any Lender without the written consent of such Lender (it being understood that no amendment, modification, termination, waiver or consent with respect to any condition precedent, covenant or Default shall constitute an increase in the Commitment of any Lender);

(ii)  reduce the principal amount or premium, if any, of any Loan or reduce the rate of interest thereon (other than interest pursuant to Section 2.06(b)), or reduce any Administrative Agent Fees payable hereunder, or change the form or currency of payment of any Obligation, without the written consent of each Lender (or the Agents, in the case of the Administrative Agent Fees) directly affected thereby (it being understood that any amendment or modification to the financial definitions in this Agreement shall not constitute a reduction in the rate of interest for purposes of this clause (ii));

(iii)  (A) change the scheduled final maturity of any Loan or any scheduled date of payment (or permitted prepayment), or (B) change the amount of, waive or excuse any such payment (other than waiver of any increase in the interest rate pursuant to Section 2.06(b)), in any case, without the written consent of each Lender directly affected thereby;

(iv)  permit the assignment or delegation by Borrower of any of their rights or obligations under any Loan Document, without the written consent of each Lender;

(v)  release all or substantially all of the Guarantors from their Guarantee (except as expressly provided in Article VII), or limit their liability in respect of such Guarantee, without the written consent of each Lender;

(vi)  release all or a substantial portion of the Collateral from the Liens of the Security Documents or alter the relative priorities of the Secured Obligations entitled to the Liens of the Security Documents, in each case without the written consent of each Lender;

(vii)  change Section 2.12(b), (c) or (d) or Section 8.03 in a manner that would alter the pro rata sharing of payments or setoffs required thereby or any other provision in a manner that would alter the pro rata allocation among the Lenders of Loan disbursements without the written consent of each Lender directly affected thereby;

(viii)  change any provision of this Section 10.02(b) or (c), without the written consent of each Lender directly affected thereby;

(ix)  change the percentage set forth in the definition of “Required Lenders” or any other provision of any Loan Document (including this Section 10.02) specifying the number or percentage of Lenders required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Lender, other than to increase such percentage or number or to give any additional Lender or group of Lenders such right to waive, amend or modify or make any such determination or grant any such consent;

(x)  subordinate the Obligations to any other obligation, without the written consent of each Lender;

(xi)  [reserved];

(xii)  [reserved];

(xiii)  change or waive any provision of Article IX as the same applies to any Agent, or any other provision hereof or any other Loan Document as the same applies to the rights or obligations of any Agent, in each case without the written consent of such Agent; or

(xiv)  change the definition of “Secured Obligations” without the written consent of each Secured Party directly affected thereby.

Notwithstanding anything contained herein to the contrary, the Required Lenders may permit priming Indebtedness of up to $10,000,000 that may take the form of Indebtedness for borrowed money either (a) under this Agreement as additional Loans or (b) pursuant to a separate agreement (and may agree to modifications to this Agreement to permit such additional Indebtedness, including through modifications of Section 6.01 and Section 6.02).

(c)  Collateral.  Without the consent of any other person, the applicable Loan Party or Loan Parties and the Administrative Agent and/or Collateral Agent may enter into any amendment or waiver of any Loan Document, or enter into any new agreement or instrument, to effect the granting, perfection, protection, expansion or enhancement of any security interest in any Collateral or additional property to become Collateral for the benefit of the Secured Parties, or as required by local law to give effect to, or protect any security interest for the benefit of the Secured Parties, in any property or so that the security interests therein comply with applicable Requirements of Law or to effect the release of any Collateral upon disposition thereof by the applicable Loan Party or Loan Parties to the extent the disposition thereof is not prohibited by the Loan Documents.  In addition, the Lenders irrevocably authorize the Agents (and the Agents may agree) upon the request of the Borrower to subordinate any Lien on any property granted to or held by either Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 6.01(o).

SECTION 10.03 Expenses; Indemnity; Damage Waiver.

(a)  Costs and Expenses.  Borrower shall pay (i) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent, the Collateral Agent, the Lenders, and their respective Affiliates (including the reasonable and documented fees, charges and disbursements of (A) one counsel for the Administrative Agent, (B) one counsel for the Collateral Agent; provided, that to the extent the Administrative Agent and the Collateral Agent are the same Person, Borrower shall only be required to pay for one counsel to the Administrative Agent and the Collateral Agent collectively, (C) one counsel to the Lenders and (D) one additional local counsel in each applicable jurisdiction) in connection with the syndication of the credit facilities provided for herein (including the obtaining and maintaining of CUSIP numbers for the Loans), the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendment, amendment and restatement, modification or waiver of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), including in connection with post-closing searches to confirm that security filings and recordations have been properly made, (ii) all reasonable out-of-pocket expenses incurred by any Agent or any Lender (including the reasonable and documented fees, charges and disbursements of (A) one counsel for the Administrative Agent, (B) one counsel for the Collateral Agent; provided, that to the extent the Administrative Agent and the Collateral Agent are the same Person, Borrower shall only be required to pay for one counsel to the Administrative Agent and the Collateral Agent collectively, (C) one counsel for the Lenders (and, in the event of a conflict of interest between any Lenders, one additional counsel for each affected Lender) and (D) one additional local counsel in each applicable jurisdiction), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section 10.03, or (B) in connection with the Loans made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans and (iii) all documentary and similar taxes and charges in respect of the Loan Documents.

(b)  Indemnification.  Each Loan Party shall indemnify the Administrative Agent (and any sub-agent thereof), the Collateral Agent (and any sub-agent thereof), each Lender and each Related Party of any of the foregoing persons (each such person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all fees, losses, claims, damages, liabilities and related expenses (including the reasonable fees, charges and disbursements of any counsel for any Indemnitee) incurred by any Indemnitee or asserted against any Indemnitee by any party hereto or any third party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document, or any amendment, amendment and restatement, modification or waiver of the provisions hereof or thereof, or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or Release or threatened Release of Hazardous Materials on, at, under or from any property owned, leased or operated by any Company at any time, or any Environmental Claim related in any way to any Company, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by Borrower or any other Loan Party or by any other person, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee.  This Section 10.03(b) shall not apply to Taxes other than Taxes that represent losses, claims, damages, etc. arising from a non-Tax claim.

(c)  Reimbursement by Lenders.  To the extent that any Loan Party for any reason fails to indefeasibly pay any amount required under Section 2.05 or paragraph (a) or (b) of this Section 10.03 to be paid by it to the Administrative Agent (or any sub-agent thereof), the Collateral Agent (or any sub-agent thereof) or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), the Collateral Agent (or any sub-agent thereof) or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount (such indemnity shall be effective whether or not the related losses, claims, damages, liabilities and related expenses are incurred or asserted by any party hereto or any third party); provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) or the Collateral Agent (or any sub-agent thereof) in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) or the Collateral Agent (or any sub-agent thereof) in connection with such capacity.  The obligations of the Lenders under this paragraph (c) are subject to the provisions of Section 2.12.

(d)  Waiver of Consequential Damages, Etc.  To the fullest extent permitted by applicable Requirements of Law, no Loan Party shall assert, and each Loan Party hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof.  No Indemnitee referred to in paragraph (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby, except to the extent any such damages incurred by a Loan Party are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee.

(e)  Payments.  All amounts due under this Section 10.03 shall be payable not later than ten (10) Business Days after demand therefor.

(f)  Each party’s obligations under this Section 10.03 shall survive the resignation or replacement of either Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

SECTION 10.04 Successors and Assigns.

(a)  Successors and Assigns Generally.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section.  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Agents and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)  Assignments by Lenders.

(i)  Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of Borrower; provided that no consent of Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or, if an Event of Default has occurred and is continuing, any other assignee; and

(ii)  Assignments shall be subject to the following additional conditions:

(A)  except in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Loans, the amount of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $1,000,000 unless Borrower otherwise consents (such consent not to be unreasonably withheld or delayed); provided that no such consent of Borrower shall be required if an Event of Default has occurred and is continuing;

(B)  each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement;

(C)  the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500, such fee to be paid by either the assigning Lender or the assignee Lender or shared between such Lenders, and such forms or certificates with respect to United States federal income tax withholding matters as the assignee under such Assignment and Assumption may be required to deliver to Administrative Agent pursuant to Section 2.13(e); and

(D)  the Eligible Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about Borrower and their respective affiliates and their Related Parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to paragraph (c) of this Section 10.04, from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 2.11, 2.14, 2.13 and 10.03 with respect to facts and circumstances occurring prior to the effective date of such assignment.  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (d) of this Section 10.04.

(c)  Register.  The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of Borrower, shall maintain at the Administrative Agent’s office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and related interest amounts) of the Loans, owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive, absent manifest error, and Borrower, the Agents and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by Borrower, the Administrative Agent and its affiliates and, with respect to its own position, any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d)  Participations.  Any Lender may at any time, without the consent of, or notice to, Borrower or the Administrative Agent, sell participations to any person (other than a natural person or Holdings or any of Holdings’ Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) Borrower, the Agents and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce the Loan Documents and to approve any amendment, modification or waiver of any provision of the Loan Documents; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in clause (i), (ii) or (iii) of the first proviso to Section 10.02(b) that affects such Participant.  Subject to paragraph (e) of this Section 10.04, Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.11 and 2.13 (subject to the requirements and limitations of those Sections) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section 10.04; provided that such Participant agrees to be subject to the provisions of this Section 10.04 as if it were an assignee under paragraph (b) of this Section. Each Lender that sells a participation agrees, at Borrower’s request and expense, to use reasonable efforts to cooperate with Borrower to effectuate the provisions of Section 2.14(b) with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.12 as though it were a Lender. In addition, each Lender selling a participation to one or more Participants under this Section 10.4(d) (i) shall, acting as a non-fiduciary agent of Borrower, keep a register, specifying each such Participant’s entitlement to payments of principal and stated interest with respect to such participation (the “Participant Register”), and (ii) shall collect from each such Participant the appropriate forms, certificates and statements described in Section 2.13 as if such Participant were a Lender under Section 2.13(e). The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. No Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person except to the extent such disclosure is necessary to establish that such Commitment, Loan, or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.

(e)  Limitations on Participant Rights.  A Participant shall not be entitled to receive any greater payment under Sections 2.11 and 2.13 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with Borrower’s prior written consent, not to be unreasonably withheld or delayed.

(f)  Certain Pledges.  Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.  In the case of any Lender that is a fund that invests in bank loans, such Lender may, without the consent of Borrower or the Administrative Agent, collaterally assign or pledge all or any portion of its rights under this Agreement, including the Loans and Notes or any other instrument evidencing its rights as a Lender under this Agreement, to any holder of, trustee for, or any other representative of holders of, obligations owed or securities issued, by such fund, as security for such obligations or securities.

(g)  Electronic Execution of Assignments.  The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Requirement of Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

SECTION 10.05 Survival of Agreement.  All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Agents or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid and so long as the Commitments have not expired or terminated.  The provisions of Sections 2.11, 2.12, 2.13, 10.03, 10.08 and Article IX shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans or the termination of this Agreement or any provision hereof; provided, however, that Section 10.12 shall survive and remain in full force and effect until the date that is one year following the repayment of the Loans or the termination of this Agreement.

SECTION 10.06 Counterparts; Integration; Effectiveness.  This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall be deemed an original, but all of which when taken together shall constitute a single contract.  This Agreement and the other Loan Documents, and any separate letter agreements with respect to fees payable to the Agents, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.  Subject to satisfaction of the conditions precedent referred to in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto.  Delivery of an executed counterpart of a signature page of this Agreement by telecopier shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 10.07 Severability.  Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 10.08 Right of Setoff.  If an Event of Default shall have occurred and be continuing, each Lender and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable Requirements of Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender or any such Affiliate to or for the credit or the account of Borrower or any other Loan Party against any and all of the obligations of Borrower or such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement or any other Loan Document and although such obligations of Borrower or such Loan Party may be contingent or unmatured or are owed to a branch or office of such Lender different from the branch or office holding such deposit or obligated on such indebtedness.  The rights of each Lender and their respective Affiliates under this Section 10.08 are in addition to other rights and remedies (including other rights of setoff) that such Lender or their respective Affiliates may have.  Each Lender agrees to notify Borrower and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

SECTION 10.09 Governing Law; Jurisdiction; Consent to Service of Process.

(a)  Governing Law.  This Agreement shall be construed in accordance with and governed by the law of the State of New York, without regard to conflicts of law principles that would require the application of the laws of another jurisdiction.

(b)  Submission to Jurisdiction.  Each Loan Party hereby irrevocably and unconditionally submits, for itself and its property, to the non-exclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to any Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by applicable law, in such Federal court.  Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Agreement or any other Loan Document shall affect any right that any Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any Loan Party or its properties in the courts of any jurisdiction.

(c)  Waiver of Venue.  Each Loan Party hereby irrevocably and unconditionally waives, to the fullest extent permitted by applicable Requirements of Law, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in Section 10.09(b).  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable Requirements of Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)  Service of Process.  Each party hereto irrevocably consents to service of process in any action or proceeding arising out of or relating to any Loan Document, in the manner provided for notices (other than telecopier) in Section 10.01.  Nothing in this Agreement or any other Loan Document will affect the right of any party hereto to serve process in any other manner permitted by applicable Requirements of Law.

SECTION 10.10 Waiver of Jury Trial.  Each party hereto hereby waives, to the fullest extent permitted by applicable Requirements of Law, any right it may have to a trial by jury in any legal proceeding directly or indirectly arising out of or relating to this Agreement, any other Loan Document or the transactions contemplated hereby (whether based on contract, tort or any other theory).  Each party hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 10.10.

SECTION 10.11 Headings.  Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 10.12 Treatment of Certain Information; Confidentiality.

(a)  Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information (other than Operations Information) may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and other representatives (it being understood that the persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any Governmental Authority or regulatory authority (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable Requirements of Law or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section 10.12, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to Borrower and their obligations or (iii) any rating agency for the purpose of obtaining a credit rating applicable to any Lender, (g) with the consent of Holdings or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section 10.12 or (y) becomes available to the Administrative Agent, any Lender or any of their respective Affiliates on a nonconfidential basis from a source other than Borrower.  For purposes of this Section 10.12, “Information” means all information received from Holdings or any of its Subsidiaries relating to Holdings or any of its Subsidiaries or any of their respective businesses, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by Holdings or any of its Subsidiaries.  Any person required to maintain the confidentiality of Information as provided in this Section 10.12 shall be considered to have complied with its obligation to do so if such person has exercised the same degree of care to maintain the confidentiality of such Information as such person would accord to its own confidential information.

(b)  For purposes of this Section 10.12, “Operations Information” means all information provided by Holdings or any of its Subsidiaries disclosing:  (i) prospective or proposed seismic contracts for development or acquisition of data, (ii) business prospects for Holdings or any of its Subsidiaries, (iii) location of ground crews and equipment used in connection with contracts for the acquisition of seismic data and (iv) terms within contracts with customers that are subject to their own confidentiality provisions.  The obligation of Holdings or any of its Subsidiaries under this Agreement to disclose Operations Information to the Agents and the Lenders will be satisfied by such Person providing to the Administrative Agent copies of such portions of the Operations Information as it has agreed herein to provide, against the execution and delivery by the Administrative Agent to the Borrower of a nondisclosure agreement reasonably satisfactory in form and substance to the Borrower.  The delivery of Operations Information by the Administrative Agent to any other Agent or the Lenders shall only be permitted to the extent (i) such Agent or Lender has executed and delivered to the Borrower and the Administrative Agent a nondisclosure agreement reasonably satisfactory in form and substance to the Borrower, (ii) to the extent requested by any Governmental Authority or regulatory authority (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (iii) to the extent required by applicable Requirements of Law or by any subpoena or similar legal process or (iv) to the extent such Operations Information (A) becomes publicly available other than as a result of a breach of this Section 10.12 or (B) becomes available to any Agent, any Lender or any of their respective Affiliates on a nonconfidential basis from a source other than Borrower.

SECTION 10.13 USA PATRIOT Act Notice.  Each Lender that is subject to the Patriot Act and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies Borrower that pursuant to the requirements of the Patriot Act it is required to obtain, verify and record information that identifies Borrower, which information includes the name, address and tax identification number of Borrower and other information regarding Borrower that will allow such Lender or the Administrative Agent, as applicable, to identify Borrower in accordance with the Patriot Act.  This notice is given in accordance with the requirements of the Patriot Act and is effective as to the Lenders and the Administrative Agent.

SECTION 10.14 Interest Rate Limitation.  Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable Requirements of Law (collectively, the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable Requirements of Law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section 10.14 shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

SECTION 10.15 Obligations Absolute.  To the fullest extent permitted by applicable Requirements of Law, all obligations of the Loan Parties hereunder shall be absolute and unconditional irrespective of:

(a)  any bankruptcy, insolvency, reorganization, arrangement, readjustment, composition, liquidation or the like of any Loan Party;

(b)  any lack of validity or enforceability of any Loan Document or any other agreement or instrument relating thereto against any Loan Party;

(c)  any change in the time, manner or place of payment of, or in any other term of, all or any of the Obligations, or any other amendment or waiver of or any consent to any departure from any Loan Document or any other agreement or instrument relating thereto;

(d)  any exchange, release or non-perfection of any other Collateral, or any release or amendment or waiver of or consent to any departure from any guarantee, for all or any of the Obligations;

(e)  any exercise or non-exercise, or any waiver of any right, remedy, power or privilege under or in respect hereof or any Loan Document; or

(f)  any other circumstances which might otherwise constitute a defense available to, or a discharge of, the Loan Parties.

SECTION 10.16 No Advisory or Fiduciary Responsibility.  In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), Borrower acknowledge and agree that: (a) (i) the arranging and other services regarding this Agreement provided by the Lenders are arm’s-length commercial transactions between Borrower and its Affiliates, on the one hand, and the Lenders, on the other hand, (i) Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent they have deemed appropriate, and (iii) Borrower is capable of evaluating, and understand and accept, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (b) (i) each of the Lenders is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for Borrower or any of its Affiliates, or any other person and (ii) no Lender has any obligation to Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (c) each of the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of Borrower and its Affiliates, and no Lender has any obligation to disclose any of such interests to Borrower or its Affiliates.  To the fullest extent permitted by law, Borrower hereby waives and releases any claims that it may have against each of the Lenders with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

SECTION 10.17 Intercreditor Agreement.  Each Lender hereunder (a) acknowledges that it has received a copy of the Intercreditor Agreement, (b) consents to the subordination of Liens provided for in the Intercreditor Agreement, (c) agrees that it will be bound by and will take no actions contrary to the provisions of the Intercreditor Agreement and (d) authorizes and instructs the Collateral Agent to enter into the Intercreditor Agreement as Collateral Agent and on behalf of such Lender.  The foregoing provisions are intended as an inducement to the lenders under the First Lien Credit Agreement to extend credit to the Borrower and the other First Lien Secured Parties (as defined in the Intercreditor Agreement) to extend credit and make other financial accommodations and such First Lien Secured Parties are intended third-party beneficiaries of such provisions. In the event of any conflict or inconsistency between the provisions of the Intercreditor Agreement and this Agreement, the provisions of the Intercreditor Agreement shall control.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

GLOBAL GEOPHYSICAL SERVICES, LLC, as Holdings

By:
Name:
Title:

GLOBAL GEOPHYSICAL SERVICES, INC., as Borrower

By:
Name:
Title:

AUTOSEIS, INC., as Guarantor

By:
Name:
Title:

ACCRETE MONITORING, INC., as Guarantor

By:
Name:
Title:

GLOBAL GEOPHYSICAL EAME, INC., as Guarantor

By:
Name:
Title:

GGS INTERNATIONAL HOLDINGS, INC., as Guarantor

By:
Name:
Title:

i

AUTOSEIS DEVELOPMENT COMPANY, as Guarantor

By:
Name:
Title:

WILMINGTON TRUST, NATIONAL ASSOCIATION, as Administrative Agent and Collateral Agent

By:
Name:
Title:

[_________________], as a Lender

By:
Name:
Title: